UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CDI Corp.

(Name of Registrant as Specified In Its Charter)

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1717 Arch Street, 35th Floor

Philadelphia, Pennsylvania 19103-2768

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on May 17, 2011

Dear Shareholder:

The 2011 Annual Meeting of the Shareholders of CDI Corp. will be held in the Trumbauer West Room on the 51st Floor of Three Logan Square, 1717 Arch Street, Philadelphia, Pennsylvania, on Tuesday, May 17, 2011 at 10:00 a.m., for the following purposes:

1.	To elect eight directors of CDI;

2.	To hold an advisory vote on executive compensation;

3.	To hold an advisory vote on the frequency of holding future advisory votes on executive compensation;

4.	To approve the 2011 CEO Cash Bonus Plan;

5.	To approve an amendment to the Stock Purchase Plan for Management Employees and Non-Employee Directors;

6.	To ratify the appointment of KPMG LLP as CDI’s independent registered public accounting firm for 2011; and

7.	To transact such other business as may properly come before the meeting or any and all adjournments or postponements of the meeting.

Only shareholders of record on March 15, 2011 are entitled to notice of and to vote at the Annual Meeting. The vote of each shareholder is important to us. If you do not expect to attend the meeting in person and desire to have your shares represented and voted at the meeting, please fill in, sign and promptly return the enclosed proxy card in the accompanying envelope. No postage is necessary if mailed in the United States. Most shareholders can also vote their shares over the Internet or by telephone. See the instructions on your proxy card or in the attached Proxy Statement. If you do attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors

JOSEPH R. SEIDERS, Secretary

Dated: April 20, 2011

Philadelphia, Pennsylvania

1717 Arch Street, 35th Floor

Philadelphia, Pennsylvania 19103-2768

Proxy Statement for Annual Meeting of Shareholders
May 17, 2011

This Proxy Statement and the accompanying proxy card are being mailed to the shareholders of CDI Corp. (which is referred to in this Proxy Statement as “CDI”, “the company” or “we”) beginning on or about April 20, 2011.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDERS’ MEETING TO BE HELD ON MAY 17, 2011

The Proxy Statement and the Notice of Annual Meeting of Shareholders

are available at http://investor.shareholder.com/cdi/2011proxy.cfm.

CDI’s Annual Report and Form 10-K for 2010 can also be found at that website.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of this Proxy Statement?

The purpose of this Proxy Statement is to provide information regarding matters to be voted on at the 2011 Annual Meeting of Shareholders of CDI Corp. (the “Annual Meeting”). Also, this Proxy Statement contains certain information that the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”) require CDI to provide annually to shareholders. This Proxy Statement is the document used by CDI’s Board of Directors (the “Board”) to solicit proxies to be used at the 2011 Annual Meeting of Shareholders. Proxies are solicited to give shareholders an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting. The Board has designated Joseph R. Seiders and Craig H. Lewis (who are referred to in this Proxy Statement as the “named proxies”) to vote the shares represented by proxies at the Annual Meeting in the manner indicated by the proxies.

Where and when is the Annual Meeting being held?

The Annual Meeting will be held on Tuesday, May 17, 2011 at 10:00 a.m. in the Trumbauer West Room on the 51st Floor of Three Logan Square, 1717 Arch Street, Philadelphia, Pennsylvania.

What will I be voting on?

1.	The election of eight directors of CDI;
2.	An advisory vote on executive compensation;
3.	An advisory vote on the frequency of holding future advisory votes on executive compensation;
4.	The approval of the 2011 CEO Cash Bonus Plan;
5.	The approval of an amendment to the Stock Purchase Plan for Management Employees and Non-Employee Directors; and
6.	The ratification of KPMG LLP as CDI’s independent registered public accounting firm for 2011.

What are the Board’s recommendations?

CDI’s Board of Directors recommends the following votes:

1.	Proposal One – FOR the election of the eight persons nominated to serve as directors;
2.	Proposal Two – FOR approval of the executive compensation disclosed in this Proxy Statement;
3.	Proposal Three – For a frequency of every ONE YEAR for future advisory votes on executive compensation;
4.	Proposal Four – FOR approval of the 2011 CEO Cash Bonus Plan;
5.	Proposal Five – FOR approval of the amendment to the Stock Purchase Plan for Management Employees and Non-Employee Directors; and
6.	Proposal Six – FOR approval of KPMG LLP as CDI’s independent registered public accounting firm for 2011.

What options do I have in filling out my proxy card and what happens if I return the proxy card without marking a vote?

The proxy card is in a form that permits you to vote for the election of any or all of the eight nominated directors or to withhold authority to vote for the election of any or all of the eight nominated directors. You can separately approve or disapprove each of Proposals Two, Four, Five and Six, or abstain with respect to any of those proposals. With regard to Proposal Three, you can vote in favor of CDI holding future advisory votes on executive compensation every one year, every two years or every three years, or you can abstain with respect to that proposal.

If you sign and return the proxy card, your shares will be voted (a) for the election of all of the eight nominated directors unless you indicate that authority to do so is withheld, and (b) in favor of Proposals Two, Four, Five and Six, and, with respect to Proposal Three, to hold an advisory vote on executive compensation every one year, unless you specify a different vote.

Who is entitled to vote on the matters discussed in this Proxy Statement?

You are entitled to vote if you were a shareholder of record of common stock, par value $.10 per share, of CDI (which is referred to throughout this Proxy Statement as “CDI stock”) as of the close of business on March 15, 2011 (the record date). Your shares can be voted at the meeting only if you are present or have submitted a valid proxy. An alphabetical list of CDI’s registered shareholders, showing the name, address and number of shares held by each shareholder as of the record date, will be available for inspection at the Annual Meeting and at our principal office (1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768) for at least five days prior to the Annual Meeting.

How many votes do I have?

You will have one vote for every share of CDI stock you owned on March 15, 2011, the record date for this Annual Meeting.

How many votes can be cast by all shareholders?

19,108,893, which is the number of shares of CDI stock outstanding on the record date. CDI does not have cumulative voting (which is a system used by some companies where shareholders can cast all of their votes for a single nominee when a company has multiple openings on its board of directors).

What is the difference between a registered shareholder and a beneficial holder of shares?

If your shares of CDI stock are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered to be a “registered shareholder” of those shares. If that is the case, the proxy material has been sent or provided directly to you by our transfer agent.

If your shares of CDI stock are held in a stock brokerage account or by a bank or other nominee, you are considered to be the “beneficial holder” of the shares held for you in what is known as “street name”. If that is the case, the proxy material has been forwarded to you by your broker, bank or nominee, which is considered the shareholder of record of those shares. As the beneficial holder, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction form or card included in the proxy material sent to you by your broker, bank or nominee, or by voting via telephone or the Internet. You should follow the voting instructions provided with your proxy material.

What are the ways I can vote?

You can vote in person by completing a ballot at the Annual Meeting (if you are a registered shareholder), or you can vote prior to the meeting by proxy. Even if you plan to attend the meeting, we encourage you to vote your shares as soon as possible by proxy. Most shareholders can vote by proxy using the Internet, telephone or mail as discussed below.

How do I vote by proxy?

Most shareholders of CDI can vote by proxy using the Internet, telephone or mail.

Voting By Internet:

Registered shareholders can vote by going to the website www.proxyvoting.com/cdi and should have their proxy card with them and follow the instructions online. Beneficial holders who wish to vote their shares on the Internet should have their proxy card or voting instruction form with them, go to the website indicated on the proxy card or voting form and follow the instructions online. If you vote on the Internet, you do not need to mail your proxy card.

Voting By Telephone:

A touch-tone telephone is necessary to vote by telephone. Registered shareholders can vote by dialing 1-866-540-5760 (toll-free in the United States) and should have their proxy card with them and follow the instructions given. Beneficial holders who wish to vote their shares by telephone should have their proxy card or voting instruction form with them, call the toll-free telephone number shown on the proxy card or voting form and follow the instructions. If you vote by telephone, you do not need to mail your proxy card.

Voting By Mail:

If you vote by mail, mark the proxy card or voting instruction form, date and sign it, and mail it in the postage-paid envelope provided.

How is my CDI stock in the company’s 401(k) plan voted?

If you own CDI stock in the CDI Corporation 401(k) Savings Plan (which is referred to in this Proxy Statement as the “401(k) plan”), you will receive a proxy card that will serve as voting instructions to the trustee of that plan. The trustee will vote your shares in the manner you direct. Voting of shares in our 401(k) plan can only be done by mail.

Can I change my mind after I vote?

If you vote by proxy, you can revoke that proxy at any time before it is voted at the meeting. You can do this by: (1) voting again on the Internet or by telephone prior to the meeting; (2) signing another proxy card with a later date and mailing it so that it’s received prior to the meeting; or (3) if you are a registered shareholder, by giving written notice of revocation to the Secretary of CDI or by attending the meeting in person and casting a ballot. However, this does not apply to shares held in our 401(k) plan, where once a proxy card is submitted by an account holder, the vote cannot be changed.

If I am a beneficial holder, how are my shares voted if I do not return voting instructions?

Under the rules of the NYSE, brokers that have not received voting instructions from their customers ten days prior to the meeting date may vote their customers’ shares at the brokers’ discretion on the proposals regarding routine matters, which includes our Proposal Six, ratifying the appointment of the independent registered public accounting firm. Under NYSE rules, the other proposals (Proposals One through Five) are considered to be “non-discretionary” items, which mean that your broker cannot vote your shares on those matters if it has not received voting instructions from you. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered to be cast on that proposal.

For the shares held in our 401(k) plan, the plan’s trustee will vote all shares held in a participant’s account in the manner directed by the participant. If a participant fails to direct the voting of shares held in his or her account, those shares will not be voted.

What constitutes a quorum for the Annual Meeting?

The presence, in person or by proxy, of a majority of the number of outstanding shares of CDI stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Since there were 19,108,893 shares of CDI stock outstanding on the record date, 9,554,447 shares are necessary for a quorum at the Annual Meeting.

What vote is required to approve each item (assuming that a quorum is present)?

Directors are elected by a plurality of the votes cast, which means the eight nominees who receive the highest number of votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Each share of CDI stock is entitled to one vote for each of the eight director nominees and there is no cumulative voting. Shares represented by proxies that are marked “withhold authority” for the election of one or more director nominees will not be counted as a vote cast for those persons.

Approval of Proposals Two, Four, Five and Six each requires the affirmative vote of a majority of the votes cast on such matter at the Annual Meeting. With respect to Proposal Three (regarding the frequency of executive compensation advisory votes), you will have the opportunity to vote for a frequency of every one, two or three years, or abstain from voting. Any frequency selected by the affirmative vote of a majority of the votes cast will be considered to have been approved by the shareholders of CDI. Shares represented by proxies that reflect broker non-votes will not be considered to be a vote cast on any of Proposals One through Five. Shares represented by proxies that contain abstentions on any proposal will not be considered to be a vote cast on such proposal.

Although the votes described in Proposals Two and Three are required by law, they are not binding on CDI, the Board or the Compensation Committee. However, the Board and the Compensation Committee will take the outcome of those votes into consideration when making future executive compensation decisions and when determining the frequency of future non-binding advisory votes on named executive officer compensation, as the case may be.

Who is soliciting proxies on behalf of the company?

The solicitation of proxies is being made by CDI’s Board at the company’s cost, principally by mail. If it appears desirable to do so in order to assure adequate representation of shareholders at the meeting, officers and other employees of CDI may contact shareholders, banks, brokerage firms or nominees by telephone, by e-mail or in person to request that proxies be returned in time for the meeting. No solicitation is being made by specially engaged employees or by paid solicitors.

How will a proposal or other matter that was not included in this Proxy Statement be handled for voting purposes if it comes up at the Annual Meeting?

If any matter that is not described in this Proxy Statement were to properly come before the Annual Meeting, the named proxies intend to vote the shares represented by them as the Board may recommend. At this time, we do not know of any other matters that might be presented for shareholder action at the Annual Meeting.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

What do I need to do if I want to attend the Annual Meeting?

You do not need to make a reservation to attend the Annual Meeting. However, please note that in order to be admitted to, and vote at, the meeting you may be required to demonstrate that you were a CDI shareholder on March 15, 2011.

If I am a beneficial holder, may I come to the Annual Meeting and vote my shares?

If you want to vote in person at the Annual Meeting and you hold shares of CDI stock in street name, you must obtain a proxy from your broker, bank or nominee and bring that proxy to the Annual Meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date.

What is householding?

If you and other residents at your mailing address own shares of CDI stock in street name, your broker, bank or other nominee may have notified you that your household will receive only one CDI proxy statement and annual report. This practice is known as “householding” and is designed to reduce printing and mailing costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to this practice. Each shareholder will continue to receive a separate proxy card or voting instruction form.

If you did not receive your own copy of this Proxy Statement or our annual report for 2010, CDI will send a copy to you if you mail a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768 or call (215) 569-2200. This Proxy Statement is available online at http://investor.shareholder.com/cdi/2011proxy.cfm. The current and past CDI proxy statements and annual reports can also be found at www.cdicorp.com, in the Investor Relations section.

If you would like to receive your own copy of CDI’s proxy statement and annual report in the future, or if you share an address with another CDI shareholder and together both of you would like to receive only a single set of these documents, you should contact your broker, bank or other nominee.

PROPOSAL ONE

ELECTION OF DIRECTORS

Upon the recommendation of the Governance and Nominating Committee, the Board has nominated eight directors for election at CDI’s 2011 Annual Meeting, to hold office until next year’s annual meeting. Each of the nominees is currently a member of the Board. The named proxies intend to vote FOR the eight nominees identified below, except as to shares for which authority to do so is withheld. The Board is not aware of any reason why any nominee will be unable to stand for election as a director or serve if elected. However, if any such nominee should become unavailable to serve, the Board may nominate, and the named proxies may vote for, a substitute nominee.

Below is information about each nominee for election to the Board of Directors, including the person’s age, positions held, principal occupation and business experience for at least the past five years, and the names of other publicly-held companies of which the person currently serves as a director or has served as a director during the past five years. Information is also presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Governance and Nominating Committee and our Board to the conclusion that he or she should serve as a director of CDI.

PAULETT EBERHART

Ms. Eberhart, age 57, has been the President and Chief Executive Officer (CEO) of CDI, and a director of CDI, since January 10, 2011. From 2009 until joining CDI, she was Chairman and Chief Executive Officer of HMS Ventures, a privately-held real estate and consulting services firm. She served as President and Chief Executive Officer of Invensys Process Systems, Inc., an industrial automation firm, from January 2007 to January 2009. From 2003 to 2004, Ms. Eberhart was President-Americas of Electronic Data Systems Corporation (EDS), an information technology and business process outsourcing company which has since been acquired by Hewlett-Packard Company. This concluded a 26-year career at EDS, where she held various senior-level executive, operating and financial positions. Ms. Eberhart is a Certified Public Accountant and is a member of the Financial Executives Institute and American Institute of Certified Public Accountants. She is currently a director of Advanced Micro Devices, Inc. and of Anadarko Petroleum Corporation, in both cases since 2004. She served as a director of Fluor Corporation from 2010 to February 2011 and as a director of Solectron Corporation from 2005 to 2007.

Ms. Eberhart brings significant senior leadership, executive, operational and financial experience to CDI and its Board. Her management responsibilities have included global operations, an area of potential growth for CDI. Also, she has gained substantial experience through her service on the boards of a number of other public companies that will benefit our Board. As our CEO, her presence on our Board enhances the communication and working relationship between the Board and the company’s executive team.

MICHAEL J. EMMI

Mr. Emmi, age 69, has been a director of CDI since 1999. He has been, since 2002, the Chairman and CEO of IPR International LLC, which provides electronic data backup storage, archiving, business continuity and data center services. From 1985 to 2002, he was the Chairman and CEO of Systems & Computer Technology Corporation, which provided information technology services and software to higher education, local government, utilities and manufacturing customers. He served as a director of Metallurg, Inc. from 2003 to 2007 and as a director of Education Management Corporation from 2004 to 2006.

Mr. Emmi has significant senior leadership, management and operational experience, including many years as CEO of a public professional services company. He brings to our Board extensive knowledge and experience in the information technology and outsourcing fields, which are important parts of CDI’s business. He has considerable experience in corporate transactions, such as mergers and acquisitions, which is valuable to our Board. He also has experience as a director of other public companies.

WALTER R. GARRISON

Mr. Garrison, age 84, has been a director of CDI since 1958 and the Chairman of the Board of CDI since 1961. From 1961 until 1997, he was also the President and CEO of CDI.

As the long-time CEO and Chairman of the company, Mr. Garrison has demonstrated executive leadership and broad management skills in building CDI’s business. He brings to the Board his extensive knowledge of CDI and the engineering, staffing and outsourcing businesses. As a registered professional engineer, he possesses an advanced technical understanding of a major segment of CDI’s business.

LAWRENCE C. KARLSON

Mr. Karlson, age 68, has been a director of CDI since 1989. He is currently an independent consultant for industrial and technology companies. He was the Chairman and CEO of Berwind Financial Corporation, a leveraged buyout group, from 2001 to 2004. Prior to that time, he served as Chairman of Spectra-Physics AB, a provider of laser technology and products, President and CEO of Pharos AB, an instrumentation manufacturer, President and CEO of Nobel Electronics, a manufacturer of transducers, and President, U.S. Operations of Fisher & Porter Co., a designer and manufacturer of process instrumentation. He has served as a director of Campbell Soup Company since 2009 and as a director of H&E Equipment Services, Inc. since 2005. He was the Chairman of the Board of Mikron Infrared Company, Inc. from 2000 until 2007.

Mr. Karlson has broad senior leadership, management and operational experience. He has held senior executive positions at companies based outside the United States, giving him a global perspective that is important as CDI seeks international growth. He has substantial experience in corporate transactions, such as mergers and acquisitions, which is helpful to our Board. He also has experience as a director of numerous public companies over the years, including service as the chairman of public company boards, which benefits our Board.

RONALD J. KOZICH

Mr. Kozich, age 72, has been a director of CDI since 2003. He was the Managing Partner of the Philadelphia region of Ernst & Young LLP, a large accounting firm, from 1991 to 1999, when he retired. He is a Certified Public Accountant. He has served as a director of Tasty Baking Company since 2000.

Mr. Kozich’s extensive financial and accounting knowledge and experience is valuable to our Board and the Audit Committee. He fills an important role as CDI’s “audit committee financial expert”. He brings to the Board management, human resources and operational experience from his career at Ernst & Young LLP. He has also served on the board of directors of a public company (Tasty Baking Company) and as an audit committee financial expert at that public company.

ANNA M. SEAL

Ms. Seal, age 55, has been a director of CDI since September 2010. She is currently, and has been since 2001, the Senior Vice President and Chief Financial Officer of the Global Manufacturing and Supply Division of GlaxoSmithKline, a major pharmaceutical and consumer healthcare company. Ms. Seal is a Certified Public Accountant and is a member of the Financial Executives Institute and American Institute of Certified Public Accountants. She served as a director of Arrow International, Inc. from 2005 until 2007.

Ms. Seal has substantial financial, executive and management experience. Her extensive financial and accounting knowledge is valuable to our Board and to our Audit Committee. She also has significant experience in the areas of strategic planning, change management and corporate acquisitions and dispositions, both domestically and internationally, which is beneficial to our Board.

ALBERT E. SMITH

Mr. Smith, age 61, has been a director of CDI since 2008. He was the Chairman of Tetra Tech, Inc., an environmental engineering and consulting firm, from 2006 until January 2008. He was Executive Vice President of Lockheed Martin Corporation, an aerospace, defense, security and technology company, from 2000 to 2004. He has served as a director of Tetra Tech, Inc. since 2005 and as a director of Curtiss-Wright Corporation since 2006.

Mr. Smith has significant executive, management and operational experience, including his leadership roles at Tetra Tech, Inc. and Lockheed Martin Corporation. He brings broad knowledge of the federal defense industry and the engineering services business, which are important parts of CDI’s business. Mr. Smith has an engineering degree, which gives him an advanced technical understanding of CDI’s engineering business. He also has experience as a director of other public companies.

BARTON J. WINOKUR

Mr. Winokur, age 71, has been a director of CDI since 1968. He has been, since 1996, the Chairman and CEO of Dechert LLP, an international law firm. He has been a partner at Dechert LLP since 1972.

Mr. Winokur has extensive experience as a lawyer in representing public and private companies in complex transactions such as mergers, acquisitions, divestitures and joint ventures. He has counseled many boards of directors of public companies in connection with a wide variety of corporate governance matters. His knowledge and background in those areas is valuable to CDI’s Board. Mr. Winokur also has demonstrated executive leadership as the Chairman and CEO of a large global law firm. As a long-serving director of CDI, Mr. Winokur has extensive knowledge of the company and its business. He also has experience as a director of other public companies.

The Board of Directors unanimously recommends a vote FOR the election of each of the eight nominees identified in Proposal One. Shares represented by the enclosed Proxy will be voted FOR all eight nominees unless a contrary choice is specified.

CORPORATE GOVERNANCE

Corporate Governance Principles

Corporate governance encompasses the internal policies and practices by which the CDI Board of Directors operates. The Board believes that effective and consistent corporate governance is an essential part of the company conducting itself in a responsible, legal and ethical manner. In that regard, the Board has adopted Corporate Governance Principles to provide a framework for the governance of CDI. The Corporate Governance Principles address issues such as the Board’s role and responsibilities, the size and composition of the Board, meeting procedures, and committee structure. CDI’s Corporate Governance Principles are posted on our website at www.cdicorp.com (in the Investor Relations section) and will be provided in print to any shareholder who delivers a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768.

Independence of the Directors

CDI’s Corporate Governance Principles, as well as the listing standards of the NYSE, require that at least a majority of the directors of the company be “independent directors” (as that term is defined under the NYSE listing standards). The Board of Directors conducts an annual review of the independence of all of its members. In connection with that review, the Board examines and considers information provided by the directors and the company which might indicate any material relationships (e.g., commercial, consulting, banking, legal, accounting, charitable or family relationships) that would impair the independence of any of the directors. For purposes of this review, the Board has used the guidelines contained in the NYSE listing standards rather than developing its own categorical standards for independence.

In February 2011, the Board conducted this review and determined that all of the directors of CDI are independent (and satisfy the independence requirements set forth in the listing standards of the NYSE) except for Paulett Eberhart and Barton Winokur. Ms. Eberhart, the company’s CEO, is the only director who is a CDI employee. Mr. Winokur is the Chairman, CEO and a partner of Dechert LLP, a law firm that provides legal services to CDI (including services as counsel to the Audit Committee). Dechert’s billings to CDI for services rendered in 2010 were approximately $386,000.

Code of Conduct

The Board has adopted a Code of Conduct that sets forth the principles, policies and obligations that must be adhered to by CDI and its directors, officers and employees (including CDI’s principal executive officer, principal financial officer and principal accounting officer). The Code of Conduct is designed to foster a culture within CDI of honesty and accountability by requiring all directors, officers and employees to conduct themselves in accordance with all applicable legal requirements and ethical standards. Associated with the Code of Conduct are various conduct policies focusing on specific topics, such as our Insider Trading Policy and our Conflicts of Interest and Corporate Opportunities Policy. Copies of the Code of Conduct and the associated conduct policies can be found on our website at www.cdicorp.com (in the Investor Relations section) and will be provided in print to any shareholder who delivers a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768.

Board Leadership Structure and Executive Sessions of the Board

Our Corporate Governance Principles provide that the Board should have flexibility to decide whether it is best for the company at a given point in time for the roles of the Chief Executive Officer and Chairman of the Board to be separate or combined. This allows the Board to determine which structure provides the appropriate leadership for the company at a particular time. Since Walter Garrison retired as CEO of the company in 1997, he has remained Chairman and a different person has served as the CEO. The Board believes that its current leadership structure is best for CDI at this time. It allows the CEO to focus on providing the day-to-day leadership and management of the company, while the Chairman can provide guidance to the CEO, set the agenda for Board meetings (in consultation with the CEO and other members of the Board), preside over meetings of the Board, and perform other administrative functions relating to the Board’s activities. The separation of roles also fosters greater independence between the Board and management. The Board considers Mr. Garrison well-suited to be CDI’s Chairman given the extensive knowledge of CDI and its business that he developed over nearly four decades as the company’s CEO.

The non-management directors meet by themselves in regularly scheduled executive sessions, without management directors or executive officers of CDI present. Those executive sessions, which are scheduled and presided over by the Chairman of the Board (currently Mr. Garrison), are generally held in conjunction with each Board meeting. Under our Corporate Governance Principles, if the CEO and Chairman roles were combined in one person (or if the Chairman were otherwise not an independent director), the independent directors would select from among themselves a continuing presiding independent director who would preside at separate meetings of the non-management directors.

Board Meetings, Directors’ Attendance at Shareholders’ Meetings and Board Self-Assessments

The Board of Directors of CDI held seven meetings during 2010. Each of the directors in 2010 attended 85% or more of the total number of meetings held during 2010 by the Board and the committees of the Board on which he or she served during the year.

It is CDI’s policy that all Board members are expected to attend the annual meeting of shareholders. In order to facilitate such attendance, CDI’s practice is to schedule its annual shareholders’ meeting on the same day as a Board meeting. At CDI’s 2010 shareholders’ meeting, all of the company’s directors were present.

The Board and its Audit, Compensation and Governance and Nominating Committees conduct annual self-assessments to evaluate their performance and to improve that performance as appropriate. The Board also annually assesses the performance of its Chairman, each individual director and the company’s CEO.

Committees of the Board

The Board of Directors has established the following five standing committees to assist the Board in carrying out its responsibilities: the Audit Committee, the Compensation Committee, the Executive Committee, the Finance Committee and the Governance and Nominating Committee. The charter of each of these committees is available on our website at www.cdicorp.com (in the Investor Relations section) and will be provided in print to any shareholder who delivers a written request to Investor Relations, CDI Corp., 1717 Arch Street, 35th Floor, Philadelphia, PA 19103-2768. In addition, during 2010, the Board established an ad hoc committee, the CEO Search Committee.

Here are the current members of each standing committee:

Audit	Compensation	Executive	Finance	Governance and Nominating

Lawrence Karlson * Ronald Kozich Anna Seal	Michael Emmi * Ronald Kozich Albert Smith	Paulett Eberhart * Walter Garrison Barton Winokur	Barton Winokur * Paulett Eberhart Lawrence Karlson Albert Smith	Walter Garrison * Michael Emmi

*   Chair of the Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities by (a) reviewing the financial reports and other financial information provided by CDI to shareholders, the SEC and others, (b) monitoring the company’s financial reporting processes and internal control systems, (c) retaining the company’s independent registered public accounting firm (subject to shareholder ratification), (d) overseeing the company’s independent registered public accounting firm and internal auditors, and (e) monitoring CDI’s compliance with ethics policies and with applicable legal and regulatory requirements. This committee held ten meetings during 2010.

The Compensation Committee reviews and approves CDI’s executive compensation arrangements and programs, as described in more detail on pages 10-11. This committee held eight meetings during 2010.

The Executive Committee exercises all the powers of the Board, subject to certain limitations, when the Board is not in session and is unable to meet or it is impractical for the Board to meet. This committee did not hold any meetings during 2010.

The Finance Committee oversees the financial affairs and policies of CDI, including review of the company’s annual operating and capital plans, major acquisitions and dispositions, and borrowing arrangements. This committee held five meetings during 2010.

The Governance and Nominating Committee oversees matters relating to Board organization and composition, compliance with rules relating to the independence of directors, and evaluations of Board and executive management effectiveness. This committee also (a) provides the Board with recommendations for new members of the Board after evaluating candidates, and assists in attracting qualified candidates; (b) assists the Board in evaluating the performance of the CEO and making decisions about the retention of the CEO; (c) reviews executive succession planning and executive recruitment strategies and processes, and recommends procedures to assure a smooth and orderly CEO transition when the need arises; and (d) reviews CDI’s Corporate Governance Principles and recommends such changes as may be appropriate. This committee held sixteen meetings during 2010.

The CEO Search Committee, an ad hoc committee of the Board, was active during 2010 in recruiting, interviewing and evaluating candidates for the company’s CEO position, culminating in the election by the Board of Paulett Eberhart as the new CEO effective January 10, 2011. The CEO Search Committee, which consisted of Michael Emmi (Chair), Walter Garrison and Barton Winokur, held eight meetings during 2010.

Audit Committee Membership

No member of the Audit Committee is a current or former officer or employee of CDI. The NYSE and the SEC have adopted standards for independence of Audit Committee members. The Board has determined that each of the current members of the Audit Committee satisfies those independence standards and is financially literate.

The Board has also determined that Ronald Kozich, a member of the Audit Committee and an independent director, qualifies as an “audit committee financial expert” and has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The rules of the SEC define an “audit committee financial expert” as a person who has acquired certain attributes through education and experience that are particularly relevant to the functions of an audit committee. Mr. Kozich is a former Managing Partner of the Philadelphia region of the accounting firm Ernst & Young LLP.

Compensation Committee Membership, Authority and Procedures

The Compensation Committee is composed entirely of independent, nonemployee directors. The Compensation Committee has sole authority to determine the CEO’s compensation. The Committee also has decision-making authority with respect to the compensation arrangements for other members of CDI’s senior management team within the following policy guidelines: (a) base pay must not exceed the 75th percentile of market compensation as determined by an independent compensation consultant (although, as described in the CD&A section of this Proxy Statement, the Committee generally targets compensation to be around the 50th percentile); (b) the employees’ short-term incentive opportunity must stay within the parameters of the existing non-equity incentive compensation plan; and (c) annual equity grants must not exceed the average grants over the previous three years plus twenty percent and must be market competitive as determined by an independent compensation consultant. Any non-CEO compensation arrangement which falls outside of these guidelines must be presented to and reviewed by the Board for approval. No such arrangement was presented to the Board in 2010.

As explained in the “Timing and Pricing of Equity Awards” section of the CD&A, the Compensation Committee has delegated limited authority to the company’s CEO to approve equity awards between the times that the Committee makes its annual awards. Any awards made by the CEO under that delegated authority must adhere to the Committee’s guidelines and be consistent with past practice in size and type. The CEO may not make awards to executive officers or directors under this delegated authority.

The CEO provides input and recommendations to the Compensation Committee regarding the compensation for other executive officers of CDI and other members of the senior management team. However, except with regard to the limited authority delegated to the CEO to approve certain equity awards which is described in the preceding paragraph, all executive compensation must be approved by the Compensation Committee or the Board.

The agendas for the Compensation Committee’s meetings are determined by the Committee’s Chair with the assistance of the head of the company’s Human Resources department. The agenda and materials are mailed to the Committee members approximately one week before each meeting. The company’s CEO and the head of its Human Resources department generally attend meetings of the Compensation Committee at the invitation of the Committee. The Committee usually meets in executive session (with only Committee members in attendance) at the end of each regularly-scheduled meeting. The Committee’s Chair reports on Committee actions to the full Board at each regularly scheduled Board meeting.

Late in each calendar year, in connection with the process of determining executive compensation for the following year, the Compensation Committee reviews tally sheets for the CEO, the other executive officers and certain other members of the company’s senior management. These tally sheets, which are prepared by CDI’s Human Resources department, summarize the company’s compensation arrangements with each person, including (a) the total compensation expected to be earned in the current year and the total compensation earned in the previous year, (b) potential payouts under various scenarios, including voluntary and involuntary termination of employment, death, disability, retirement and a change in control of the company, and (c) information regarding the equity awards and nonqualified deferred compensation held by each person, including the sort of information set forth in the various executive compensation tables contained in this Proxy Statement. The tally sheets are intended to give Committee members a comprehensive picture of an executive’s total compensation, enhance their understanding of how the various components of an executive’s compensation package fit together and provide a context for making future pay decisions.

The Compensation Committee has retained the services of independent outside consulting firms to perform periodic market compensation studies, which are considered by the Committee in evaluating and determining CDI’s executive compensation. Towers Watson was retained in 2010, and HayGroup was retained in past years, to do such studies. Those firms reported to the Committee and not to management. The nature and findings of those compensation studies are described in the “Benchmarking and Competitive Compensation” section of the CD&A.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of CDI or any of its subsidiaries. No executive officer of CDI served on the compensation committee of another entity (or on any other committee of the board of directors of another entity performing similar functions) during 2010, where an executive officer of that other entity served on the Compensation Committee or the Board of CDI.

Related Party Transactions and Approval Policy

The Board has adopted a written policy setting forth procedures for the review and approval of transactions involving CDI and related parties. For purposes of this policy, a related party is:

•	an executive officer or director of CDI or any of such person’s immediate family members;
•	a shareholder owning more than 5% of CDI’s stock; or
•	an entity which is owned or controlled by one of the above parties or an entity in which one of the above parties has a substantial ownership interest or control.

Under this policy, the company may not enter into a transaction with a related party unless:

•

the Governance and Nominating Committee has reviewed the transaction, determined it to be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, and recommended its approval to the Board; and

•	the transaction is subsequently approved by the disinterested members of the Board.

Transactions available to all employees generally and transactions related to an executive officer’s employment with CDI or a director’s performance of services as a director of CDI (such as payment of salary, bonus, director fees, equity compensation, travel expenses and similar payments) are not subject to these review and approval procedures.

There was only one related party transaction submitted to the Board in 2010 in connection with this policy. In December 2010, CDI engaged IPR International LLC to study CDI’s future data center requirements. Michael Emmi, a director of CDI, is the Chairman and CEO of IPR International LLC. The engagement has a fixed price of $58,000. The services by IPR in connection with this engagement are being performed in 2011. This transaction was reviewed by the Governance and Nominating Committee and approved by the disinterested members of the Board.

Director Qualifications, Diversity and Nominating Process

As provided in its charter, the Governance and Nominating Committee is responsible for identifying qualified Board candidates and recommending their nomination for election to the Board as well as for recommending the slate of nominees for election to the Board at each annual meeting of shareholders. The Board has concluded that all of the members of the Governance and Nominating Committee meet the standards for independence established by the NYSE.

When the Board wishes to add a new director, the Governance and Nominating Committee does an analysis of the skills and experience of the current directors in order to identify the particular additional skills and experience that would be desirable in a new director so as to complement and enhance the existing Board. To be considered for Board membership, a candidate must, in the Committee’s judgment, possess superior intelligence and sound judgment, exhibit the highest levels of personal character and integrity, and have demonstrated significant ability in his or her professional field. Other factors considered include the extent to which the candidate’s business experience and background is relevant to CDI’s business, the person’s available time to devote to CDI Board matters, and whether the candidate meets the existing independence requirements.

The Committee considers diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard. The Committee views diversity broadly to include diversity of experience, skills, perspectives and personal characteristics as well as traditional diversity concepts such as race or gender. The Committee seeks to assemble a Board that is strong in its collective knowledge and that consists of individuals who bring a variety of complementary attributes and who, taken together, have the appropriate skills and experience to oversee CDI’s business.

When it wishes to add a new director to the Board, the Committee solicits from the current directors the names of potential new Board members. At times in the past, the Governance and Nominating Committee has retained a third party search firm to assist the Committee in identifying prospective candidates for the Board. No search firm was retained in 2010. Anna Seal, who was elected as a director by the Board in September 2010 and who is nominated for election at this year’s shareholders’ meeting for the first time, was initially recommended to the Committee by a non-management director of CDI.

The Committee is willing to consider prospective candidates recommended by CDI’s shareholders. Shareholders wishing to recommend prospective candidates for nomination to the Board of Directors should submit to the Secretary of the company the name, a statement of qualifications and the written consent of the prospective candidate. Recommendations may be submitted at any time and will be brought to the attention of the Governance and Nominating Committee. The address to which such recommendations should be sent is:

Governance and Nominating Committee

Attention: Company Secretary

CDI Corp.

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

Once a prospective candidate is identified, the Governance and Nominating Committee does an initial review of his or her background and credentials. If the proposed candidate passes the initial review, the candidate is invited to meet with one or two Committee members. Then, if those Committee members believe the candidate would be a good addition to the Board, arrangements are made for the candidate to meet with all members of the Board, typically in informal settings. While the Committee makes recommendations for director nominations, the Board is responsible for final approval. The Committee’s process for evaluating candidates is the same regardless of whether a candidate is recommended by a search firm, a Board member, a shareholder or others.

In determining whether to recommend a current director for re-election, the Committee considers, in addition to the basic qualifications for a new director which are described above, the director’s past attendance at and participation in meetings and his or her overall contributions to the activities of the Board.

The Board’s Role in Risk Oversight

The Board is responsible for overseeing CDI’s management of risk. Our full Board regularly engages in discussions concerning the most significant risks that CDI faces in its business as part of the Board’s review of the company’s operations with the CEO at each regular Board meeting, including discussion regarding how those risks are being managed. In addition, the Board receives regular reports on risks in the business from senior operations management in their periodic presentations to the Board. Risk issues related to the company’s business strategy are also discussed at the Board’s annual strategic planning meeting. The Board’s role in risk oversight of the company is aligned with the company’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing CDI’s risk exposure, and the Board and its committees providing oversight in connection with those efforts.

The Board delegates some of the activities relating to risk oversight to its committees, particularly to the Audit Committee. Under its charter, the Audit Committee is responsible for reviewing and discussing with management the company’s policies regarding risk assessment and risk management. At each regularly-scheduled meeting, the Audit Committee receives reports from management and from our internal auditors concerning risk issues. All significant potential or actual claims and exposures identified by management and internal auditors are reviewed in detail with the Committee. Once a year, a full presentation is made to the Committee by CDI’s Chief Legal Officer regarding the company’s legal and, based on input from a cross-functional team, business risks and regarding how the company seeks to control and mitigate those risks, including through its comprehensive insurance program. This presentation also includes a review of CDI’s corporate compliance program (founded on our Code of Conduct and conduct policies), for which the Audit Committee has oversight responsibility, and the training programs used throughout the CDI organization to support the compliance program. By overseeing the evaluation of CDI’s internal control over financial reporting, the Audit Committee gains valuable insight into the company’s risk management and risk mitigation activities. To assist it in overseeing the company’s risk management, the Audit Committee has regular meetings, outside the presence of management, with our independent registered public accounting firm and the head of our internal audit group.

Other committees of the Board also play a role in the oversight of risk. The Compensation Committee reviews the company’s executive compensation policies and programs to confirm that they do not encourage unnecessary and excessive risk taking. In addition, the company reviews its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to CDI. Based on this review, the company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on CDI. The Governance and Nominating Committee is responsible for overseeing corporate governance issues that may create risks for the company, including in areas such as director selection and related party transactions. The Finance Committee oversees our management of risks relating to financial affairs and policies, including risks associated with the availability of capital and major acquisitions and dispositions. The chair of each committee regularly reports to the Board regarding the areas of risk they oversee.

Communicating with CDI’s Board of Directors

Shareholders of CDI and any other interested parties who wish to communicate with the Chairman of the Board or with the non-management directors as a group may do so by writing to:

CDI Corp. Board of Directors

Attn: Non-Management Directors (or Chairman of the Board)

c/o Company Secretary

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

All such letters will be forwarded unopened to the Chairman of the Board (if he or she is an independent director, as is presently the case) or to the presiding independent director (if the Chairman were not an independent director).

DIRECTOR COMPENSATION AND STOCK OWNERSHIP REQUIREMENTS

The compensation paid to the company’s directors is structured to attract and retain qualified non-employee directors and to further align their interests with the interests of CDI’s shareholders by linking a significant portion of their compensation to CDI’s stock performance. Directors who are not employees of CDI or one of its subsidiaries receive the following as compensation for their service on the Board and on committees of the Board:

•

Retainer Fee. Each non-employee director receives a retainer fee of $55,000 per year, which the director can elect to be paid in any combination of (a) cash, (b) CDI stock options, or (c) CDI stock on a deferred basis through the Stock Purchase Plan for Management Employees and Non-Employee Directors (which is referred to in this Proxy Statement as the “Stock Purchase Plan” or the “SPP”). If a director elects to receive stock through the SPP for all or a portion of the retainer fee, the director will receive SPP units, each of which correspond to a right to receive one share of CDI stock upon completion of the applicable vesting period (from three to ten years, as selected by the director). The number of SPP units is calculated by dividing the amount of the retainer fee which the director chooses to defer by the market value of CDI stock at the beginning of the directors’ fee year. A directors’ fee year is the approximately twelve-month period for which a director is paid and runs from one annual meeting of shareholders to the next. Under the SPP, the company makes a matching contribution of one SPP unit for every three SPP units acquired by the director. If a director elects to receive stock options for all or a portion of the retainer fee, the number of options which the director receives is determined using a Black-Scholes valuation methodology.

•

Deferred Stock. Each non-employee director receives, at the beginning of the directors’ fee year, an annual grant of shares of Time-Vested Deferred Stock (TVDS), which upon vesting on the third anniversary of the date of grant, are converted into an equivalent number of shares of CDI stock. The value of the annual TVDS grant to each director is $100,000. The number of shares of TVDS awarded is based on the market price of CDI stock on the date of grant. Upon vesting, holders of TVDS receive additional shares of CDI stock having a value equal to the total dividends paid on CDI stock during the period from the grant date to the vesting date.

•

Committee Service Fees and Committee Chairman Fees. For service on committees of the Board, non-employee directors receive an additional $5,000 per year for each committee chaired ($10,000 in the case of the Audit Committee and the Compensation Committee and $40,000 in the case of the ad hoc CEO Search Committee in 2010) and $3,000 per year for each committee served on in excess of one.

•	Meeting Attendance Fees. Non-employee directors are paid meeting attendance fees of $1,000 for each Board meeting and committee meeting attended.

•

Board Chairman Fees. The Chairman of the Board is paid an additional fee of $60,000 per year, and also receives $40,000 towards the cost of administrative support services to assist in the performance of the Chairman’s duties.

The compensation arrangements for non-employee directors are developed by the Governance and Nominating Committee and recommended to the Board for final approval. Neither that committee nor the Board has retained a compensation consultant in connection with determining the amount or form of director compensation.

No consulting fees were paid in 2010 to any of CDI’s directors.

Under a 1978 supplemental pension agreement with Walter Garrison, CDI’s retired President and CEO, the company pays him a pension of $35,000 per year for fifteen years following his retirement (which began in 1997). In the event of Mr. Garrison’s death prior to receiving all such payments, his beneficiaries would receive the remaining payments in a lump sum.

Directors who are also employees of CDI do not receive any compensation for their services as directors (other than reimbursements for reasonable expenses incurred in connection with the performance of such services).

The following table shows the 2010 compensation for our non-employee directors.

Director Compensation Table for 2010

Name	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
Michael J. Emmi	163,000	100,007	5,125	268,132
Walter R. Garrison	157,000	118,341	62,891	338,232
Lawrence C. Karlson	89,000	100,007	8,184	197,191
Ronald J. Kozich	83,000	100,007	5,890	188,897
Anna M. Seal (1)	20,803	72,777	0	93,580
Albert E. Smith	75,000	100,007	0	175,007
Barton J. Winokur	85,000	100,007	3,978	188,985

Notes to the Director Compensation Table for 2010:

(1)	Anna Seal became a director of CDI on September 20, 2010 and she received a prorated retainer fee and a prorated TVDS award based on the portion of the directors’ fee year during which she served on the Board.

(2)	The Fees Earned or Paid in Cash column represents a total of the retainer fees, Board Chairman fees, committee chairman fees, fees for service on more than one committee, Board meeting attendance fees and committee meeting attendance fees earned by the directors in 2010. The table below shows a breakdown of those fees for each non-employee director. Mr. Emmi’s fees include a $40,000 fee for his service as Chair of the ad hoc CEO Search Committee in 2010.

Name	Retainer Fees ($)	Board Chairman Fees ($)	Committee Chairman Fees ($)	Additional Committee Service Fees ($)	Board Meeting Attendance Fees ($)	Committee Meeting Attendance Fees ($)	Total ($)
Michael Emmi	55,000	0	50,000	9,000	7,000	42,000	163,000
Walter Garrison	55,000	60,000	5,000	6,000	7,000	24,000	157,000
Lawrence Karlson	55,000	0	10,000	3,000	7,000	14,000	89,000
Ronald Kozich	55,000	0	0	3,000	7,000	18,000	83,000
Anna Seal	15,803	0	0	0	2,000	3,000	20,803
Albert Smith	55,000	0	0	3,000	6,000	11,000	75,000
Barton Winokur	55,000	0	5,000	6,000	7,000	12,000	85,000

Some of the retainer fees which are included in the Fees Earned or Paid in Cash column of the Director Compensation Table for 2010 were, at the election of certain directors, paid in SPP units rather than in cash. The table below shows the portion of each director’s retainer fee that was paid in cash and in SPP units.

Name	Retainer Fees Paid in Cash ($)	Retainer Fees Paid in SPP Units ($)
Michael Emmi	55,000	0
Walter Garrison	0	55,000
Lawrence Karlson	55,000	0
Ronald Kozich	55,000	0
Anna Seal	7,902	7,901
Albert Smith	45,625	9,375
Barton Winokur	55,000	0

(3)	The Stock Awards column represents the aggregate grant date fair value of SPP units and shares of TVDS received by the directors in 2010, in accordance with FASB ASC Topic 718, calculated without regard to any estimated forfeitures. With respect to SPP units, only the grant date fair value of the additional SPP units received by the directors as a result of the company match is included in this column (the value of the SPP units which a director elected to receive in lieu of cash retainer fees is included in the Fees Earned or Paid in Cash column).

The grant date fair value of the directors’ Stock Awards is generally equal to the market price of CDI stock on the date of grant multiplied by the number of Stock Awards received on that date. For additional information regarding the valuation assumptions relating to CDI’s Stock Awards, see Note 7 to the company’s financial statements in the Form 10-K for the year ended December 31, 2010. The grant date fair values of the Stock Awards included in the Directors Compensation Table for 2010 were: (a) $17.21 for each share of TVDS received by all of the non-employee directors on May 18, 2010 and for each SPP unit received by Mr. Garrison on May 18, 2010, (b) $12.04 for each SPP unit received by Ms. Seal on September 20, 2010, and (c) $11.88 for each SPP unit received by Mr. Smith on May 27, 2009. The amounts in this column reflect the grant date fair value for these awards under accounting rules and do not correspond to the actual value that will be realized by the directors.

The following table indicates the number of shares of TVDS and SPP units held by each non-employee director at the end of 2010.

Name	Shares of TVDS as of December 31, 2010	SPP Units as of December 31, 2010
Michael Emmi	17,824	719
Walter Garrison	17,824	14,966
Lawrence Karlson	17,824	0
Ronald Kozich	17,824	1,199
Anna Seal	5,537	2,030
Albert Smith	16,857	3,769
Barton Winokur	17,824	0

(4)	For each director, the amounts in this column represent the dollar value of additional shares of CDI stock received by the director upon vesting of SPP units and TVDS relating to accrued dividends (upon vesting, holders of SPP units and shares of TVDS receive additional shares of CDI stock having a value equal to the total dividends paid on CDI stock during the period from the grant date to the vesting date).

For Mr. Garrison, the amount in this column consists of: (a) $35,000 paid to him under his 1978 supplemental pension agreement which is described above on page 15; and (b) $27,891 of additional shares of CDI stock upon vesting of SPP units and TVDS relating to accrued dividends.

Stock Ownership Requirements for Directors

Under the Board’s stock ownership requirements which were in effect during 2010, each director who had served on the Board for at least four years was required to own at least $100,000 in market value of CDI stock. Any director who did not own the required amount of stock by and after the director’s fourth year on the Board would then have up to $30,000 of the director’s retainer fee payable in subsequent years automatically deferred into the SPP, with no company match, until the required ownership level was met. The following shares and units count towards meeting the stock ownership requirements: (1) shares of CDI stock owned by the director, the director’s spouse or a trust for the benefit of the director or members of his or her family, (2) shares of TVDS, (3) SPP units, and (4) shares of CDI stock held in the company’s 401(k) plan or an IRA maintained by the director. As of December 31, 2010, all of the members of the Board who were subject to the policy had satisfied the stock ownership requirements then in effect.

The required stock ownership level has been increased to $400,000 effective in 2011 for current members of the Board. This increase was implemented to further align the interests of the Board members with the interests of

CDI’s shareholders. Any director who does not own $400,000 of CDI stock by and after the director’s fourth year on the Board (or by 2011 in the case of directors who were on the Board as of June 2007) will have up to $30,000 of the director’s retainer fee payable in subsequent years automatically deferred into the SPP, with no company match, until the required ownership level is met. All of CDI’s current directors who have served on the Board for at least four years had satisfied this higher stock ownership requirement as of March 15, 2011.

PRINCIPAL SHAREHOLDERS

As of March 15, 2011, the following persons and entities were known by the company to be beneficial owners of more than 5% of the outstanding shares of CDI stock. The following table shows, as of that date (or such other date as is indicated in the footnotes), the number of shares of CDI stock beneficially owned by those principal shareholders and the percentage which that number represents of the total outstanding shares of CDI stock beneficially owned as of that date. Under SEC rules, any shares which a person has the right to acquire (such as by exercising an option or SAR) within the sixty-day period after March 15, 2011 are considered to be beneficially owned as of March 15, 2011.

Name and Address of Beneficial Owner	Number of Shares of CDI Stock Beneficially Owned*		Percentage of Total Shares of CDI Stock Beneficially Owned
Lawrence C. Karlson and Barton J. Winokur, as Trustees of certain trusts for the benefit of Walter R. Garrison’s children; and Donald W. Garrison, Lawrence C. Karlson, John C. Strayer and Barton J. Winokur, as Trustees of certain other trusts for the benefit of Walter R. Garrison’s children c/o Arthur R. G. Solmssen, Jr., Esquire Dechert LLP Cira Centre 2929 Arch Street Philadelphia, PA 19104	4,326,050	(1)	22.5%

Heartland Advisors, Inc. 789 North Water Street Milwaukee, WI 53202	1,344,150	(2)	7.0%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,253,324	(2)	6.5%

Walter R. Garrison 800 Manchester Avenue, 3rd Floor Media, PA 19063	1,235,244	(3)	6.4%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,123,557	(2)	5.9%

Van Den Berg Management 805 Las Cimas Parkway, Suite 430 Austin, TX 78746	952,994	(2)	5.0%

Notes	to the Principal Shareholders Table:

*	Except as indicated in the following footnotes, the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.

(1)	Each trustee under these trusts has joint voting and investment power with the other trustee(s) with respect to these shares but disclaims any beneficial interest except as a fiduciary. Those trustees who are also directors of CDI own, of record and beneficially, the number of shares of CDI stock shown opposite their names in the table which appears in the following section (entitled “CDI Stock Ownership by Directors and Executive Officers”). According to Amendment No. 30 to the Schedule 13G filed by these trusts with the SEC on January 31, 2011, the trustees under the trusts for the benefit of Bruce R. Garrison were, as of January 31, 2011, in the process of effecting the transfer of all of the shares of CDI stock held in such trusts for the benefit of Bruce R. Garrison to trusts with respect to which neither Donald W. Garrison, Lawrence C. Karlson, John C. Strayer nor Barton J. Winokur is a trustee. Such transfer had not been completed as of March 15, 2011.

(2)	These numbers are as of December 31, 2010, and are based on Schedule 13G’s filed by the shareholders with the SEC.

(3)	Does not include the shares held by the various family trusts referred to in this table. See also footnotes (2) and (4) to the following table, in the “CDI Stock Ownership by Directors and Executive Officers” section.

CDI STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as to each person who is a director, director nominee or named executive officer (as identified in the Executive Compensation section of this Proxy Statement), and as to all directors, director nominees and current executive officers of CDI as a group, the number of shares of CDI stock beneficially owned as of March 15, 2011 and the percentage which that number represents of the total outstanding shares of CDI stock beneficially owned as of that date. Under SEC rules, any shares which a person has the right to acquire (such as by exercising an option or SAR or by a vesting of SPP units or TVDS) within the sixty-day period after March 15, 2011 are considered to be beneficially owned as of March 15, 2011.

Name of Individual or Group	Number of Shares of CDI Stock Beneficially Owned**		Percentage of Total Shares of CDI Stock Beneficially Owned
Roger H. Ballou (1)	199,771	(1)	1.0%
Paulett Eberhart	35,000		0.2%
Michael J. Emmi	11,666		*
Walter R. Garrison	1,235,244	(2)(3)(4)	6.4%
Lawrence C. Karlson	86,921	(3)	0.5%
Mark A. Kerschner	27,792	(5)	0.1%
Ronald J. Kozich	10,643		*
Anna M. Seal	0		*
Joseph R. Seiders	39,720	(6)	0.2%
Brian D. Short	1,880	(7)	*
Albert E. Smith	0		*
Barton J. Winokur	207,554	(3)(4)(8)	1.1%
All directors, director nominees, NEOs and current executive officers as a group (12 persons)	1,856,191	(9)	9.7%

Notes to the CDI Stock Ownership by Directors and Executive Officers Table:

*	Less than 0.1%

**	Except as indicated in the following footnotes, the respective beneficial owners have sole voting power and sole investment power with respect to the shares shown opposite their names.

(1)	Mr. Ballou is a former CEO, who retired as an executive officer and director of CDI on January 10, 2011. He is included in this table because he is a Named Executive Officer in this Proxy Statement. His share ownership total includes 50,000 shares which Mr. Ballou has the right to acquire through the exercise of stock options, 25,100 shares held by his wife, and 2,634 SPP units scheduled to vest within 60 days.

(2)	Includes 103,939 shares held indirectly and 4,532 SPP units scheduled to vest within 60 days. Does not include 32,000 shares held by The Garrison Family Foundation, which is a charitable trust. Mr. Garrison is one of nine trustees of The Garrison Family Foundation, but disclaims beneficial ownership of the foundation’s shares except as a fiduciary. A total of 500,900 shares owned by Mr. Garrison have been pledged as security for a bank loan to a third party and for lease obligations of a third party.

(3)	Does not include 4,326,050 shares of CDI stock held in various trusts created by Walter Garrison for the benefit of his children. These shares are referenced above in the Principal Shareholders table under the names of the trustees of the various trusts. Two of the trustees, Lawrence Karlson and Barton Winokur, are directors of CDI and a third trustee, Donald Garrison, is Walter Garrison’s brother. Walter Garrison disclaims beneficial ownership of these shares, as do the other trustees except as fiduciaries.

(4)	Does not include 175,000 shares held by The Garrison Foundation, a charitable trust established for the benefit of the Pennsylvania Institute of Technology. The three trustees of The Garrison Foundation are Walter Garrison and Barton Winokur, who are directors of CDI, and Walter Garrison’s wife. The trustees disclaim beneficial ownership of these shares except as fiduciaries.

(5)	Includes 1,365 shares that Mr. Kerschner has the right to acquire through the exercise of SARs and 500 shares of TVDS which are scheduled to vest within 60 days.

(6)	Includes 682 shares that Mr. Seiders has the right to acquire through the exercise of SARs and 250 shares of TVDS which are scheduled to vest within 60 days.

(7)	Includes 546 shares that Mr. Short has the right to acquire through the exercise of SARs and 200 shares of TVDS which are scheduled to vest within 60 days.

(8)	Does not include 19,000 shares held by a foundation of which Mr. Winokur is the sole trustee. Mr. Winokur has no pecuniary interest in the income or assets of that foundation and disclaims beneficial ownership of those shares except as a fiduciary.

(9)	This total includes the shares beneficially owned by Roger Ballou, who is a Named Executive Officer in this Proxy Statement, but who is no longer an executive officer or director of CDI. If the 4,326,050 shares held in the Garrison family trusts referred to in footnote (3) above, the 175,000 shares held by The Garrison Foundation referred to in footnote (4) above, the 32,000 shares held by The Garrison Family Foundation referred to in footnote (2) above and the 19,000 shares held by the foundation referred to in footnote (8) above were combined with the 1,856,191 shares shown in this table as held by directors, director nominees and executive officers as a group, the total would be 6,408,241 shares or 33.4% of the total number of shares of CDI stock beneficially owned.

CDI STOCK OWNERSHIP REQUIREMENTS FOR EXECUTIVE OFFICERS

The company’s executive officers (as well as other members of our senior management team) are required to achieve and maintain certain levels of CDI stock ownership, to link the interests of our executives with those of our shareholders. Under our stock ownership policy, the amount of stock required to be owned generally increases with the person’s position, level of responsibility and compensation. The CEO must own CDI stock with a value at least equal to four times his or her base salary, and the other NEOs must own CDI stock with a value at least equal to two times their base salary.

Under our stock ownership policy, the value of CDI stock is considered to be the greater of (a) the average stock price on the last trading day in each quarter over the previous two calendar years or (b) the stock price at the inception of the policy, which was $25.35. Part (b) is designed to prevent volatility in the market price of CDI stock from making compliance with the requirements difficult to maintain. The following shares and units count towards meeting the stock ownership requirements: (1) shares owned by the executive, the executive’s spouse or a trust for the benefit of the executive’s spouse or family, (2) TVDS, earned Performance Contingent Deferred Stock (PCDS) and restricted stock, (3) SPP units, and (4) CDI shares held in the company’s 401(k) plan or an IRA maintained by the executive.

Until the full ownership levels have been achieved, executives are required to retain 75% of the shares of CDI stock they obtain from SARs or option exercises, vesting of TVDS or PCDS and other sources (after payment of any exercise price and taxes). Under the employment agreement she signed in January 2011 when she joined CDI as our CEO, Paulett Eberhart agreed to purchase at least $500,000 of CDI stock shortly after she became CEO, and also agreed that she would not, during her employment with CDI, dispose of any shares of CDI stock except for shares in excess of the following holdings: (a) $1,000,000 through the second anniversary of her employment agreement; (b) $1,500,000 through the third anniversary; (c) $2,000,000 through the fourth anniversary; (d) $2,500,000 through the fifth anniversary; and (e) $3,000,000 after the fifth anniversary (with such amount to be adjusted for increases in her base salary to maintain a four-times multiple of salary, and the other amounts to be adjusted proportionately).

An executive has five years to satisfy the ownership requirements after becoming subject to the policy. If an executive fails to reach his or her target level of stock ownership by the fifth year, then the following will occur until the ownership requirement is met: (1) half of the executive’s future cash incentive compensation payments will be deferred into the SPP (with no company match), (2) the executive will forfeit one-half of any equity award which is scheduled to vest, and (3) the executive may be subject to disciplinary action up to and including termination of employment. Executives hired beginning in 2006 are also subject to a 50% ownership requirement after three years and, if that is not met, the executive is subject to the same three consequences described above until the 50% ownership requirement is met. Paulett Eberhart and Brian Short are the only executive officers hired since 2006.

All of CDI’s executive officers have currently surpassed their stock ownership requirements except for Ms. Eberhart and Mr. Short, who have been with the company for less than three years and therefore are not yet required to satisfy the minimum ownership requirements.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires CDI’s directors and executive officers, as well as beneficial owners of more than 10% of the outstanding shares of CDI stock, to file with the SEC initial reports of ownership and reports of changes in ownership of CDI stock. To the company’s knowledge, based on a review of copies of such reports furnished to CDI and on written representations made by such persons, all of CDI’s directors, executive officers and beneficial owners of more than 10% of CDI stock have complied with all Section 16(a) filing requirements with respect to 2010 except that, due to an administrative error on the part of the company, Walter Garrison filed one late report regarding the vesting of SPP units.

EXECUTIVE COMPENSATION

This section of our Proxy Statement contains information regarding our compensation programs and policies and, in particular, their application to a specific group of individuals that are referred to as our “Named Executive Officers”. Under applicable SEC rules, our Named Executive Officers for this Proxy Statement, who are also sometimes referred to as the “NEOs” or “executives”, consist of Roger Ballou, Mark Kerschner, Brian Short and Joseph Seiders. This section of our Proxy Statement contains extensive information regarding the 2010 compensation earned by the NEOs.

As described above in this Proxy Statement, on January 10, 2011, Mr. Ballou resigned from his service as CDI’s President and Chief Executive Officer and Paulett Eberhart was elected to those positions. In connection with his resignation, Mr. Ballou entered into an agreement with CDI pursuant to which he agreed to provide certain transition and consulting services to CDI. The terms of this agreement are described below in this Proxy Statement.

The Executive Compensation section is organized as follows:

Identification of the Named Executive Officers (NEOs) for 2010. This part provides more information about our NEOs.

Compensation Discussion and Analysis. This part contains a description of the specific types of compensation we pay, a discussion of our compensation policies, information regarding how those policies were applied to the compensation of our NEOs for 2010 and other information that we believe may be useful to investors to understand the compensation of our NEOs.

Compensation Committee Report. This part contains a report of the Compensation Committee regarding the Compensation Discussion and Analysis.

Executive Compensation Tables. This part provides information, in tabular formats specified in applicable SEC rules, regarding the amounts or value of various types of compensation paid to our NEOs and related information.

Potential Payments and Other Benefits Upon Termination or Change in Control. This part provides information regarding amounts that could become payable to our NEOs following specified events relating to a termination of employment or a change in control of the company.

The parts of this Executive Compensation section described above are intended to be read together. In addition, for background information regarding the Compensation Committee and its responsibilities and processes, please see the following parts of the Corporate Governance section which appear earlier in this Proxy Statement: “Committees of the Board”, “Compensation Committee Membership, Authority and Procedures”, “Compensation Committee Interlocks and Insider Participation” and “The Board’s Role in Risk Oversight”.

Identification of the Named Executive Officers (NEOs) for 2010

The Board of Directors of CDI elects the executive officers of the company. Annual elections traditionally take place at the meeting of the Board held on the day of the annual meeting of shareholders. Below are all of CDI’s executive officers during 2010, along with their business experience over the past five years.

Roger H. Ballou, age 60, was the President and Chief Executive Officer of CDI from October 2001 until January 10, 2011. He also served as a director of CDI during that period. He has served as a director of Alliance Data Systems Corporation since 2001 and as a director of Fox Chase Bancorp, Inc. since 2005.

Mark A. Kerschner, age 57, has been the Executive Vice President of CDI since September 2005 and the company’s Chief Financial Officer since November 2005.

Brian D. Short, age 38, is Senior Vice President, Chief Administrative Officer and General Counsel of CDI. He has been the company’s Senior Vice President and General Counsel since March 2009 and the Chief Administrative Officer since September 2009. He was a partner in the law firm of Dechert LLP from January 2006 to March 2009. Previously, he was an associate at that law firm.

Joseph R. Seiders, age 62, is Senior Vice President, Chief Legal Officer and Chief Compliance Officer of CDI. He has been the Company’s Senior Vice President since 1987, the Chief Compliance Officer since October 2005 and the Chief Legal Officer since March 2009. He was the General Counsel of the Company from 1978 until March 2009.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Executive Summary

CDI’s compensation program is designed to motivate our executives to deliver increased shareholder value, balancing short-term and long-term performance, and to reward them for doing so. We measure increases in shareholder value principally through: (1) CDI’s ability to generate strong or growing levels of profit; and (2) the returns realized by our shareholders through increases in the market price of our stock and through the payment of dividends on our stock. By making a substantial portion of our executives’ total compensation dependent on these measures of shareholder value, we intend to put a significant portion of their compensation at risk and dependent upon their delivery of increased shareholder value.

A considerable portion of CDI’s executive compensation is in the form of equity, the value of which is dependent upon the future value of CDI stock. In addition, we require our executives to own a significant amount of CDI stock, so that their net worth will be meaningfully affected by changes in the market price of our stock. This helps to align the financial interests of our executives with the financial interests of our other shareholders.

CDI also seeks to provide a competitive level of total compensation, to attract and retain well-qualified executives who can achieve our objective of improving long-term shareholder value. To do this, we attempt to structure our compensation program so that, if a target level of performance is achieved, our executives would earn approximately the median compensation earned by executives of other similar-size companies, with whom we compete for executive talent.

The table below provides an overview of the principal components of CDI’s executive compensation program for 2010, including the objectives of each component. The table illustrates that most of the components are tied (directly or indirectly) to either company or individual performance, in ways that we believe serve to enhance shareholder value. In designing our executive compensation program, the Compensation Committee (which is referred to simply as the Committee in this CD&A) seeks to balance (a) cash and non-cash compensation, (b) compensation that is fixed and compensation that is contingent on performance, and (c) for contingent compensation, compensation that is based on the company’s short-term performance and compensation based on long-term performance. More information and analysis regarding each of these components is contained below in this CD&A.

Component of CDI’s Executive Compensation Program	Key Features	Performance Relationship	Principal Purpose(s)
Base Salary	Fixed cash payments	Salary levels are based in part on past performance by the particular executive	Attract and retain executives; reward executives for level of responsibility, experience and sustained individual performance; provide income certainty for executives
Cash (Non-Equity) Incentive	Annual incentive program, paid in cash, with a portion deferred into the SPP (described below) until stock ownership requirements are met	Based mainly on CDI’s financial performance (direct margin dollars and earnings per share), and to a lesser extent on achievement of individual objectives	Motivate executives to achieve short-term (one year) business goals; when combined with salary, provide roughly median cash compensation paid by comparable companies, in order to attract and retain executives
Stock Appreciation Rights (SARs)	Issued at market price on date of grant; typically vest over 5 years and have a 7-year term; SARs are settled (paid) in shares of CDI stock	Value depends on the long-term performance of CDI stock	Align the interests of CDI’s executives with those of shareholders; promote stock ownership by executives since the SARs are paid in CDI stock

Component of CDI’s Executive Compensation Program	Key Features	Performance Relationship	Principal Purpose(s)
Time-Vested Deferred Stock (TVDS)	Shares of TVDS are subject to vesting, typically over 5 years; upon vesting, shares of TVDS convert into shares of CDI stock; accrued dividends are payable in additional shares upon vesting	Value depends on the long-term performance of CDI stock	Promote stock ownership by executives, to align with the interests of shareholders; provide an incentive for the executive to remain with CDI
Performance-Contingent Deferred Stock (PCDS)	Opportunity to earn shares for meeting or exceeding annual financial goals; 50% of any PCDS earned vests immediately and 50% vests a year later; upon vesting, shares of PCDS convert into shares of CDI stock; accrued dividends are payable in additional shares upon vesting	Earned based on CDI’s achievement of target levels of direct margin dollars or, for the CEO, earnings per share; value depends on the long-term performance of CDI stock	Motivate executives to achieve short-term (one year) business goals; the delayed vesting of 50% of any PCDS provides a retention incentive
Stock Purchase Plan (SPP)	Deferral (for at least 3 years) of a portion of cash incentive into stock units (25% deferral is required until stock ownership requirements are met and an additional 25% deferral is voluntary); upon vesting, SPP units convert into shares of CDI stock; company match (1 for every 3 SPP units) made on voluntary deferrals; accrued dividends are payable in additional shares upon vesting	Tied to cash incentive program, so the number of SPP units received depends on CDI’s short-term financial performance and on achievement of individual objectives; value of SPP units depends on the long-term performance of CDI stock	Promote stock ownership by executives, to align with the interests of shareholders
Executive Stock Purchase Opportunity Program	CDI grants 0.4 shares of TVDS for each share of CDI stock purchased by the executive in a 20-day period; shares of TVDS vest over 5 years provided executive retains the underlying shares; generally a one-time opportunity for each executive	Value depends on the long-term performance of CDI stock	Provide executives with an incentive to make a personal investment in CDI stock; promote stock ownership and align the interests of executives with the interests of shareholders
Deferred Compensation Plan and Retirement Benefits	Deferred Compensation Plan is a voluntary program offered to executives, giving them an additional opportunity to defer base salary and cash incentive compensation, but with no company contributions; also a 401(k) savings plan, with a company match that was suspended in 2010	Tied to salary (which is based in part on past performance by an executive) and to the cash incentive program (which is based on CDI’s short-term financial performance and on achievement of individual objectives)	Attract and retain executives by providing a competitive opportunity for executives to save for retirement and achieve deferral of taxes, at minimal cost to the company
Severance and Other Post-Employment Compensation	Continued payment of base salary (and continued insurance coverage) for up to one year following termination by CDI without cause (or until executive finds new employment, if that occurs in less than one year)	Not based on performance	Attract and retain executives by providing competitive severance and other post-employment compensation; executive must sign a noncompete and a release and waiver of claims for the benefit of CDI as a condition to obtaining these benefits

CDI faced a challenging year in 2010, as the company’s customers remained cautious in the early stages of the economic recovery and gained some confidence as the year went on. The company’s revenue rose about 5% and direct margin dollars increased about 10% over 2009 levels. However, various charges (particularly impairment charges and deferred tax items) late in the year contributed to a bottom line loss for 2010 (although both the operating loss and the after-tax loss were at significantly lower levels than in 2009). As a result of these factors, our NEOs earned no shares of PCDS and received no payout on the 52% portion of their 2010 non-equity incentive compensation that was based on earnings per share. They did receive a portion of their non-equity incentive compensation because the direct margin dollars achieved in 2010 was close to the target level and because a portion of the executives’ individual objectives were achieved. Overall, the non-equity incentive compensation earned by the NEOs in 2010 was 60% or more below target levels, reflecting the pay-for-performance nature of CDI’s incentive compensation program.

CDI’s stock price remains considerably lower than it was in mid-2008, prior to the market downturn. As a result, a large portion of the SARs and stock options held by our executives are underwater (meaning the exercise prices exceed the market price of CDI stock) and the value of much of the executives’ common stock, TVDS and SPP units has declined. When the company’s shareholders experience a significant decline in our stock price, the company’s executives also experience a significant decline in the value of their compensation.

Benchmarking and Competitive Compensation

Our objective is that, when the company achieves its target level of performance, the total cash compensation and the total equity compensation earned by each executive will approximate the median level (50th percentile) of such elements for comparable executives at comparable companies. We regard compensation that is within a band of 20% above or below the median level to be approximately at the median level.

To determine what comparable companies are paying their executives, the Committee has retained independent outside compensation consulting firms to do periodic studies. The most recent study of executive compensation was done by Towers Watson in October 2010. Previous studies were done by HayGroup in 2008 and 2006. These consulting firms reported directly to the Committee and did not work for CDI’s management. These compensation studies looked at proxy statement data from peer group companies which are in the same businesses as CDI, as well as each firm’s database of similar-size companies. The HayGroup database consisted of a group of over 600 organizations in many different industries and sectors, but they all were in a size range of $500 million to $2 billion. The Towers Watson database consisted of 936 companies, with adjustments made to reflect comparisons to companies of similar size to CDI. The Committee believes that comparing CDI’s executive compensation to that of similarly-sized organizations provides a good benchmark because the nature of the positions held by our NEOs (CEO, CFO, chief administrative officer, general counsel and chief legal officer) means that CDI would likely compete with organizations of a similar size in attracting and retaining talented executives in those roles. For the 2010 Towers Watson study, the peer group consisted of the following companies, which included all nine companies in the peer group used in the comparative stock performance graph that appeared in CDI’s Form 10-K filed in March 2010 (those companies are in similar businesses as CDI) plus three additional companies in similar businesses that had been included in previous peer group compensation studies for CDI:

CIBER, Inc.	MPS Group, Inc.
Computer Task Group Inc.	Robert Half International Inc.
Heidrick & Struggles International Inc.	The Shaw Group Inc.
Jacobs Engineering Group, Inc.	TeleTech Holdings, Inc.
Korn/Ferry International	Tetra Tech, Inc.
Manpower Inc.	Volt Information Sciences, Inc.

The Committee looks at the results of these periodic compensation studies to see whether CDI’s executive compensation levels have remained competitive. The results of these studies are also used when CDI hires a new executive or when it enters into an employment agreement with its CEO. For example, when the last employment agreement with Roger Ballou was being negotiated in late 2007, the Committee looked at the results of the HayGroup study from 2006 which assessed compensation levels received by CEOs and other executives at comparable companies. This resulted in a 9% increase in Mr. Ballou’s base salary.

Each year, when setting compensation levels for the NEOs other than the CEO, the Committee, in addition to reviewing executive compensation against the benchmark data, also solicits input from the CEO regarding internal pay equity considerations and the CEO’s recommendations regarding the compensation levels for those executives who report to him or her.

The 2008 and 2006 HayGroup studies indicated that, at target levels of performance, the compensation arrangements for CDI’s executives were at competitive levels. The 2010 Towers Watson study indicated that, while cash compensation levels were competitive at target levels of performance, CDI’s equity compensation levels had fallen below competitive levels. As a result, the Committee intends to reexamine the company’s equity compensation program in 2011. When CDI’s performance falls below the target levels of performance established by the Board of Directors (which has been the case in recent years, with the exception of 2007), the actual compensation received by CDI’s executives tends to be significantly below the market median. This is a consequence of our pay-for-performance program.

The Principal Components of CDI’s Executive Compensation Program

Base Salary

Salary represents the fixed element of an executive’s annual cash compensation. We base the salary for each executive on that person’s position, scope of responsibilities, experience and past performance and we also compare each executive’s salary with the salaries of other members of CDI’s senior management team to insure that those employees in higher positions with greater responsibilities and more experience receive higher base salaries than others. In addition, since we believe it is necessary to pay a competitive salary in order to attract and retain well-qualified executives, we pay base salaries which are at roughly the market median level (50th percentile) paid to comparable executives at comparable companies. Based on the compensation studies discussed above, we believe our base salaries for executives are in the range of the market median.

The base salaries of the NEOs for 2010 are set forth in the Summary Compensation Table on page 38. In 2009, in an effort to reduce costs in the face of a difficult economic environment, CDI reduced the base salaries of all executives (along with all staff employees) by 2.5%. That cutback was maintained in 2010, reflecting continued cost savings initiatives throughout CDI in response to the economic downturn. The only NEO to receive a salary increase in 2010 was Mr. Short, whose salary was increased by an annual rate of $20,000 based on internal pay equity considerations, in connection with his assumption of additional responsibilities.

The Cash Incentive Compensation Program

In addition to receiving a base salary, the NEOs participate in an annual incentive compensation program under which they can earn additional cash compensation depending mainly on the company’s financial performance during the year and, to a lesser extent, on their achievement of individual objectives tailored to each executive’s role and responsibilities. The cash incentive compensation program is designed to reward short-term (one year) business results whereas the equity awards are tied to long-term stock price appreciation.

Under our cash incentive compensation program, a percentage of each executive’s salary is established as the target incentive compensation payout amount for that executive. The executive would earn this target amount for 100% achievement of the executive’s incentive compensation goals. The percentage of an executive’s salary for his or her target payout amount is based on a competitive market analysis, and higher percentages generally apply to executives at higher levels in the organization and for positions which have a greater impact on the company’s financial results. Accordingly, these executives have a greater percentage of their total cash compensation at risk but also are given greater potential rewards under the cash incentive compensation program. Consistent with these principles, our CEO has the highest target payout percentage among the NEOs (at 80%), followed by our CFO and our Chief Administrative Officer (50%). Based on these target payout percentages, the target cash incentive awards to the NEOs in 2010 were: $600,000 for Mr. Ballou; $167,500 for Mr. Kerschner; $166,700 for Mr. Short (prorated to reflect his salary increase during the year); and $132,300 for Mr. Seiders.

The following table shows the relative weights given to the various elements of our cash incentive compensation program for the NEOs in 2010:

Elements of Cash Incentive Compensation Program	Weighting
CDI Earnings Per Share	52%
CDI Direct Margin Dollars	33%
Individual Objectives	15%

Total	100%

Under CDI’s cash incentive compensation program, the Committee can increase or decrease the amounts to be paid to executives. While this discretion was not used in 2010, the Committee believes that having this discretion is important in order to (a) take into account unexpected events that may occur after the incentive compensation criteria are set which could otherwise result in payouts that are too high or too low under the circumstances, (b) recognize unique or special accomplishments by executives during a given year, (c) take into consideration market changes in executive compensation, (d) discourage executives from taking unnecessary or excessive risks to achieve performance goals, and (e) otherwise carry out the broad objectives of our compensation program.

The Portion of Cash Incentive Compensation Based on CDI Financial Results

Under our 2010 cash incentive compensation program, 85% of each executive’s target incentive was based on the company’s achievement of its financial targets. The Committee chose earnings per share (EPS) and direct margin dollars (DM$) as the financial measures for the 2010 program, with EPS given the greater weight. The Committee concluded that EPS growth would have the most direct impact on increasing shareholder value, particularly in a recovering economy. DM$ was selected to encourage management to maintain and grow higher-margin business during the early stages of the economic recovery, when the extent of overall revenue growth was uncertain.

To earn the target level of cash incentive compensation based on EPS and DM$, the company needed to hit the target levels of EPS and DM$ in CDI’s 2010 financial plan. The financial plan is developed by management, and reviewed and approved by the Finance Committee, which in turn recommends it for final approval by the Board. The specific financial targets for a given year depend on a number of factors, including where CDI is in its business cycle and the size and strength of the pipeline of business with which CDI enters the year. We believe that if CDI consistently attains or exceeds its target levels of EPS and DM$, shareholder value will increase over the long term. Our targets are intended to be challenging, yet be realistic and achievable at the time they are established. CDI’s 2010 financial plan and its financial targets were approved by the Finance Committee and the Board in late 2009.

Under our cash incentive compensation program, we establish a payout scale for each financial measure above and below the target. Each scale sets a threshold level of performance (below which no cash incentive compensation would be earned) and a maximum level of performance (above which no additional incentive compensation could be earned). In 2010, the Committee lowered the threshold percentage of target achievement that would be necessary to earn any incentive compensation and at the same time lowered the maximum payout as a percentage of the target payout. We’ve concluded that the performance levels needed to earn any cash incentive compensation must be balanced in order that the incentive value of the program not be reduced if it becomes increasingly clear that targets are unlikely to be attained.

The following table provides basic information about the payout levels established for CDI’s 2010 cash incentive compensation program. The Committee required that, in order for executives to earn more than the target payout for DM$, the company’s EPS target must have been met or exceeded. This was designed to ensure that significant growth in DM$ would not be achieved without maintaining significant levels of earnings, which requires management to sustain effective controls on overhead expenses.

	Earnings Per Share (EPS)			Direct Margin Dollars (DM$)
Payout Level	Achievement Needed (in millions)	% of Target	Payout as a % of Target Payout	Achievement Needed (in millions)	% of Target	Payout as a % of Target Payout
Threshold level	$0.56	70%	35%	$145.25	70%	35%
Target level	$0.80	100%	100%	$207.50	100%	100%
Maximum level	$1.04	130%	165%	$269.75	130%	165%

CDI’s actual EPS for 2010 was negative, so there was no payout related to that metric. The actual DM$ achieved by CDI for 2010 was $194.0 million, which represented 93.5% of the target level of $207.5 million. This resulted in a payout to the NEOs equal to 85.9% of the target payout for the portion of cash incentive compensation based on DM$ and 33.3% of the target payout for both financial measures.

Under the terms of Mr. Ballou’s last employment agreement with CDI, his cash incentive compensation was capped at 120% of his salary. This cap, which came into play only once in recent years (in 2007), originated in Mr. Ballou’s 2001 employment agreement as the Committee intended to put reasonable limits on CEO cash compensation.

For 2011, the Committee has decided to substitute Pre-Tax Profits (PTP) for EPS and revenue for DM$ as the performance goals in our cash incentive program, with similar weightings as in the 2010 program. PTP was chosen over EPS in recognition of the volatility of our tax rates, and revenue was chosen over DM$ to incentivize the executive team to achieve growth as the economy appears to be further along in the recovery cycle.

As CDI’s achievement of its financial goals has varied considerably over the years, so has the incentive compensation paid to our executives, as expected with a pay-for-performance program.

The Portion of Cash Incentive Compensation Based on Individual Objectives

We include individual objectives as a component of our cash incentive compensation program for executives because we believe that there are certain strategic objectives that each executive should be responsible for achieving in a given year. We generally establish the individual objectives for each executive around the time that we prepare our annual financial plan. Some of these individual objectives reflect longer-term goals that may not have a significant effect on CDI’s financial results in the year in which they are performed but are expected to promote future shareholder value. No specific weightings are assigned to an executive’s individual objectives, and assessments of an executive’s achievement are made on a holistic and non-formulaic basis.

Key individual objectives for the CEO in 2010 were for CDI to meet its financial plan, to ensure progress on the company’s strategic plan, to achieve expense reductions and to lead a talent management and succession planning process with involvement by the Board. These objectives were designed to focus the CEO on what the Committee agreed should be his top priorities, with an emphasis on activities which would increase shareholder value. The Committee makes an overall evaluation of the CEO’s achievement of his individual objectives after the end of the year (there are no pre-set percentages assigned to each objective). The Committee determined that Mr. Ballou achieved 50% of his individual objectives in 2010. The shortfall was due mainly to the company’s failure to meet certain elements of the financial plan.

The following table provides examples of the 2010 individual objectives that were established for the other NEOs.

Name of Executive	Position	2010 Individual Objectives
Mark Kerschner	Executive Vice President and Chief Financial Officer	Streamline the accounting closing process and improve controls; Improve back office processes; Increase integration of the finance function with operating units
Brian Short	Senior Vice President, Chief Administrative Officer and General Counsel	Reassess employee benefit programs, including redesign medical insurance program to deliver more cost-effective benefits to employees; Develop a new international assignments process to assess and address legal and risk issues
Joseph Seiders	Senior Vice President, Chief Legal Officer and Chief Compliance Officer	Continue the focus on CDI’s compliance program, including its Code of Conduct, related conduct policies, education and training programs

After the end of the year, the CEO assesses the performance of the other NEOs on their individual objectives and recommends achievement percentages to the Committee, which evaluates these recommendations and either accepts or revises them, and then approves them. The CEO and the Committee concluded that the other NEOs had generally achieved their individual objectives in 2010 and determined that their percentage achievement ranged from 70-80%.

Summary of Cash Incentive Compensation Earned in 2010

The following table shows what was earned by each NEO under the company’s cash incentive compensation program, as a percentage of the target payout.

Name of Executive	Target Amount	Actual Amount Earned	Percentage of Target Earned
Roger Ballou	$600,000	$215,082	35.85%
Mark Kerschner	$167,500	$65,069	38.85%
Brian Short	$166,700	$67,258	40.35%
Joseph Seiders	$132,300	$51,395	38.85%

Equity Compensation

We believe that ownership of CDI stock by our executives creates an important link between the financial interests of the executives and the interests of our other shareholders. Accordingly, we regard the stock-based elements of our executive compensation program as essential to the program’s effectiveness. Each year (normally in the first quarter), we grant equity awards to our executives under the 2004 CDI Corp. Omnibus Stock Plan (the “Omnibus Plan”). These awards usually consist of a combination of the following: stock-settled Stock Appreciation Rights (SARs), Time-Vested Deferred Stock (TVDS) and Performance-Contingent Deferred Stock (PCDS).

PCDS, which vests only if CDI meets a financial target, is a part of our standard executive compensation package because it directly ties equity awards to company performance. TVDS, which typically vests over a five-year period, was specifically designed to promote employee retention. Another reason that deferred stock (both TVDS and PCDS) was chosen to be a component of the equity compensation for CDI’s executives (rather than just SARs or stock options) is that fewer shares of deferred stock need to be awarded, as compared to SARs or stock options, to provide the equivalent economic value to a recipient, thereby also reducing the company’s share dilution. In addition, deferred stock assists executives in meeting their stock ownership requirements, which are described below.

The size of each executive’s equity awards is based on a number of factors. Our overall goal is to provide executives with total equity compensation at approximately the market median shown in the compensation studies done periodically by the consultants retained by the Committee. The Committee also considers the size of awards given to other members of the senior management team to ensure that higher-level managers and people who have the greatest impact on CDI’s financial results receive proportionally larger equity awards. The Committee has generally not considered previously-granted equity awards when structuring the compensation arrangements of the executives because the Committee focuses on the value of a person’s job for the year or years to which a compensation arrangement relates and not on past compensation arrangements. We seek to motivate the future performance of the company’s executives, while previously-granted equity awards reflect their past performance. In determining the overall amount of equity awards to grant each year, the Committee considers CDI’s stock “overhang” (the potential dilution the awards would have on the company’s outstanding shares), the number of shares available for grant under the Omnibus Plan and the financial expense the company would incur in connection with the awards.

Our starting point for determining the size of each executive’s annual equity awards (other than for the CEO, whose equity awards were set forth in his employment agreement, as described below) is to group executives in tiers, intended to reflect their relative contribution and importance to the company’s business. A number of stock options is assigned to each tier, corresponding to the number of options which the Committee believes that group of executives should receive. (Even though CDI no longer grants stock options, we’ve used option numbers as a step in the process of determining the size of our equity awards since we transitioned to the current equity compensation program.) This number of options is then split into the following three components, which are designed to have roughly equivalent dollar values:

•	SARs (with a ratio of one SAR for each stock option);

•	TVDS (with a ratio of one share of TVDS for every four stock options); and

•	PCDS (with a ratio of one share of PCDS for every two stock options).

This process essentially splits the option equivalent number into three equal pieces and then converts each piece into the respective SARs, TVDS and PCDS awards based on the above ratios. When we determined the relative valuations of the three components a few years ago, we looked at market data and industry practices. The ratios reflect the fact that the chances of earning PCDS are less certain than earning TVDS and that SARs are more risky than TVDS because SARs only have value if (and to the extent) the company’s share price rises above the exercise price.

The option equivalent numbers for the NEOs (other than the CEO) in 2010 are listed below. The specific equity awards made to each NEO in 2010 are set forth in the Grants of Plan-Based Awards Table on page 41. The option equivalent numbers for Mr. Kerschner and Mr. Seiders are the same as in the previous three years. The number for Mr. Short was increased to reflect the greater role and responsibilities he has assumed.

Mark Kerschner	30,000 option equivalents
Brian Short	30,000 option equivalents
Joseph Seiders	15,000 option equivalents

We believe that equity compensation provides CDI the ability to attract and fairly compensate its executives and also helps us to retain our executives. Since SARs and deferred stock typically vest over a period of years, they encourage executives to remain with the company in order for them to realize the full potential value of their equity awards. Our equity awards also provide an additional benefit to our executives since our program provides that, in the case of stock-like instruments such as TVDS and PCDS, upon vesting the holder receives additional shares with a value equal to the accumulated cash dividends paid on CDI stock during the vesting period. This allows the executives to achieve total returns consistent with those of CDI’s shareholders, provided that the executives satisfy the vesting requirements.

Stock Appreciation Rights (SARs)

SARs tie the economic interests of our executives to those of our shareholders since SARs will only deliver actual value to the executives if (and to the extent) the market price of CDI stock increases after the grant date. Our SARs typically have a seven-year term, which rewards executives for long-term growth. In addition, SARs are intended to help retain executives because they cannot be exercised until they vest, with vesting occurring over a five-year period. Our SARs are settled in stock (rather than being paid out in cash) in order to further promote CDI stock ownership by our executives.

Mr. Ballou was not granted SARs in 2010, though he holds stock options which were granted under a previous employment agreement. In formulating the CEO’s compensation package in his 2008 employment agreement, the Committee decided not to use SARs due to the short time period between the effective date of the agreement and the date of Mr. Ballou’s anticipated retirement in early 2011.

Time-Vested Deferred Stock (TVDS)

Shares of TVDS, which are similar to what some companies call restricted stock units, are earned by an executive over a vesting period, generally 20% per year over five years. Upon vesting, these shares become unrestricted shares of CDI stock. During the vesting period the executive must remain employed by CDI. This serves as a retention tool for the company. Also, TVDS provides an executive with value that is based on the market price of CDI stock, thereby linking the interests of the executive with those of our shareholders. Of the three components of CDI’s equity compensation program (SARs, TVDS and PCDS), TVDS provides the greatest likelihood that an executive will increase his or her ownership interest in the company.

The approach that the Committee and Mr. Ballou took in negotiating the amount of TVDS and PCDS to be granted to Mr. Ballou under his 2008 employment agreement was to establish a Long-Term Incentive (LTI) dollar amount and to divide this LTI amount into awards of TVDS and PCDS. To establish the LTI amount, they examined the HayGroup compensation study described earlier in this CD&A and concluded that for 2008 (the first year of the three-year agreement) the LTI amount should be 150% of Mr. Ballou’s salary, or $1,125,000. They then agreed that 25% of this amount, or $281,250, should be TVDS and 75%, or $843,750, should be PCDS. This would provide the retention incentive that comes from the time-based vesting of TVDS and the performance motivation that comes from PCDS. However, the Committee determined that the performance motivation should become more important as the agreement progressed, while the retention motivation should become less important as Mr. Ballou’s employment term neared its end. Accordingly, the Committee decided to increase the potential PCDS awards in the second and third years of the agreement (2009 and 2010) while holding the TVDS award constant at $281,250 per year. The shares of TVDS which Mr. Ballou received under his 2008 employment agreement have shorter vesting periods than the five years which is typical for other CDI executives, in recognition of the March 2011 expiration date of his employment agreement.

Performance-Contingent Deferred Stock (PCDS)

PCDS provides incentive compensation that can be earned only if an objective financial performance measure, or threshold, is met by CDI in a given year. The metrics for 2010 were EPS for the CEO and DM$ for the other NEOs. DM$ was used for most of the NEOs and other members of the senior management group to promote the development of higher-margin business in a challenging economic year. EPS was used for Mr. Ballou because the CEO is the executive most accountable for the company’s earnings and because an earnings-based metric for PCDS was contained in his employment agreement.

For the 2010 awards of PCDS to our NEOs other than the CEO, if the company achieved the DM$ target in its 2010 financial plan ($207.5 million), those executives would earn 80% of their PCDS award. The Committee believes that the performance level needed to earn any shares of PCDS must be balanced in order that the incentive value of the program not be reduced if it becomes increasingly clear that the target is unlikely to be attained. CDI needed to exceed its DM$ goal (achieve at least $208.5 million) in order for the executives to earn 100% of their PCDS award. The threshold for earning any shares of PCDS was DM$ of $201.5 million. Executives were given the opportunity to earn more than 100% of their target PCDS award, with the maximum number of shares which could be earned for 2010 equal to 160% of the target amount. However, awards in excess of 100% could only be earned if CDI exceeded the EPS goal in the 2010 financial plan, requiring that superior levels of DM$ be matched by superior levels of bottom line earnings. For 2010, the maximum award would be earned if the company’s DM$ hit or exceeded $211.5 million. The Committee believes that this incentive to potentially earn more than 100% of their PCDS award encourages executives to produce exceptional financial performance and thereby further increase shareholder value. In determining the threshold payout level, the Committee sought to establish a level which would represent rewardable performance and still be a challenge to achieve. For 2010, the actual DM$ achieved by CDI was $194.0 million and, accordingly, the executives did not earn any of their PCDS awards.

The arrangement regarding the shares of PCDS which Mr. Ballou could earn based on CDI’s 2010 financial performance was the result of discussions between the Committee and Mr. Ballou. As a result of the economic downturn which began in late 2008, the earnings targets for 2009 and 2010 in Mr. Ballou’s 2008 employment agreement became unachievable. In order to maintain a performance-based equity incentive compensation arrangement for the CEO, the Committee agreed to lower the earnings targets for Mr. Ballou, but significantly lowered his potential PCDS payouts. For Mr. Ballou to earn the target number of shares of PCDS for 2010, the company needed to achieve its target EPS of $0.80 in the 2010 financial plan. The following table shows the dollar amounts of the PCDS awards which the CEO could have earned at various levels of performance by CDI in 2010. The Committee sought to roughly preserve the ratios between the threshold, target and maximum levels which were set forth in Mr. Ballou’s 2008 employment agreement.

	Amount of EPS in 2010	$ Amount of PCDS Earned
Threshold	$0.72	$156,250
Target	$0.80	$406,250
Maximum	$0.88	$656,250

Since CDI’s EPS in 2010 was negative, which is below the threshold, Mr. Ballou did not earn any shares of PCDS for 2010.

Under our general PCDS program, any shares that are earned vest 50% at the time they are earned (which would typically be determined in February or March of the year after the performance goal was achieved) and 50% one year later. The executive must be employed by the company at the time shares of PCDS vest in order to receive the stock. This vesting feature is designed to add a retention element to the PCDS awards.

Personal Benefits and Perquisites (Perks)

Our basic philosophy is that executives should receive a minimal amount of perks in comparison to their total compensation. However, we believe that some perks are part of a competitive executive compensation package and are necessary and appropriate in order to attract and retain highly competent executives. Since the benefits and perks represent an insignificant portion of the NEOs’ overall compensation, they do not materially influence the Committee’s decision in setting the total compensation for the executives. See footnote (6) on page 40 for information regarding the NEOs’ perks in 2010.

Retirement Benefits and the Deferred Compensation Plan

Our philosophy with respect to retirement benefits is to have a basic tax-qualified retirement savings plan in place – a
401(k) plan – which is available to all employees and to provide a modest company match to encourage participation. CDI’s financial performance affects the amount of the matching contribution which the company makes for each employee. For 2008, up to $1,000 was matched for each corporate staff employee, but the match was suspended for 2009 and 2010, to reduce costs in light of the difficult economic environment facing the company. The 401(k) plan provides CDI’s employees with a savings program in which each employee can control how his or her savings are invested.

Federal tax rules impose a limit on employee contributions to a 401(k) plan (that limit was $16,500 in 2010, though participants over the age of 50 could contribute more) and, due to IRS nondiscrimination testing required of such plans, a lower limit typically applies to highly-compensated employees such as the NEOs. For this reason, we have also established a nonqualified Deferred Compensation Plan for our highly-compensated employees. This is a voluntary program under which the company does not make any contributions. It allows highly-compensated employees who can’t contribute the maximum allowable amount to their 401(k) plan account because of IRS limitations to save for retirement in a tax-effective way at minimal cost to the company. Additional information regarding the Deferred Compensation Plan can be found beginning on page 46 in connection with the Nonqualified Deferred Compensation Table for 2010. We believe that the Deferred Compensation Plan is an important element of a competitive compensation package for CDI’s executives.

Severance and Post-Employment Compensation

We seek to provide a generally competitive severance benefit to our senior management personnel, including the NEOs. We have adopted a severance policy which, in recognition of our senior managers’ past service to CDI, is intended to assist them in transition from employment by CDI when that employment is terminated by the company without cause. Under this policy, the severance payout periods are longer (and the total payments are generally greater) for the highest level managers such as our executive officers, since we believe that it usually takes longer for those people to find a new job. All of our executive officers are eligible for up to one year of base salary continuation under this policy. If the executive finds new employment in less than a year, the salary continuation payments cease at the time that the new employment begins. In order to receive the benefits of this program, executives must sign a release and waiver of claims against CDI and agree not to compete with CDI or solicit its customers or employees during the severance period. Additional details regarding the post-termination benefits that our executives can receive can be found in the section “Potential Payments upon Termination of Employment or Change in Control” beginning on page 47.

In structuring a severance program, the Committee does not consider an executive’s accumulated wealth because the Committee does not believe it has adequate insight into an executive’s overall individual financial condition and it believes that a severance program such as that offered by the company is needed to remain competitive in the market for executive talent.

Mr. Ballou’s employment agreement, which was scheduled to terminate in March 2011, contained a severance arrangement. In January 2011, Mr. Ballou retired as CEO and entered into an agreement with the company to provide such services as may be requested by the Board and the new CEO, on a full-time basis through March 31, 2011 and on a part-time basis for one year after that. A summary of the terms of the severance arrangements in his employment agreement and the terms of his post-employment compensation in the agreement signed upon his retirement can be found starting on page 47, in the section entitled “Potential Payments Upon Termination of Employment or Change in Control”. The Committee believes that the severance arrangements in Mr. Ballou’s employment agreement were important as a recruitment and retention device, since most of the companies with which we compete for executive talent have similar agreements in place for their CEOs. The compensation arrangements in the January 2011 agreement generally provide Mr. Ballou with what he would have received under his employment agreement had he remained our CEO until March 31, 2011 and then retired, plus some additional compensation in return for Mr. Ballou’s agreement to provide consulting services for an additional year.

Other Important Programs, Policies and Factors Affecting Executive Compensation

Our Stock Ownership Requirements

The company maintains stock ownership requirements to advance the objective of linking the interests of our senior management team with those of our shareholders. By establishing significant minimum levels of CDI stock ownership, we seek to ensure that executives will have a substantial ongoing equity stake in the company. As a result, executives have a strong personal incentive to make decisions that will improve the value of CDI stock over time. Under our stock ownership policy, the amount of stock required to be owned generally increases with the person’s position, level of responsibility and compensation. For a description of this policy as it applies to our NEOs, see pages 20-21. The policy contains consequences for violations, which encourages compliance and emphasizes the importance that CDI places on equity ownership by its senior management team.

The Committee monitors the progress of the executives in achieving their required stock ownership levels. The Committee most recently looked at this in October 2010. At that time, all of the executive officers had substantially exceeded their stock ownership requirements, except Mr. Short, who joined the company in 2008 and is not yet subject to these requirements.

The Stock Purchase Plan (SPP)

Under the SPP, 25% of the cash incentive compensation earned by a NEO is automatically deferred and converted into SPP units (based on the market price of CDI stock on the date that the cash incentive compensation is approved by the Committee) until the executive has achieved the required stock ownership levels described above. An executive can voluntarily elect to defer and convert up to an additional 25% of his or her cash incentive compensation into SPP units. The company makes a matching contribution of one unit for every three units acquired by the executive through these voluntary deferrals. Upon vesting, the executive receives one share of CDI stock for each SPP unit. The vesting period is selected by the executive, but must be at least three years and cannot be longer than ten years.

The SPP promotes stock ownership by executives and, in doing so, further aligns the interests of the executives with the interests of CDI’s shareholders. The company match feature encourages the executives to voluntarily participate in the SPP beyond the required automatic deferral.

The Executive Stock Purchase Opportunity Program

The Executive Stock Purchase Opportunity Program is designed to offer executives an incentive to make a personal financial investment in the future success of CDI, in order to further tie their interests to the company’s shareholders. The NEOs covered by this program have stock ownership requirements of at least two times their base salary, and this program has assisted eligible participants in meeting those requirements.

Under this program, which is typically a one-time opportunity for each executive, for every share of CDI stock that the executive purchases within a specified 20-day period, the company grants 0.4 shares of TVDS, which vest at the rate of 20% per year over five years so long as all of the underlying purchased shares are retained by the executive. The TVDS is forfeited if the executive resigns or is terminated for cause prior to vesting. Executives at higher levels and with greater impact on the company’s financial performance are given a bigger opportunity to purchase shares under this program.

The Timing and Pricing of Equity Awards

Equity awards to executives are generally made once a year. The Committee normally meets to approve the annual awards to the NEOs shortly after the issuance of the company’s earnings release for the previous year. The exercise price of SARs and the per share value of TVDS and PCDS awards equals the closing market price of CDI stock on the award date. We schedule the grants of our annual equity awards to take place shortly after the release of our annual earnings so that this information is reflected in CDI’s stock price at the time of the awards. In 2011, the grants have been delayed in order to give the Committee and our new CEO more time to review the equity compensation program.

Between the times of the annual grants, equity awards are sometimes made in the event of a significant new hire or a significant promotion. In order to allow the company to react quickly, the authority to grant awards in these situations has been delegated by the Committee. For high-level managers who report directly to the CEO and may receive larger awards, the awards are typically recommended by the CEO and approved by the Chair of the Committee, with notice given to the other members of the Committee. For lower-level managers who typically receive smaller awards, the CEO has been delegated authority by the Committee to approve awards that adhere to the Committee’s guidelines and are consistent with past practice in size and type. For new hires, the award date is the recipient’s first day of employment. In the case of significant promotions, the award date is on or around the time of the recipient’s promotion. However, an award date may not be earlier than the date on which the grant was approved. In all cases, the exercise price of SARs and the per share value of deferred stock is the closing price of CDI stock on the date of the award.

Our practices regarding the timing and pricing of equity awards are the same for executives as they are for awards made to other employees. Our policies and procedures applicable to the timing of equity awards are designed to provide assurances that grant timing is not being manipulated to result in a price that is more favorable to employees. Additionally, all awards made by the Committee must occur only at meetings of the Committee (including telephonic meetings) and may not occur through action by written consent.

Our Clawback Policy

CDI has a “clawback” policy under which the company can cancel and recoup from any employee in the CDI organization any incentive compensation or equity awards that were based on incorrect information, whether the error in the information occurred as a result of oversight, negligence or intentional misconduct (including fraud). The Committee has discretion to treat employees who received an award based on incorrect information differently depending on an employee’s degree of involvement in causing the error, an employee’s assistance in discovering and/or correcting the error, and any other facts that the Committee determines to be relevant.

The Effect of the Executive Compensation Program on Risk

The Committee believes that although a substantial portion of the compensation provided to our NEOs is performance-based, our executive compensation programs do not encourage excessive and unnecessary risk taking. Among the reasons for this belief are the following:

•	The existence of the clawback policy described above.
•	The executives’ base salaries provide a fixed element of compensation at levels which the Committee considers sufficient not to encourage undue risk taking.
•	Under our cash incentive compensation program, the Committee retains the discretion to reduce or withhold compensation if the Committee determines an executive has caused CDI to incur excessive risk.

•

The design of our compensation programs encourages CDI’s executives to remain focused on both the short- and long-term operational and financial goals of the company, with substantial value based on the long-term performance of CDI. For example, SARs and TVDS awards vest over a number of years, which encourages executives to focus on sustained stock price appreciation.

•	Stock ownership requirements ensure that executives maintain a significant level of CDI stock ownership, providing considerable motivation for them to take into account CDI’s long-term interests.
•	Our incentive awards depend on performance with respect to a mix of financial and non-financial goals, to avoid excessive weight on a single performance measure.
•	Caps are in place for all incentive compensation programs.

The Impact of Tax Deductibility Limitations on our Compensation Design and Decisions

The Committee evaluates the impact of Section 162(m) of the Internal Revenue Code on our executive compensation program. Section 162(m) limits the deductibility by the company of certain compensation paid to our NEOs (other than to our CFO) in excess of $1 million per year. The Section 162(m) regulations provide an exemption for “qualified performance-based compensation”. Over the years, the Committee has sought to ensure that CDI’s equity compensation plans satisfy the requirements for a “performance-based” plan under the Section 162(m) regulations so that any compensation to executive officers under those plans would be exempt from the deductibility limitation. Consistent with these efforts to preserve the deductibility of executive compensation, the cash bonus plan for our new CEO is being submitted to shareholders for approval at this year’s Annual Meeting. The cash incentive compensation, stock options, PCDS and performance-based restricted stock which Mr. Ballou received under his employment agreements were structured to satisfy the “performance-based” exemption under Section 162(m). Base salary and TVDS awards do not qualify for this exemption.

In the past, non-exempt compensation to our NEOs has rarely exceeded the Section 162(m) $1 million limit. However, in 2010 and 2009, the combination of Mr. Ballou’s base salary and TVDS award pushed his non-exempt compensation slightly above the $1 million threshold for deductibility.

Over the years, the Committee has structured executive compensation arrangements to be deductible to the extent possible. However, the Committee believes that, in some circumstances and particularly for the CEO, factors other than tax deductibility may be more important in determining the forms and levels of executive compensation which are most appropriate and in the best interests of CDI and its shareholders. Therefore, the Committee reserves the flexibility to approve executive compensation that may exceed the deductibility limitation in the future.

Use of Tally Sheets

Each fall, the Committee reviews tally sheets prepared for each executive officer of CDI by the company’s Human Resources department. The tally sheets are designed to show the total compensation (broken down into each element of compensation) which has been paid to each executive and the compensation which would be paid to the executive following termination of his or her employment under various scenarios. The format of the tally sheets follows the disclosures under the SEC’s executive compensation disclosure rules in order to show Committee members how the disclosures would appear to shareholders in the company’s proxy statement. Committee members believe that tally sheets provide a comprehensive picture of an executive’s total compensation, give the Committee a better understanding of how the various components of an executive’s compensation package fit together and provide a context for making pay decisions. In its October 2010 review of tally sheets, the Committee determined that the annual compensation amounts for the NEOs were consistent with the Committee’s expectations. The Committee plans to continue the practice of reviewing tally sheets in the future.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with CDI’s management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE:

Michael J. Emmi, Chair

Ronald J. Kozich

Albert E. Smith

Summary Compensation Table

The following table summarizes the compensation during the past three years for each person who served as an executive officer of CDI in 2010. Brian Short joined CDI in March 2009, so no compensation information is provided for him for 2008 and his compensation for 2009 reflects a partial year.

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (1) (4) (5)	All Other Compensation ($) (6)	Total ($)
Roger H. Ballou,	2010	731,250	281,250	0	215,082	49,230	1,276,812
Former President and Chief Executive Officer (retired on January 10, 2011)	2009	735,425	281,250	0	37,500	32,425	1,086,600
	2008	750,000	496,200	0	75,000	26,607	1,347,807

Mark A. Kerschner, Executive Vice President and Chief Financial Officer	2010	326,625	37,675	51,693	65,069	6,674	487,736
	2009	328,483	28,335	28,223	10,000	5,487	400,528
	2008	335,000	125,085	75,095	58,625	3,912	597,717

Brian D. Short, Senior Vice President, Chief Administrative Officer and General Counsel	2010	332,506	36,850	51,693	67,258	131	488,438
	2009	236,844	12,354	11,289	17,584	0	278,071

Joseph R. Seiders, Senior Vice President, Chief Legal Officer and Chief Compliance Officer	2010	286,650	19,250	25,847	51,395	4,121	387,263
	2009	288,295	13,808	14,112	10,000	2,844	329,059
	2008	294,000	44,802	37,548	25,000	2,262	403,612

Notes to the Summary Compensation Table:

(1)	All of the NEOs except for Mr. Short participated in the Deferred Compensation Plan in 2010, 2009 and 2008. Under that Plan, NEOs can elect to defer a portion of their Salary and Non-Equity Incentive Plan Compensation. For amounts earned in 2010, each of the NEOs (other than Mr. Short) elected to defer portions of both their Salary and Non-Equity Incentive Plan Compensation. The amounts shown in these columns include amounts which were deferred in connection with the Deferred Compensation Plan. The amounts of Salary deferred in 2010 are reflected in the Executive Contributions in Last FY column of the Nonqualified Deferred Compensation Table for 2010 on page 46. The amounts of Non-Equity Incentive Plan Compensation earned in 2010 were not paid until April 2011 and so are not reflected in the Nonqualified Deferred Compensation Table for 2010.

(2)	The Stock Awards column represents the aggregate grant date fair value of TVDS, PCDS, restricted stock and SPP units received by the NEOs in a given year, calculated in accordance with FASB ASC Topic 718 (without any reduction for estimated forfeitures). With respect to SPP units, only the grant date fair value of the additional SPP units received by NEOs as a result of the company match is included in this column. None of the shares of PCDS awarded in 2010, 2009 and 2008 were earned, so no value relating to those awards was included in this column for those years. The grant date value of the PCDS awarded in 2010, assuming that the highest level of performance conditions had been achieved, was $117,920 for Mr. Kerschner and Mr. Short and $58,960 for Mr. Seiders. The maximum value which Mr. Ballou could have earned under his PCDS arrangement for 2010 was $656,250. See the CD&A for more information about CDI’s various stock awards. The grant date fair value of Stock Awards is generally equal to the market price of CDI stock on the date of grant multiplied by the number of Stock Awards received on that date. For the 2010 Stock Awards to the NEOs, the grant date fair value of each share of TVDS and each SPP unit received by the NEOs (on 2/25/10) was $14.74. For additional information regarding the valuation assumptions relating to CDI’s Stock Awards, see Note 7 to the company’s financial statements in the Form 10-K for the year ended December 31, 2010. The amounts in this column reflect the grant date fair value for these awards under accounting rules and do not correspond to the actual value that will be realized by the executives. The 2008 Stock Awards values shown in this Summary Compensation Table were recalculated from amounts shown in CDI’s 2009 proxy statement to reflect their grant date fair values, as required by current SEC rules.

(3)	The Option Awards column represents the aggregate grant date fair value of stock options and SARs granted to the NEOs in a given year, calculated in accordance with FASB ASC Topic 718 (without any reduction for estimated forfeitures). The following table sets forth the assumptions used to calculate the compensation expense of Option Awards in the Summary Compensation Table on a grant by grant basis.

Grant Date	NEOs Receiving Award	Grant Date Fair Value of Award ($/share)	Risk-Free Interest Rate (%)	Expected Life of Option or SAR (years)	Expected Volatility (%)	Expected Dividend Yield (%)
03/03/08	Kerschner Seiders	7.51	2.48	5.0	38.08	2.10
03/19/09	Kerschner Short Seiders	2.82	1.64	5.0	53.50	5.54
02/25/10	Kerschner Short Seiders	5.17	2.33	4.9	51.79	3.53

For additional information regarding the valuation assumptions relating to CDI’s Option Awards, see Note 7 to the company’s financial statements in the Form 10-K for the year ended December 31, 2010. The amounts in this column reflect the grant date fair value for these awards under accounting rules and do not correspond to the actual value that will be realized by the executives. The 2008 Option Awards values were recalculated from amounts shown in CDI’s 2009 proxy statement to reflect their grant date fair values, as required by current SEC rules. See the CD&A for more information about CDI’s stock options and SARs.

(4)	Under the SPP, 25% of the Non-Equity Incentive Plan Compensation earned by each NEO must be paid in the form of SPP units rather than in cash; provided, however, that starting in 2010, any NEO who satisfied CDI’s stock ownership requirements was no longer subject to this mandatory deferral. Mr. Short was the only NEO subject to this mandatory deferral in 2010. Each NEO may voluntarily elect to receive up to an additional 25% of the Non-Equity Incentive Plan Compensation earned by the NEO in the form of SPP units rather than in cash. Mr. Kerschner and Mr. Seiders each elected to receive 25% of his Non-Equity Incentive Plan Compensation in SPP units in 2010, 2009 and 2008. The amounts shown in the Non-Equity Incentive Plan Compensation column of this table include the value of the deferred SPP units received in lieu of cash. In addition, the SPP units purchased by such individuals in 2010 with their 2009 Non-Equity Incentive Plan Compensation awards are disclosed in the Grants of Plan-Based Awards table on page 41. For more information regarding the SPP, see the “Stock Purchase Plan (SPP)” section of the CD&A.

(5)	The amounts of Non-Equity Incentive Plan Compensation reported in this column for a given year were earned by the NEOs based on their and the company’s performance that year and were paid (in cash and SPP units) in the following year.

(6)	All Other Compensation consists of: (a) company contributions to CDI’s 401(k) plan, (b) the dollar value of additional shares of CDI stock received by the NEO upon vesting of TVDS, PCDS and SPP units relating to accrued dividends (upon vesting, the holders of SPP units and shares of TVDS and PCDS receive additional shares of CDI stock having a value equal to the total dividends paid on a corresponding number of shares of CDI stock during the period from the grant date to the vesting date) and the dividends paid to Mr. Ballou upon vesting of his restricted stock (under the terms of his restricted stock, Mr. Ballou received, upon vesting, cash equal to the total dividends paid on CDI stock during the period from the grant date to the vesting date), and (c) personal benefits and perquisites (perks) received by the NEO unless the total amount of the personal benefits and perquisites to the NEO is less than $10,000. The table below shows the breakdown of All Other Compensation to each NEO for each year.

		Roger Ballou	Mark Kerschner	Brian Short	Joseph Seiders
2010	401(k) Plan ($)	0	0	0	0
	Dividends ($)	28,109	6,674	131	4,121
	Perks ($)	21,121	0	0	0

2009	401(k) Plan ($)	0	0	0	0
	Dividends ($)	16,595	5,487	0	2,844
	Perks ($)	15,830	0	0	0

2008	401(k) Plan ($)	1,000	1,000	N/A	1,000
	Dividends ($)	11,205	2,912	N/A	1,262
	Perks ($)	14,402	0	N/A	0

The personal benefits and perquisites to Mr. Ballou in 2010 consisted of the use of a parking space in the office building where CDI’s executive offices are located (at a cost of $4,980), expenses for his spouse when accompanying him on certain business trips and at certain business dinners (costs totaling approximately $8,300), a club membership (at a cost of $3,975), attendance by family and friends at charity events paid for by CDI, a cell phone allowance, and personal use of a company computer. Personal benefits and perquisites are valued on the basis of the aggregate incremental cost to the company or, in the case of tickets to charity events, based on information from the charities.

Grants of Plan-Based Awards Table for 2010

The following table provides information about equity and non-equity awards granted to the NEOs in 2010. The type of award is indicated at the beginning of each row in the table. All equity awards were made under the Omnibus Plan except for SPP units, which were made under the Stock Purchase Plan. All cash incentive awards were granted pursuant to the company’s annual incentive compensation program, though Mr. Ballou’s incentive compensation was also governed by his employment agreement.

Name and Grant Type	Grant Date	Approval Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2) (3)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (6)	Exercise or Base Price of Option Awards ($/Sh) (7)	Grant Date Fair Value of Stock and Option Awards ($) (8)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Roger H. Ballou
Non-Equity Incentive Plan & SPP Deferral (2)	02/25/10	02/25/10	178,500	600,000	900,000
TVDS	02/25/10	02/25/10							19,081			281,254
SPP (5)	02/25/10	02/25/10							636			9,375

Mark A. Kerschner
Non-Equity Incentive Plan & SPP Deferral (2)	02/25/10	02/25/10	37,373	125,625	207,281	870	2,924	4,825
PCDS (4)	02/25/10	02/25/10				1,000	5,000	8,000
TVDS	02/25/10	02/25/10							2,500			36,850
SARs	02/25/10	02/25/10								10,000	14.74	51,700
SPP (5)	02/25/10	02/25/10							397			5,852

Brian D. Short
Non-Equity Incentive Plan & SPP Deferral (2)	02/25/10	02/25/10	37,195	125,025	206,291	866	2,910	4,802
PCDS (4)	02/25/10	02/25/10				1,000	5,000	8,000
TVDS	02/25/10	02/25/10							2,500			36,850
SARs	02/25/10	02/25/10								10,000	14.74	51,700
SPP (5)	02/25/10	02/25/10							298			4,393

Joseph R. Seiders
Non-Equity Incentive Plan & SPP Deferral (2)	02/25/10	02/25/10	29,519	99,225	163,721	687	2,310	3,811
PCDS (4)	02/25/10	02/25/10				500	2,500	4,000
TVDS	02/25/10	02/25/10							1,250			18,425
SARs	02/25/10	02/25/10								5,000	14.74	25,850
SPP (5)	02/25/10	02/25/10							397			5,852

Notes to the Grants of Plan-Based Awards Table for 2010:

(1)	This column sets forth the date that the grant or award was approved by the Compensation Committee.

(2)	Under the SPP for 2010, at least 25% of the Non-Equity Incentive Plan Compensation earned by each NEO was required to be paid in the form of SPP units rather than in cash if the executive had not yet achieved his stock ownership requirements. Mr. Short was the only NEO subject to this mandatory deferral in 2010. In addition, each NEO may elect to defer up to 25% of their Non-Equity Incentive Plan Compensation into SPP units. For 2010, Mr. Kerschner and Mr. Seiders elected to defer 25% of their Non-Equity Incentive Plan Compensation into SPP units. Neither Mr. Ballou nor Mr. Short elected to voluntarily defer a portion of their 2010 Non-Equity Incentive Plan Compensation into SPP units. For purposes of this table, the portion of each NEO’s 2010 Non-Equity Incentive Plan Compensation which was deferred into SPP units is reflected in the columns under “Estimated Possible Payouts Under Equity Incentive Plan Awards.” For purposes of this table, the dollar amount of Non-Equity Incentive Plan Compensation which the NEO would defer into the SPP at the Threshold, Target and Maximum levels was converted into a number of SPP units based on the market price of CDI stock ($14.32 per share) on the date that the amount of Non-Equity Incentive Plan Compensation earned by the executives was approved by the Compensation Committee in March 2011. The portion of each NEO’s 2010 Non-Equity Incentive Plan Compensation which was not deferred into SPP units (and is therefore payable in cash) is reflected in the columns under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.”

(3)	These columns show the possible payouts under CDI’s Non-Equity Incentive Compensation Plan for 2010, at the threshold level of performance, at the target level of performance and at the level of performance that would result in the maximum payout. To determine the threshold level, we used the thresholds that apply to the portion of the Non-Equity Incentive Compensation Plan based on CDI’s financial results and assumed that nothing was earned under the portion of the Non-Equity Incentive Compensation Plan based on individual objectives. (A similar approach was used in connection with the SPP deferrals under the columns for “Estimated Possible Payouts Under Equity Incentive Plan Awards”.) Under Mr. Ballou’s employment agreement, his incentive compensation was capped at 120% of his base salary, so that limit was used for his maximum possible payouts in this row. The actual amounts earned by the NEOs (the cash portion as well as the deferred portion) are set forth in the Summary Compensation Table under the column for Non-Equity Incentive Plan Compensation. For additional information about CDI’s Non-Equity Incentive Compensation Plan, see the “Cash Incentive Compensation Program” section of the CD&A.

(4)	This row shows the number of shares of PCDS which the NEO could earn for 2010, at the threshold level of performance, at a target level of performance and at the level of performance that would result in the maximum payout. Based on the company’s financial performance in 2010, the NEOs did not earn any shares of PCDS. For additional information about PCDS, see the “Performance-Contingent Deferred Stock (PCDS)” section of the CD&A.

(5)	The SPP units reflected in this row represent the deferred portion of Non-Equity Incentive Compensation earned by the NEOs in 2009 and paid in February 2010, as well as additional units received by Mr. Kerschner and Mr. Seiders in connection with the company’s matching contribution of one SPP unit for every three units acquired by the NEO in connection with the NEO’s election to make voluntary deferrals. The dollar amounts of Non-Equity Incentive Compensation for 2009 which the NEOs received in SPP units on 02/25/10 in lieu of cash (excluding the matching units) was $9,375 for Mr. Ballou, $5,000 for Mr. Kerschner, $4,396 for Mr. Short and $5,000 for Mr. Seiders.

(6)	All Other Option Awards consist of SARs received by the NEOs in 2010. For more information about the company’s SARs, see the “Stock Appreciation Rights (SARs)” section of the CD&A.

(7)	The exercise price of all SARs granted in 2010 equaled the closing price of CDI stock on the date of grant.

(8)	The Grant Date Fair Value of Stock and Option Awards was computed in accordance with FASB ASC Topic 718. For SARs, the fair value was calculated using a Black-Scholes valuation, which was $5.17. See footnote (3) to the Summary Compensation Table for the assumptions used in computing the grant date fair value of the SARs. For TVDS and SPP units, fair value was calculated by multiplying the closing price of CDI stock on the date of grant times the number of shares or units. The amounts in this column reflect the grant date fair value of these awards for accounting purposes and do not correspond to the actual value that will be realized by the executives.

Outstanding Equity Awards at 2010 Fiscal Year-End Table

The following table provides information on the holdings by the NEOs as of December 31, 2010 of unexercised stock options and SARs (Option Awards) and of unvested TVDS and SPP units (Stock Awards). Each equity award is shown separately for each NEO. The PCDS awards to the NEOs in 2010 are not included in this Table because no shares of PCDS were earned for 2010 and therefore the PCDS awards were forfeited. As a result, those awards are not considered outstanding at year-end.

	Option Awards						Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (2)	Option Exercise Price ($)	Option Expiration Date		Grant Date (1)	Award Type (1)	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
		Exercisable	Unexercisable
Roger H. Ballou	10/01/01	50,000	0	16.05	07/10/11	(5)	03/03/08	SPP	7,746	143,998
							03/19/09	SPP	1,998	37,143
							02/25/10	SPP	636	11,823
								Total Stock Awards	10,380	192,964

Mark A. Kerschner
	09/06/05	10,000	0	27.80	09/06/12		03/09/06	TVDS	280	5,205
	03/09/06	4,452	1,115	26.56	03/09/13		03/01/07	TVDS	1,000	18,590
	03/01/07	6,000	4,000	26.82	03/01/14		03/03/08	SPP	4,876	90,645
	03/03/08	4,000	6,000	24.81	03/03/15		03/03/08	TVDS	2,700	50,193
	03/19/09	2,000	8,000	9.38	03/19/16		03/19/09	SPP	3,645	67,760
	02/25/10	0	10,000	14.74	02/25/17		03/19/09	TVDS	2,000	37,180
							02/25/10	SPP	397	7,380
							02/25/10	TVDS	2,500	46,475
								Total Stock Awards	17,398	323,428

Brian D. Short	03/19/09	800	3,200	9.38	03/19/16		03/19/09	TVDS	800	14,872
	02/25/10	0	10,000	14.74	02/25/17		05/15/09	TVDS	208	3,867
							02/25/10	SPP	298	5,540
							02/25/10	TVDS	2,500	46,475
								Total Stock Awards	3,806	70,754

Joseph R. Seiders	03/01/04	10,000	0	28.80	03/01/11		03/09/06	TVDS	190	3,532
	03/04/05	2,834	0	20.72	03/04/12		06/13/06	TVDS	409	7,603
	03/09/06	3,024	759	26.56	03/09/13		03/01/07	TVDS	379	7,046
	03/01/07	2,270	1,513	26.82	03/01/14		03/03/08	SPP	3,891	72,334
	03/03/08	2,000	3,000	24.81	03/03/15		03/03/08	TVDS	750	13,943
	03/19/09	1,000	4,000	9.38	03/19/16		03/19/09	SPP	1,554	28,889
	02/25/10	0	5,000	14.74	02/25/17		03/19/09	TVDS	1,000	18,590
							02/25/10	SPP	397	7,380
							02/25/10	TVDS	1,250	23,238
								Total Stock Awards	9,820	182,555

Notes to the Outstanding Equity Awards at 2010 Fiscal Year-End Table:

(1)	For a better understanding of this table, we have included additional columns showing the grant date of the Option Awards and the Stock Awards and the type of Stock Award.

(2)	Option Awards which were not fully exercisable at 12/31/10 become exercisable in accordance with the vesting schedule below:

Grant Date	Vesting

03/09/06	20% per year on each of the first five anniversaries of the date of grant
03/01/07	20% per year on each of the first five anniversaries of the date of grant
03/03/08	20% per year on each of the first five anniversaries of the date of grant
03/19/09	20% per year on each of the first five anniversaries of the date of grant
02/25/10	20% per year on each of the first five anniversaries of the date of grant

(3)	Stock Awards vest in accordance with the schedule below:

Grant Date	Award Type	Vesting

03/09/06	TVDS	20% per year on each of the first five anniversaries of the date of grant
06/13/06	TVDS	20% per year on each of the first five anniversaries of the date of grant
03/01/07	TVDS	20% per year on each of the first five anniversaries of the date of grant
03/03/08	SPP	On the third anniversary of the date of grant
03/03/08	TVDS	20% per year on each of the first five anniversaries of the date of grant
03/19/09	SPP	On the third anniversary of the date of grant
03/19/09	TVDS	20% per year on each of the first five anniversaries of the date of grant
05/15/09	TVDS	20% per year on each of the first five anniversaries of the date of grant
02/25/10	SPP	On the third anniversary of the date of grant
02/25/10	TVDS	20% per year on each of the first five anniversaries of the date of grant

(4)	The market value of the stock awards is based on the closing price of CDI stock as of the end of 2010, which was $18.59 per share.
(5)	The original expiration date of this option when it was granted to Mr. Ballou on 10/01/01 was 10/01/11, but the expiration date was changed to 07/10/11 pursuant to an agreement signed by Mr. Ballou and CDI on 01/10/11 when Mr. Ballou retired as CEO.

Option Exercises and Stock Vested Table for 2010

The following table provides information regarding (a) all exercises of stock options and SARs by the NEOs in 2010 and (b) the vesting of TVDS and SPP units in 2010 on an aggregate basis for each of the NEOs. Because the relevant performance goals were not achieved, no PCDS awards vested in 2010.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#) (3) (4) (5)	Value Realized on Vesting ($) (3) (5) (6)
Roger H. Ballou	0		0		38,685	704,108
Mark A. Kerschner	0		0		4,913	69,515
Brian D. Short	0		0		259	4,008
Joseph R. Seiders	6,000	(1)(5)	23,760	(2)(5)	2,998	43,552

Notes to the Option Exercises and Stock Vested Table for 2010:

(1)	This number represents the total number of stock options exercised by Mr. Seiders in 2010 and has not been reduced to reflect previously-owned shares which he delivered to the company to pay the exercise price and to satisfy his income tax withholding obligations.

(2)	The Value Realized on Exercise by Mr. Seiders is equal to the difference between the market price of CDI stock at the time he exercised his options and the option exercise price, multiplied by the number of options he exercised. Mr. Seiders received CDI stock, not cash, upon exercise of his stock options.

(3)	The shares reported in this table include shares received by Mr. Ballou, Mr. Kerschner and Mr. Seiders upon vesting of SPP units. Those SPP units had been received by the executives in 2007 in connection with the deferral of cash incentive compensation earned by the executives for 2006.

(4)	Included among the shares acquired were additional shares of CDI stock which holders of TVDS and SPP units received upon vesting as a result of dividends. The additional shares have a value (based on the market price of CDI stock on the date of vesting) equal to the total dividends paid on a corresponding number of shares of CDI stock between the date that the TVDS and SPP units were acquired and the date that the TVDS and SPP units vested.

(5)	The number of shares of CDI stock shown in the above table as having been acquired upon vesting of Stock Awards has not been reduced to reflect the shares which were withheld to satisfy the income tax obligations of the NEO, and the number of shares of CDI stock shown as having been acquired upon exercise of Option Awards has not been reduced to reflect the previously-owned shares delivered to the company to pay the exercise price and taxes when exercising options. Therefore, the actual number of shares acquired by each NEO in the case of Stock Awards, and the net number of shares acquired by the NEO in the case of Option Awards, was lower than the number shown in the table above. The actual and net numbers of shares of CDI stock which the NEOs received, and the corresponding value of those shares (based on the market value of CDI stock on the vesting or exercise date), are indicated in the following table.

Name	Option Awards		Stock Awards
	Net Number of Shares Acquired on Exercise of Option Awards (#)	Value Realized Based on Net Number of Shares Acquired on Exercise of Option Awards ($)	Actual Number of Shares Acquired on Vesting of Stock Awards (#)	Value Realized Based on Actual Number of Shares Acquired on Vesting of Stock Awards ($)
Roger H. Ballou	0	0	25,817	469,732
Mark A. Kerschner	0	0	3,161	44,696
Brian D. Short	0	0	160	2,481
Joseph R. Seiders	934	16,989	1,929	28,016

(6)	The values shown in this column are based on the market value of CDI stock on the vesting date. The values realized on vesting of TVDS and SPP units do not reflect the withholding of shares that was done to satisfy the income tax obligations of the NEOs. Therefore, as indicated in the table in footnote (5) above, the actual values realized by the NEOs on an after-tax basis are lower than the amounts shown in this column. The values shown in this column were received by the NEOs in shares of CDI stock, not in cash.

Nonqualified Deferred Compensation Table for 2010

The NEOs are among the employees of the company who may participate in CDI’s nonqualified Deferred Compensation Plan, which went into effect at the beginning of 2005. This is a voluntary program under which CDI does not make any contributions. The plan allows CDI employees who are constrained from contributing the maximum permissible amount to their 401(k) plan accounts by IRS rules applicable to highly-compensated employees to save additional money for retirement. Prior to the start of a year, participants can elect to defer a percentage (in 5% increments) of their salary and of their non-equity incentive compensation for that year. The maximum permitted deferrals are 40% of salary and 50% of non-equity incentive compensation.

Bookkeeping accounts are maintained under the Deferred Compensation Plan for each participant to reflect the amount of salary and non-equity incentive compensation deferred by the participant and all earnings and losses on those deferred amounts. Earnings and losses depend on the financial performance of the investments chosen by the employee. Employees can allocate their plan balances among various investment funds selected by the committee which administers the plan. Participants are allowed to change their investment allocation as often as once a month, but at least fifteen days must elapse between changes.

Distributions from the Deferred Compensation Plan are made only upon the first of the following events to occur: the death of the participant, the disability of the participant, the termination of the participant’s employment with CDI, an unforeseeable emergency (a severe financial hardship that results from injury, illness or casualty loss that cannot be remedied by other sources), a change in control of CDI, or a date specified by the participant at the time of the deferral election. In all cases except severe financial hardship and termination of employment due to retirement (following age 65), the participant’s account will be distributed in a cash lump sum. In the case of retirement, the participant may receive installment payouts over up to ten years. In the case of severe financial hardship, distributions must be in amounts of at least $1,000 and a participant can only receive two distributions per calendar year and must wait at least ninety days between distributions.

The following table provides information regarding the contributions, earnings, distributions and year-end balances of the NEOs under CDI’s Deferred Compensation Plan for 2010. Brian Short did not participate in the Deferred Compensation Plan for 2010.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)
Roger H. Ballou	37,501	0	45,600	0	505,230
Mark A. Kerschner	48,349	0	39,903	0	308,181
Brian D. Short	0	0	0	0	0
Joseph R. Seiders	42,192	0	27,114	0	274,650

Notes to the Nonqualified Deferred Compensation Table for 2010:

(1)	All of the amounts in this column were deferrals, made at the election of the executives, of a portion of the Salary and Non-Equity Incentive Compensation Plan awards paid to the executives in 2010. The portion of an executive’s salary which was deferred into the Deferred Compensation Plan is also included in the Summary Compensation Table under the 2010 Salary column. The portion of an executive’s Non-Equity Incentive Plan Compensation which was deferred into the Deferred Compensation Plan is also included in the Summary Compensation Table under the 2009 Non-Equity Incentive Plan Compensation column. See also footnote (1) to the Summary Compensation Table.

(2)	The aggregate balance in the Deferred Compensation Plan account for each executive at December 31, 2010 includes the following aggregate compensation for the executive in 2009 and 2008 which was previously reported in the Summary Compensation Table:

Roger Ballou	$186,059
Mark Kerschner	169,889
Joseph Seiders	61,332

Potential Payments upon Termination of Employment or Change in Control

This section describes certain programs, plans and agreements that provide for the payment of benefits to the NEOs at, following or in connection with a termination or separation from employment or a change in control of the company.

Executive Severance Program

CDI’s Executive Severance Program, which was approved by the Compensation Committee, provides severance and other related benefits to senior management employees who have met a one-year service requirement. The NEOs are eligible to receive benefits under this program. However, if an executive is entitled to severance benefits under his or her employment agreement that are greater than those contained in the severance program, the agreement provisions would govern. Roger Ballou, who retired in January 2011, is the only NEO who had an employment agreement in 2010 providing for severance benefits and in his case, his employment agreement would have governed his severance benefits.

Under the Executive Severance Program, executives are entitled to receive continuing payments of bi-weekly amounts equal to the base salary they were receiving before their termination for up to twelve months following their termination by CDI without cause. (For this purpose, the 2.5% salary reductions instituted in 2009 as a cost-cutting measure during the economic downturn, and which continued in 2010, are not considered.) The company also pays up to $15,000 in outplacement services. In addition, each executive (unless he or she resigns or is terminated for cause) has up to two months following termination of employment in which to exercise any stock options or SARs that vested prior to termination of employment (but not beyond the expiration date of the SAR or stock option). During the twelve-month severance period, (a) if the executive elects to continue paying premiums under CDI’s group medical, dental and vision insurance (referred to collectively as “medical insurance”) plan pursuant to the plan’s continuation coverage provisions, CDI would continue to pay the same portion of the executive’s medical insurance premiums as it was previously paying, and (b) CDI continues to provide basic life insurance coverage. The severance payments, the company contributions towards medical insurance and the life insurance coverage all cease when the departed executive secures another job (or after twelve months, whichever comes first). In return for receiving these severance payments, the executive must agree to (a) release the company from claims, and (b) not compete with CDI or solicit its employees or customers during the severance period.

Employment Agreement with Roger Ballou

Roger Ballou, our former CEO who retired in January 2011, had an employment agreement during 2010. Under that agreement, if Mr. Ballou’s employment was terminated (a) by the company other than for cause or (b) by Mr. Ballou if he was assigned duties that were demeaning or materially inconsistent with the position of CEO, if his place of employment was moved outside the Philadelphia area or if, following a change in control of the company, his title changed or CDI’s principal offices moved by more than fifty miles (any of these events in (b) were referred to in Mr. Ballou’s employment agreement as “Good Reason”), then the company would have continued to pay his base salary until the expiration of a “severance period”, provided that Mr. Ballou signed a release and waiver of all claims against CDI. That “severance period” would have been the lesser of his remaining employment term (until March 31, 2011) or one year. Also, in the event of (a) or (b) described above in this paragraph or upon Mr. Ballou’s retirement at the end of his employment term, if he elected to continue paying premiums under CDI’s group medical insurance plans, the company would have continued to pay the same portion of his medical insurance premiums as it was previously paying, until Mr. Ballou reached age 65 or until he accepted employment with another company, whichever came first.

Under his employment agreement, if within one year following a change in control Mr. Ballou’s employment was terminated by the company for any reason other than cause, or if he terminated his employment for Good Reason, then, in addition to any other benefits, including pursuant to option agreements and employee benefit plans, to which he would be entitled following a change in control, Mr. Ballou would have received, in lieu of the payments described in the immediately preceding paragraph, the maximum amount of additional cash compensation that could be paid to him without the imposition on such payments of any excise tax under Section 4999 of the Internal Revenue Code or any loss of deduction by CDI under Section 280G of the Internal Revenue Code. This additional amount of cash compensation would have equaled 2.99 times Mr. Ballou’s five-year average compensation reported on his annual IRS Form W-2 minus the value of the other benefits to which he would have been entitled following a change in control (including the accelerated vesting of any outstanding equity awards).

The employment agreement also provided that if Mr. Ballou’s employment with CDI ended as a result of the expiration of his employment term on March 31, 2011, his departure would be considered a retirement. As such, Mr. Ballou would have been eligible for accelerated vesting of his SPP units (i.e., their conversion into shares of CDI stock) under the terms of the Stock Purchase Plan.

With respect to Mr. Ballou’s annual non-equity incentive compensation, his employment agreement required that he be employed by CDI when the payment was made except (a) if his employment was terminated by the company without cause or by Mr. Ballou for Good Reason or (b) the termination was the result of his retirement at the end of his employment term on March 31, 2011.

January 2011 Agreement with Roger Ballou upon his Retirement

In connection with his January 2011 retirement as CEO and to assist in the transition with the company’s new CEO, Roger Ballou entered into an agreement with CDI on January 10, 2011 which provides for the following:

Services. From January 10, 2011 through March 31, 2011, Mr. Ballou agreed to devote substantially all of his business time to providing transition services and support to the Board and to the new CEO as was reasonably requested by the Board and the CEO. From April 1, 2011 until March 31, 2012, he will serve as a consultant to CDI, devoting a reasonable and appropriate amount of his business time as the current CEO or the Board may reasonably request.

Compensation for Services. As compensation for his transition services during the period from January 10, 2011 through March 31, 2011, Mr. Ballou was paid a fee of $62,500 per month. As compensation for his consulting services during the period from April 1, 2011 through March 31, 2012, Mr. Ballou will be paid a fee of $20,833.33 per month.

Retirement and SPP Vesting. Provided that Mr. Ballou (a) does not become employed by another company prior to March 31, 2012 and (b) renders transition services to the reasonable satisfaction of the Board, then Mr. Ballou will be considered to have retired on March 31, 2011 for purposes of all benefit plans and programs of CDI. In addition, because Mr. Ballou rendered satisfactory transition services to the Board through March 31, 2011, his outstanding awards under the SPP became fully vested on March 31, 2011.

Non-Equity Incentive Compensation. Because Mr. Ballou satisfactorily performed his transition services and consulting services through the date that non-equity incentive compensation awards for 2010 were paid to CDI’s executives, Mr. Ballou was eligible to receive his 2010 non-equity incentive compensation award based on actual performance. Provided that Mr. Ballou performs his transition services and consulting services to the reasonable satisfaction of the Board, Mr. Ballou will be eligible to receive a non-equity incentive compensation award for the first quarter of 2011 based on the reviewed financial statements of CDI.

Outstanding Stock Options. Mr. Ballou holds a fully-vested stock option, granted on October 1, 2001, to purchase 50,000 shares of CDI stock at an exercise price of $16.05 per share. The original expiration date of that stock option was October 1, 2011 (or, if his employment was terminated without cause, the stock option would terminate two weeks after his employment terminated, if earlier). The January 2011 Agreement provides that, if Mr. Ballou performs his transition services and consulting services to the reasonable satisfaction of the Board from January 10, 2011 until July 10, 2011, Mr. Ballou will be permitted to exercise this stock option at any time until July 10, 2011.

Time-Vested Deferred Stock (TVDS). Under his employment agreement, Mr. Ballou would have received a fully-vested TVDS award in March 2011 (with a grant date value of $281,250), which award would vest immediately and be paid in cash or in CDI stock as chosen by Mr. Ballou. Pursuant to the January 2011 Agreement, because Mr. Ballou performed his transition services to the reasonable satisfaction of the Board from January 10, 2011 until March 31, 2011, he received that TVDS award in March 2011.

Medical Benefits. As noted above, Mr. Ballou’s employment agreement provided that, upon his retirement at the end of his employment term, if he elected to continue paying premiums under CDI’s group medical insurance plans, the company would continue to pay the same portion of his medical insurance premiums as it was previously paying, until Mr. Ballou reached age 65 or until he accepted employment with another company, whichever came first. The January 2011 Agreement provides that Mr. Ballou will receive those same medical benefits following his retirement.

The following table estimates the benefits which Mr. Ballou will receive under his January 2011 Agreement:

Type of Payment or Benefit	Amounts Payable in Connection with Retirement on 01/10/11 ($)
Fees for transition services from 01/10/11 to 03/31/11	169,355
Fees for consulting services from 04/01/11 to 03/31/12	250,000
Accelerated vesting of SPP units on 03/31/11	38,957	(1)
Non-Equity Incentive Plan Compensation for 2010	215,082
Non-Equity Incentive Plan Compensation for first quarter of 2011	150,000	(2)
TVDS award in March 2011	281,250
Continuation of medical insurance benefits (company contribution)	34,560	(3)

Total	1,139,204	(4)

Notes to Table:

(1)	The value of SPP units subject to accelerated vesting is based on the market price of CDI stock on March 31, 2011, which was $14.79 per share. This includes the additional shares which Mr. Ballou was entitled to receive upon vesting based on the aggregate dividends paid on CDI stock between the date of grant and the date of vesting. No deduction was made in this Table for the taxes which were payable by Mr. Ballou upon the vesting of the SPP units.

(2)	The actual amount has not yet been determined. The amount shown in this Table is the target amount of non-equity incentive compensation (prorated based on one quarter of performance) which would be earned by Mr. Ballou if 100% of his goals were achieved.

(3)	This assumes that Mr. Ballou does not accept employment with another company before he reaches age 65, that Mr. Ballou continues to make the required medical benefit plan payments as in effect immediately before his termination of employment and that the company’s cost of providing these benefits to Mr. Ballou until age 65 remains the same as in 2010 (although such costs are likely to increase, we are unable to estimate the future medical insurance premiums).

(4)	Mr. Ballou will also receive, in connection with the termination of his employment, a distribution of the balance in his Deferred Compensation Plan account. That balance, which was $505,230 as of 12/31/10, consists entirely of Mr. Ballou’s deferrals of a portion of the Salary and Non-Equity Incentive Compensation Plan awards he previously earned plus investment earnings on those deferrals. If this balance was added to the total amount shown in this Table, the total would be $1,645,477.

Non-Equity Incentive Compensation Plan

Under CDI’s Non-Equity Incentive Compensation Plan, if an executive resigns or is terminated by the company for cause prior to the date that payouts are made, the executive would not receive any payout. If the executive’s employment is terminated due to death, disability or retirement, the executive would receive a prorated payout based on the months of the year that the executive was employed by CDI. If the executive’s employment is terminated for any other reason, a payout to the executive may be considered at the discretion of the CEO and subject to the approval of the Compensation Committee. However, Mr. Ballou’s employment agreement provided that if the company terminated his employment without cause or he terminated for Good Reason or upon the expiration of his employment term, Mr. Ballou would have been entitled to a prorated payout.

Deferred Compensation Plan

Each of the NEOs, except Mr. Short, participates in CDI’s nonqualified Deferred Compensation Plan, which is a voluntary savings program under which CDI does not make any contributions. The Deferred Compensation Plan is described in more detail above in the section entitled “Nonqualified Deferred Compensation Table for 2010”. Among the events which trigger distributions from the Deferred Compensation Plan are the death, disability or retirement of the participant, the termination of the participant’s employment with CDI, and a change in control of CDI. Following each of those events, the participant’s account will be distributed in a lump sum cash payment (except that in the case of retirement, the participant may receive installment payouts over up to ten years).

Excess Benefit Plan

CDI’s Excess Benefit Plan is an unfunded, non-qualified plan for those employees for whom employer contributions and forfeitures under the company’s qualified Retirement Plan would otherwise exceed the annual statutory maximum. Under the Excess Benefit Plan, this excess amount is credited to an account for the employee. Each year, the accounts are credited with interest based on the average ten-year U.S. Treasury note yield for that year. Contributions haven’t been credited to the Excess Benefit Plan in many years because no contributions have been made to the Retirement Plan in many years. Upon termination of employment, CDI makes a lump sum cash payment to the participant in an amount equal to the participant’s account in the Excess Benefit Plan. Joseph Seiders is the only NEO who has a balance in the Excess Benefit Plan.

Accelerated Vesting of Equity Awards

SARs. Under CDI’s standard form of SARs agreement, if the holder’s employment with the company terminates as a result of death, disability or retirement, any then-unvested SARs will vest as of the date of such event. Each of the NEOs except for Mr. Ballou holds SARs that are subject to this provision.

Time-Vested Deferred Stock. Under CDI’s standard form of TVDS agreement, if the holder’s employment with CDI terminates as a result of death, disability or retirement, the shares which are scheduled to vest at the next succeeding anniversary of the grant date will vest as of the date of such event, and any other shares of TVDS which have not vested as of the date of such event will be forfeited. Each of the NEOs except for Mr. Ballou holds shares of TVDS that are subject to this provision. Also, with respect to any shares of TVDS received by an NEO pursuant to the Executive Stock Purchase Opportunity Program (described on page 34 above), if the NEO’s employment is terminated by the company without cause or in the event of the death, disability or retirement of the NEO, then all unvested shares of TVDS will immediately vest. Each of the NEOs, except Mr. Ballou, holds shares of TVDS acquired under the Executive Stock Purchase Opportunity Program.

Stock Purchase Plan (SPP) Units. Under the SPP, if a participant’s employment with CDI terminates before the vesting period applicable to any SPP unit has elapsed, the following rules apply:

•

If the termination occurs less than three years after the SPP units are credited to the participant’s SPP account and is by the company for cause or as a result of the participant’s resignation (except for retirement), the participant will receive, in cash and not in stock, the lesser of the amounts withheld from the participant’s incentive compensation or the then market price of CDI stock equivalent to the number of SPP units in the participant’s account. Any SPP units received in connection with the company match are forfeited.

•

If the termination occurs for any reason more than three years after the SPP units are credited to the participant’s SPP account, then the unvested SPP units (including any company match units) will immediately vest and the participant will receive a number of shares of CDI stock equal to the number of SPP units.

•

If the termination occurs at any time due to the participant’s retirement or disability or for any reason other than cause or the participant’s resignation, then the unvested SPP units (including any company match units) will immediately vest and the participant will receive a number of shares of CDI stock equal to the number of SPP units.

At the end of 2010, each of the NEOs held SPP units that were subject to these provisions.

“Clawback” Policy

The company can cancel and recoup (or “claw back”) from any employee in the CDI organization any incentive compensation or equity awards that were based on incorrect information, whether the error in the information occurred as a result of oversight, negligence or intentional misconduct (including fraud). Therefore, certain payments or benefits described in this section regarding “Potential Payments upon Termination of Employment or Change in Control” may be subject to forfeiture and clawback under certain circumstances.

Tables for Potential Payments to the NEOs upon Termination of Employment or Change in Control

The following tables set forth the benefits that each NEO would have received if a termination or separation from employment or a change in control of CDI had occurred on December 31, 2010.

Certain benefits which are provided generally to all salaried employees of CDI (such as a payment for accrued but unused time-off) are excluded from these tables. Certain benefits are contingent upon the executive signing a release and waiver of claims in favor of CDI, including covenants which prohibit the executive from disclosing proprietary or confidential information of CDI and from competing with the company or soliciting its customers or employees for a certain period after termination of their employment. Severance and other deferred compensation payments to the NEOs may be subject to a six-month delay following the NEO’s termination of employment, if necessary to avoid the imposition of a 20% penalty tax on such payments pursuant to Section 409A of the Code.

The actual amounts paid to a NEO can only be determined at the time of the NEO’s separation from the company, and so the actual amounts paid to a NEO upon a termination of employment are likely to differ from the amounts set forth in these tables.

In addition, the actual severance benefits that Mr. Ballou received in connection with his retirement in January 2011 are described earlier in this section, not in the tables that follow.

Roger H. Ballou

Type of Payment or Benefit	Termination by CDI for Cause or Resignation by Executive not for Good Reason ($)	Termination by CDI Not for Cause ($)	Termination by Executive for Good Reason ($)	Termination Due to Death, Disability or Retirement ($)	Change in Control ($)	Change in Control then Termination by CDI Not for Cause ($)	Change in Control then Resignation by Executive for Good Reason ($)
Salary continuation	0	187,500	187,500	0	0	0	0
Outplacement services	0	15,000	0	0	0	15,000	0
Continuation of medical insurance benefits (company contribution) (1)	0	34,560	34,560	0	0	0	0
Basic life insurance	0	168	0	0	0	168	0
Non-Equity Incentive Plan Compensation	0	215,082	215,082	0	0	215,082	215,082
Distribution of balance in Deferred Compensation Plan (2)	505,230	505,230	505,230	505,230	505,230	505,230	505,230
Accelerated vesting of SPP units (3)	172,114	207,197	207,197	207,197	0	207,197	207,197
Additional payment up to Section 280G limit (4)	0	0	0	0	0	3,830,224	3,845,392
Total	677,344	1,164,737	1,149,569	712,427	505,230	4,772,901	4,772,901

Other NEOs

Type of Payment or Benefit	Resignation or Termination by CDI for Cause($)	Termination by CDI Not for Cause ($)	Termination Due to Death, Disability or Retirement ($)	Change in Control ($)
Mark A. Kerschner
Salary continuation	0	335,000	0	0
Outplacement services	0	15,000	0	0
Continuation of medical insurance benefits (company contribution) (5)	0	4,800	0	0
Basic life insurance	0	168	0	0
Non-Equity Incentive Plan Compensation (6)	0	65,069	65,069	0
Distribution of balance in Deferred Compensation Plan (2)	308,181	308,181	308,181	308,181
Accelerated vesting of TVDS (3)	0	24,180	69,759	0
Accelerated vesting of SPP units (3)	114,884	176,915	176,915	0
Accelerated vesting of SARs (7)	0	0	112,180	0
Total	423,065	929,313	732,104	308,181

Brian D. Short
Salary continuation	0	335,000	0	0
Outplacement services	0	15,000	0	0
Continuation of medical insurance benefits (company contribution) (5)	0	0	0	0
Basic life insurance	0	168	0	0
Non-Equity Incentive Plan Compensation (6)	0	67,258	67,258	0
Distribution of balance in Deferred Compensation Plan (2)	0	0	0	0
Accelerated vesting of TVDS (3)	0	4,029	17,484	0
Accelerated vesting of SPP units (3)	4,393	5,695	5,695	0
Accelerated vesting of SARs (7)	0	0	67,972	0
Total	4,393	427,150	158,409	0

Joseph R. Seiders
Salary continuation	0	294,000	0	0
Outplacement services	0	15,000	0	0
Continuation of medical insurance benefits (company contribution) (5)	0	4,800	0	0
Basic life insurance	0	168	0	0
Non-Equity Incentive Plan Compensation (6)	0	51,395	51,395	0
Distribution of balance in Deferred Compensation Plan (2)	274,650	274,650	274,650	274,650
Distribution of balance in Excess Benefit Plan	64,427	64,427	64,427	0
Payment under 2004 buyback program for unused paid time-off (8)	28,946	28,946	28,946	0
Accelerated vesting of TVDS (3)	0	8,520	31,104	0
Accelerated vesting of SPP units (3)	79,485	116,293	116,293	0
Accelerated vesting of SARs (7)	0	0	56,090	0
Total	447,508	858,199	622,905	274,650

Notes to the Tables for Potential Payments to the NEOs upon Termination of Employment or Change in Control:

(1)	This assumes that Mr. Ballou does not accept employment with another company before he reaches age 65, that Mr. Ballou continues to make the required medical benefit plan payments as in effect immediately before his termination of employment and that the company’s cost of providing these benefits to Mr. Ballou until age 65 remains the same as in 2010 (although such costs are likely to increase, we are unable to estimate the future medical insurance premiums).

(2)	The amounts in this row consist of the executive’s voluntary deferral of a portion of the Salary and Non-Equity Incentive Compensation Plan awards previously earned by the executive plus investment earnings on those deferrals.

(3)	The value of SPP units and shares of TVDS subject to accelerated vesting is based on the market price of CDI stock on December 31, 2010, which was $18.59 per share. This includes any additional shares which the executive would be entitled to receive upon vesting based on the aggregate dividends paid on CDI stock between the date of grant and the date of vesting. No deduction is made for the taxes which would be payable by the executive upon the vesting of the SPP units or shares of TVDS.

(4)	This is a payment that would be made to Mr. Ballou in an amount equal to the maximum additional cash compensation that can be paid to him without the imposition of any excise tax under Section 4999 of the Internal Revenue Code or the loss of any deduction by the company under Section 280G of the Internal Revenue Code (taking into account for such calculation the accelerated vesting of SPP units). This payment was calculated as 2.99 times Mr. Ballou’s five-year average compensation reported on his annual IRS Form W-2 minus the value of the other benefits to which he may be entitled following a change in control.

(5)	This assumes the continuation of medical insurance benefits during a one-year severance period and that the executive continues to make the required medical benefit plan payments as in effect immediately before termination of employment.

(6)	Payout would be subject to the discretion of the CEO and the approval by the Compensation Committee. For purposes of this table, when the executive would be entitled to a payout, the amount was assumed to be the actual Non-Equity Incentive Plan Compensation earned by that executive for 2010.

(7)	The value of SARs subject to accelerated vesting is based on the amount by which the market price of CDI stock on December 31, 2010 ($18.59 per share) exceeds the exercise price of the SAR. No deduction is made for the taxes which would be payable by the executive upon exercise of the SARs.

(8)	In connection with revising our paid time-off policy in 2004, Mr. Seiders elected to receive payment for his accrued but unused paid time-off as of the end of 2004 upon his termination of employment.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, CDI is asking its shareholders to approve an advisory (non-binding) resolution on the compensation of its Named Executive Officers (NEOs), as described above in this Proxy Statement in “Compensation Discussion and Analysis”, the “Summary Compensation Table” and the other related compensation tables and disclosure.

As discussed in detail in “Compensation Discussion and Analysis” beginning on page 23, CDI’s executive compensation program is designed to attract, motivate and retain the executives who are important to the company’s success, to reward them for achieving financial and strategic company goals, and to align their interests with the interests of CDI’s shareholders. We believe the compensation program for our NEOs is performance-driven. We incorporate prudent pay practices such as stock ownership requirements, a clawback policy and competitive market compensation reviews.

We urge you to read the Compensation Discussion and Analysis, as well as the compensation tables and accompanying footnotes and narrative, for additional information about CDI’s executive compensation program and the compensation of our NEOs in 2010. For the reasons set forth above, we are asking shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of CDI Corp.’s Named Executive Officers as disclosed in the company’s Proxy Statement for the 2011 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related compensation tables and disclosure.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on CDI, the Board and the Compensation Committee. However, the Board and the Compensation Committee will review and consider the voting results when making future executive compensation decisions.

The Board of Directors unanimously recommends a vote FOR Proposal Two, to approve the compensation to our Named Executive Officers. Shares represented by the accompanying proxy will be voted FOR this proposal unless a contrary choice is specified.

PROPOSAL THREE

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, CDI is asking its shareholders to vote on whether they would prefer future advisory votes on executive compensation to occur every year, every two years or every three years. Our Board believes that conducting an advisory vote on executive compensation every year is appropriate for CDI and its shareholders at this time. While our executive compensation program is designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually in our proxy statement. Holding an annual advisory vote on executive compensation provides CDI with more direct, frequent and timely feedback from shareholders on our executive compensation program.

Shareholders may cast their vote on their preferred voting frequency by choosing one of the following options – one year, two years, three years or abstain – on the proxy card when they vote in response to the resolution set forth below:

RESOLVED, that the option of once every one year, two years or three years that receives a majority of the votes cast on this resolution will be determined to be, on an advisory basis, the preferred frequency with which CDI Corp. is to hold a shareholder vote to approve, on an advisory basis, the compensation of the company’s Named Executive Officers as disclosed in the company’s proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related compensation tables and disclosure.

This advisory resolution, commonly referred to as a “say-when-on-pay” resolution, is non-binding on CDI, the Board and the Compensation Committee. However, the Board and the Compensation Committee will review and consider the voting results when making future determinations as to the frequency of the advisory “say-on-pay” vote. Notwithstanding the Board’s recommendation and the outcome of this shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis than the option selected by shareholders.

The Board of Directors unanimously recommends that you vote for the option of ONE YEAR as to the frequency of future advisory votes on the compensation of CDI’s named executive officers. Shares represented by the accompanying proxy will be voted for ONE YEAR as to the frequency of the advisory vote unless a contrary choice is specified.

PROPOSAL FOUR

APPROVAL OF THE 2011 CEO CASH BONUS PLAN

General

The CDI Corp. 2011 CEO Cash Bonus Plan (the “Bonus Plan”) was adopted by the Compensation Committee of CDI’s Board (which is referred to as the “Committee” in this section of the Proxy Statement relating to Proposal Four) on March 23, 2011. The Board recommends that the shareholders approve the Bonus Plan at CDI’s 2011 Annual Meeting. The Bonus Plan is being submitted to the shareholders for approval to meet the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Bonus Plan provides for payments in cash to CDI’s Chief Executive Officer (CEO) based on the achievement of pre-established performance goals over a performance period determined by the Committee. Since our CEO will participate in, and may receive payments under, the Bonus Plan, our CEO has an interest in this proposal.

Summary of the Bonus Plan

The following general description of certain features of the Bonus Plan is qualified in its entirety by reference to the Bonus Plan, a copy of which is attached as Appendix A to this Proxy Statement. Capitalized terms not otherwise defined in this summary have the meanings given to them in the Bonus Plan. If the Bonus Plan is approved by CDI’s shareholders, CDI will have the ability to grant cash bonus awards to our CEO that qualify as “performance-based compensation” under Section 162(m) of the Code.

Background

Shareholder approval of the Bonus Plan is necessary to ensure that compensation paid to the CEO under the Bonus Plan is eligible for an exemption from the limits on tax deductibility imposed by Section 162(m) of the Code.

Section 162(m) of the Code limits the deductibility of certain compensation paid to a public company’s chief executive officer or any one of its other three highest-paid executive officers (other than its principal financial officer). Compensation that qualifies as performance-based for purposes of Section 162(m) of the Code is not subject to the annual limit on the deductibility of compensation in excess of $1 million. One of the requirements for compensation to constitute performance-based compensation is that the material terms under which compensation is to be paid, including any performance goals, be disclosed to and voted on by the company’s shareholders in a separate shareholder vote before the payment of the compensation.

The Board believes that it is in the best interests of CDI and our shareholders to provide our CEO the opportunity to earn incentive compensation that would qualify as “performance-based compensation” under Section 162(m) of the Code, thereby permitting CDI to obtain the highest level of tax deductibility of such incentive compensation.

Purpose

The general purpose of the Bonus Plan is to provide additional compensation opportunities for our CEO based on the achievement of pre-determined, objective performance goals. CDI believes that awarding incentive compensation under the Bonus Plan will enable us to provide a competitive compensation package to our CEO and establish a strong pay-for-performance element to our CEO’s overall compensation.

Administration

The Bonus Plan will be administered by the Committee, which qualifies as a committee of the Board comprised exclusively of two or more members of the Board who are non-employee “outside directors” within the meaning of Section 162(m) of the Code. Subject to the other provisions of the Bonus Plan, the Committee has the authority to:

•	establish and administer performance goals and bonus opportunities applicable to the CEO and certify whether the performance goals have been attained;

•	construe and interpret the Bonus Plan and any agreement or instrument entered into under or in connection with the Bonus Plan;

•	establish, amend and waive rules and regulations for Bonus Plan administration; and

•	make all other determinations that may be necessary or advisable for the administration of the Bonus Plan.

The Committee may, at any time, amend or terminate the Bonus Plan in whole or in part; provided, however, that no amendment that would require the consent of shareholders pursuant to Section 162(m) of the Code will be effective without such consent. Unless terminated earlier by the Committee, the Bonus Plan will terminate on December 31, 2015.

Eligibility

Our CEO is the sole person eligible to participant in the Bonus Plan.

Bonuses

The Committee has the authority to grant bonuses (non-equity incentive compensation) to the CEO subject to the following restrictions:

•	bonuses must be based solely on the attainment of one or more objective performance goals (as described below) and may not be based on subjective criteria;

•	the maximum aggregate bonuses that may be payable to the CEO under the Bonus Plan with respect to any fiscal year of CDI may not exceed $3,000,000;

•

the Committee may not retain any discretion to increase the amount of bonuses that would otherwise be due upon attainment of the relevant performance goals; provided that the Committee may exercise negative discretion to reduce any amount that would otherwise be payable upon the attainment of performance goals; and

•	payment of any bonus is contingent upon the Committee’s certifying in writing that the performance goals and any other material terms applicable to such bonus were in fact satisfied.

With respect to each performance period over which bonuses may be earned (which will be one or more consecutive fiscal years, or any portions thereof), the Committee shall establish (i) the performance goals (including, as the Committee deems advisable, threshold, target, maximum and other levels of performance) and how such performance goals will be calculated, (ii) the CEO’s target and, if applicable, threshold, maximum and other bonus opportunities for such performance period and (iii) the method for computing the amount of bonuses that may be payable under the Bonus Plan for such performance period if the performance goals are attained in whole or in part.

Performance Goals

Performance goals for a performance period with respect to a bonus opportunity may include any one or more of the following criteria, which may be measured on an absolute or relative basis (e.g., against an external index such as a group of peer companies, industry groups or a financial market index):

•	the price or value of CDI’s stock;

•	the market share of CDI, our subsidiaries or affiliates (or any business unit thereof);

•	sales by CDI, our subsidiaries or affiliates (or any business unit thereof);

•	earnings per share;

•	net income per share (diluted or otherwise);

•	return on shareholder equity;

•	costs of CDI, our subsidiaries or affiliates (or any business unit thereof);

•	cash flow of CDI, our subsidiaries or affiliates (or any business unit thereof);

•	return on total assets of CDI, our subsidiaries or affiliates (or any business unit thereof);

•	return on invested capital of CDI, our subsidiaries or affiliates (or any business unit thereof);

•	return on net assets of CDI, our subsidiaries or affiliates (or any business unit thereof);

•	operating income of CDI, our subsidiaries or affiliates (or any business unit thereof);

•	net income of CDI, our subsidiaries or affiliates (or any business unit thereof);

•	earnings (or net income) before interest, taxes, depreciation and amortization of CDI, our subsidiaries or affiliates (or any business unit thereof);

•	direct margin of CDI, our subsidiaries or affiliates (or any business unit thereof);

•	profits (pre- or post-tax) of CDI, our subsidiaries or affiliates (or any business unit thereof);

•	direct margin dollars of CDI, our subsidiaries or affiliates (or any business unit thereof); and

•

any other financial or other measurement deemed appropriate by the Committee, as it relates to the results of operations or other measurable progress of CDI, our subsidiaries or affiliates (or any business unit thereof).

Payment of Bonuses

Bonuses earned under the Bonus Plan will be paid within two weeks after the delivery of the audited financial statements to CDI for the fiscal year in which such bonuses were earned, but in no event later than March 15th of the fiscal year following the fiscal year in which such bonuses were earned; provided, however, that unless otherwise provided in the CEO’s employment agreement with CDI, if the CEO’s employment terminates prior to the bonus payment date for any reason, the CEO will not be entitled to any bonus under the Bonus Plan that has not been paid as of such termination. Bonuses will be subject to mandatory deferral into the SPP as provided in the CEO’s employment agreement with CDI, and may be deferred at the election of the CEO under CDI’s other incentive plans in accordance with the terms thereof.

Effective Date

The Bonus Plan was adopted by the Committee on March 23, 2011 and is currently effective. However, the payment of any bonus pursuant to the Bonus Plan shall be contingent upon shareholder approval of the Bonus Plan and no bonus shall be paid to the CEO under the Bonus Plan unless and until such approval is obtained.

New Plan Benefits

Because bonus awards will be made from time to time by the Committee to the CEO and any amounts payable to the CEO under the Bonus Plan are contingent upon the future achievement of performance goals, the payments that the CEO may receive under the Bonus Plan are not determinable at this time. However, pursuant to the terms of the CEO’s current employment agreement with CDI, the CEO’s target bonus opportunity as of the date of this Proxy Statement is 80% of her base salary and the CEO’s maximum bonus opportunity as of the date of this Proxy Statement is 120% of her base salary. The CEO’s base salary as of the date of this Proxy Statement is $750,000.

The Board of Directors unanimously recommends a vote FOR Proposal Four, approving the 2011 CEO Cash Bonus Plan. Shares represented by the accompanying proxy will be voted FOR this proposal unless a contrary choice is specified.

PROPOSAL FIVE

APPROVAL OF AN AMENDMENT TO THE STOCK PURCHASE PLAN

FOR MANAGEMENT EMPLOYEES AND NON-EMPLOYEE DIRECTORS

Description of and Reasons for the Proposed Amendment to the Plan

CDI maintains the Stock Purchase Plan for Management Employees and Non-Employee Directors (the “SPP” or the “Stock Purchase Plan”), which was approved by the shareholders of CDI in 2004. The SPP enables designated management employees of the company to use a portion of the non-equity incentive compensation they earn to purchase SPP units that convert into shares of CDI stock following a vesting period. Non-employee directors of CDI can also elect to receive their cash retainer fees in the form of SPP units. By encouraging participation through the use of matching SPP unit contributions by CDI and as a result of the tax deferral opportunities (both of which are described below), the SPP promotes ownership of CDI stock by CDI’s management employees and non-employee directors, which serves to further align their interests with those of CDI’s shareholders.

Currently, up to 375,000 shares of CDI stock may be issued under the SPP. This proposed amendment would increase that amount by 200,000 shares (to 575,000 shares). The number of shares which are available for issuance under the SPP has not been increased since 2004, when the SPP was approved by CDI’s shareholders. In February 2011, this proposed increase in the number of shares which are available for issuance under the SPP was approved by our Board, subject to approval by our shareholders.

Through March 15, 2011, a total of 308,017 shares of CDI stock have been issued under the SPP and there were outstanding 79,237 SPP units that are subject to possible vesting in the future. This proposed amendment is needed to cover future vestings of outstanding SPP units and to allow management employees and non-employee directors to purchase SPP units in connection with future deferrals of incentive compensation and director retainer fees. The Board believes that the SPP is in the best interests of CDI and its shareholders, and recommends this increase in the shares which can be issued under the SPP in order to continue to offer these deferral opportunities to management employees and non-employee directors.

Description of the SPP

A summary of the principal features of the SPP is provided below, but is qualified in its entirety by reference to the full text of the SPP that is attached to this Proxy Statement as Appendix B. To the extent there is a conflict between the terms of the SPP and this summary, the terms of the SPP will control.

Purpose. The principal purpose of the SPP is to promote CDI stock ownership by CDI management and, in doing so, to further align the interests of the executives with the interests of CDI’s shareholders. The company match feature encourages management to voluntarily participate in the SPP beyond any required automatic deferral.

Eligibility and Participation. Any employee or non-employee director of CDI who is designated as eligible by the Compensation Committee of CDI’s Board (referred to as the “Committee” in this section of the Proxy Statement relating to Proposal Five) is eligible to participate in the SPP. Eligible employees and non-employee directors participate by purchasing SPP units. As of March 15, 2011, there were approximately thirty designated management employees and seven non-employee directors eligible to participate in the SPP.

Shares of CDI Stock Available Under the SPP. Currently, up to 375,000 shares of CDI stock may be issued under the SPP. This proposed amendment would increase that maximum amount to 575,000 shares. The CDI stock issued under the SPP may be treasury shares or authorized but unissued shares. The market value of CDI stock as of the close of business on April 11, 2011 was $14.46 per share.

Administration. The Committee administers the SPP. The Committee is comprised solely of persons who are (i) “outside directors” as defined under Section 162(m) of the Code, (ii) “non-employee directors” under Section 16 of the Securities Exchange Act, and (iii) “independent” of CDI within the meaning of applicable New York Stock Exchange rules. The Committee has full authority to designate employees and non-employee directors as participants in the SPP. The Committee interprets the provisions of the SPP, makes all determinations necessary for administration of the SPP, adopts regulations for carrying out the SPP and makes changes in such regulations from time to time. The Committee may, pursuant to written instruction, delegate specific duties and responsibilities to other named persons if such delegation is consistent with applicable law.

Purchase of SPP Units. Under the SPP, eligible employees of CDI and its subsidiaries use a portion of the annual cash incentive compensation they earn on a pre-tax basis to purchase SPP units, each of which corresponds to a right to receive one share of CDI stock upon the satisfaction of the applicable vesting period. Until they meet their stock ownership requirements, certain employees designated by the Committee, including the NEOs, are required to participate in the SPP and automatically have up to 25% of their cash incentive compensation withheld on a pre-tax basis to purchase SPP units. In addition, eligible employees may voluntarily have up to 25% (or such greater percentage approved by the Committee) of their cash incentive compensation withheld on a pre-tax basis to purchase SPP units (for those participating on a mandatory basis, voluntary withholding is in addition to mandatory withholding). Under the SPP, unless the Committee determines otherwise, CDI will make a matching contribution of one SPP unit for every three SPP units purchased by the employee on a voluntary basis.

The SPP also covers non-employee directors. Eligible non-employee directors of CDI may voluntarily have all or a portion of their annual retainer fees withheld on a pre-tax basis to purchase SPP units. Unless the Committee determines otherwise, CDI will make a matching contribution of one SPP unit for every three SPP units purchased by the non-employee director on a voluntary basis. Any non-employee directors who have not satisfied their stock ownership requirements must participate in the SPP, and automatically have an amount determined by the Board withheld from their retainer fees on a pre-tax basis to purchase SPP units. Under the Board’s current stock ownership requirements, each non-employee director who has served on the Board for at least four years is required to own at least $400,000 in market value of CDI stock. Any non-employee director who does not own the required amount of stock by and after the director’s fourth year on the Board would then have up to $30,000 of the director’s retainer fee payable in subsequent years automatically deferred, on a pre-tax basis, into the SPP, with no CDI matching contributions, until the required ownership level is met. The individuals who are subject to mandatory deferral, and the percentage of their compensation that will be deferred, must be established by the Committee by December 31 of the year preceding the year in which the compensation is earned. In addition, all voluntarily deferral elections must be made by December 31 of the year preceding the year in which the compensation is earned. Limited exceptions apply when an individual first becomes eligible to participate in the SPP.

Vesting. The vesting period for SPP units credited to a participant for a particular year is the period of time that must elapse after the SPP units are credited before CDI stock can be issued in exchange for such SPP units. A participant may choose the length of the vesting period, which must be between three and ten years. Any such election must be made by December 31 of the year preceding the year in which the compensation to which the SPP units relate is earned. If the participant does not choose a length for the vesting period by such date, the default vesting period is three years. Upon vesting, CDI issues to the participant a number of shares of CDI stock equal to the number of SPP units which were subject to vesting, and the SPP units are cancelled.

If a participant’s employment or director service terminates before the end of the vesting period applicable to the SPP units and before three years have elapsed after the SPP units have been credited, and the termination is either by CDI for cause or is a voluntary resignation (other than retirement), the SPP units will be cancelled and the participant will receive a cash payment equal to the lesser of the amounts withheld to purchase SPP units or the fair market value of the CDI stock underlying those SPP units. CDI matching SPP units will also be forfeited upon such a termination. If a participant’s employment or director service terminates (i) for any reason more than three years after the SPP units have been credited, or (ii) at any time due to retirement, disability or any other reason other than cause or voluntary resignation (other than retirement), the unvested SPP units, including unvested CDI matching SPP units, will immediately vest and will be exchanged for CDI stock.

For purposes of the SPP, “cause” is deemed to exist with respect to a non-employee director participant if the Board determines, in accordance with CDI’s By-Laws, that grounds exist for the director’s removal. With respect to an employee participant, “cause” has the same meaning as is set forth in his or her employment agreement with CDI, and if there is no such agreement, then “cause” will generally mean any of the following: (i) performing services under the influence of alcohol or illegal drugs, (ii) performing an act of dishonesty while working for CDI, including falsifying company records, (iii) being convicted of a felony or a misdemeanor involving violence, fraud, embezzlement or theft, (iv) violating any law or agreement that results in a judgment or order preventing the participant from performing his or her duties for CDI, (v) violating CDI policies that provide for termination of employment as a consequence of such violation, (vi) engaging in conduct that materially injures CDI, (vii) competing or intending to compete with CDI, and (viii) refusing to perform assigned duties to the extent they are consistent with the participant’s position.

Voting and Dividends. During the vesting period, the holder of SPP units does not have the right to vote the shares of CDI stock underlying the SPP units and does not receive dividends. At the end of the vesting period, the holder receives additional shares (valued at their then fair market value) representing the value of the dividends that would otherwise have been paid during the vesting period on the shares underlying the SPP units (without reinvestment or compounding and net of any required tax withholding).

Changes in Capital Structure. The SPP provides that in the event of a reorganization, recapitalization, stock split, spin-off, split-off, split-up, stock dividend, issuance of stock rights, combination of shares, merger, consolidation or any other change in the company’s corporate structure affecting CDI stock, or any distribution to shareholders other than a cash dividend, the Board will make the appropriate adjustment in the number and kind of shares authorized by the SPP and other adjustments to outstanding SPP units as it deems appropriate.

Effective Date, Termination and Amendment. The SPP originally became effective on January 1, 1998, was amended and restated as of May 25, 2004 and December 31, 2008, and if this Proposal Five is approved by CDI’s shareholders, will be further amended effective May 17, 2011. The Board has authority to amend, suspend or terminate the SPP at any time. However, certain amendments require the approval of a majority of the votes cast by all CDI shareholders entitled to vote. Without shareholder approval, no amendment may be made: (i) increasing the total number of shares available under the SPP (except for adjustments in the event of a change in CDI’s capital structure); (ii) changing the categories of persons eligible to participate under the SPP; or (iii) changing the Board’s power to amend, suspend or terminate the SPP. Termination of the SPP will not affect outstanding SPP units.

Plan Benefits

The number of SPP units that will be purchased or received in the future by participants in the SPP, and the number of shares of CDI stock that may be issued in the future upon vesting of the SPP units, cannot be determined at this time.

The following table sets forth the number of SPP units that are held as of March 15, 2011 by the NEOs, all current executive officers as a group, all current directors who are not executive officers as a group, and all employees (including all current officers who are not executive officers) as a group.

Name and Position	Number of SPP Units Held as of March 15, 2011
Roger Ballou,	2,634
Former President and Chief Executive Officer

Mark Kerschner,	4,042
Executive Vice President and Chief Financial Officer

Brian Short,	298
Senior Vice President, Chief Administrative Officer and General Counsel

Joseph Seiders,	1,951
Senior Vice President, Chief Legal Officer and Chief Compliance Officer

All current executive officers as a group	6,291

All current directors who are not executive officers as a group	22,683

All employees (including officers who are not executive officers) as a group	56,554

Securities Authorized for Issuance under All of CDI’s Equity Compensation Plans

The following table provides information as of December 31, 2010 for shares of CDI stock that may be issued under the Stock Purchase Plan as well as our other equity compensation plan, the 2004 Omnibus Stock Plan (“the Omnibus Plan”). Both of these equity compensation plans have been approved by CDI’s shareholders.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
	A		B		C
Equity compensation plans approved by security holders	594,912	(1)	$18.95	(2)	1,732,167
Equity compensation plans not approved by security holders	—		—		—
Total	594,912		$18.95		1,732,167

Notes to Table:

(1)	The number of securities in column A includes 116,247 SPP units awarded to participants in the Stock Purchase Plan.

As of December 31, 2010, 105,945 shares would have been issuable to participants upon exercise of SARs under the Omnibus Plan. Holders of SARs can, upon vesting, receive shares of CDI stock having a value equal to any appreciation in the market price of CDI stock on the date of exercise over the market price on the date of grant. Based on the market price of CDI stock on December 31, 2010 of $18.59, the market price exceeded the exercise price for 307,755 SARs of the 695,434 SARs granted under the Omnibus Plan. The weighted average appreciation of these SARs was $6.40.

As of December 31, 2010, 154,967 shares would have been issuable to participants upon exercise of stock options under the Omnibus Plan. Holders of stock options can, upon vesting of the options, purchase shares of CDI stock at an exercise price which is equal to the market price on the grant date. Based on the market price of CDI stock on December 31, 2010 of $18.59, the market price exceeded the exercise price for 61,120 of the 154,967 stock options granted under the Omnibus Plan.

As of December 31, 2010, 217,753 shares of TVDS were outstanding and held by various employees and directors. For most employees, the shares of TVDS vest 20% per year on the first five anniversaries of the date of grant, and TVDS will generally be forfeited prior to vesting if the holder’s employment with CDI ends. For directors, the shares of TVDS vest on the third anniversary of the date of grant. Upon vesting, shares of TVDS are converted into an equal number of shares of CDI stock.

(2)	The weighted average exercise price relates to outstanding stock options and SARs. Not included in the calculation of the weighted average exercise price were SPP units and shares of TVDS.

Summary of U.S. Federal Income Tax Consequences

The following is only a summary of the effect of U.S. federal income taxation upon participants and CDI with respect to benefits under the SPP. It does not purport to be complete and does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any municipality, state or foreign country in which the participant’s income or gain may be taxable. Participants are urged to consult their own tax advisors with respect to the particular federal income tax consequences to them of participating in the SPP, as well as with respect to any applicable state or local income tax considerations.

Federal Tax Treatment. Under current law, if the requirements of Section 409A of the Code, as described below, are satisfied, a participant recognizes no taxable income when that participant’s cash incentive compensation or director’s retainer fee, as applicable, is allocated to the purchase of SPP units. In addition, a participant recognizes no taxable income at the time SPP units are awarded as CDI matching contributions. Correspondingly, CDI receives no federal income tax deduction at the time a participant’s annual cash incentive compensation or director’s retainer fee is applied to the purchase of SPP units, or at the time CDI matching contributions of SPP units are made.

When the participant receives shares of CDI stock in exchange for his or her SPP units (or cash in exchange for SPP units if the participant’s employment is terminated under circumstances that require the participant to be cashed out of the SPP), the participant will recognize ordinary income equal to the fair market value of the shares (or the amount of cash received) at that time, including any additional shares awarded at that time representing dividends that would have been paid over the vesting period if the participant had owned CDI stock instead of SPP units. Provided the applicable conditions of Section 162(m) of the Code are met, CDI will be entitled to a corresponding deduction. As discussed more fully below, Code Section 162(m) can operate to limit the deduction of compensation paid to certain NEOs.

Because SPP units are purchased with incentive compensation awards or director’s retainer fees that have not previously been subject to tax, a participant’s tax basis (cost) in shares of CDI stock received in exchange for SPP units will be equal to the fair market value of those shares when such participant receives them. In other words, the tax basis will be the value upon which the participant is taxed when the shares of CDI stock are received. Upon a sale of the shares, the participant will recognize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Withholding. Participants are responsible for making appropriate provision for all taxes required to be withheld in connection with the delivery of shares of CDI stock or other payment pursuant to the SPP. This includes responsibility for all applicable federal, state, local or foreign withholding taxes. Upon delivery of CDI stock pursuant to the SPP, CDI will, unless the participant makes timely provision for the payment of withholding obligations, have the right to retain the number of shares of CDI stock which have a fair market value equal to the withholding tax obligation of the participant.

Section 409A. Section 409A of the Code contains certain restrictions on the ability to defer receipt of compensation to future tax years. These restrictions apply to amounts deferred under the SPP. If the requirements of Section 409A of the Code are not met with respect to a participant, all amounts deferred under the SPP by such participant during the taxable year and all prior taxable years (to the extent not already included in gross income) will be included in the participant’s taxable income in the later of the year in which such violation occurs or the year in which such amounts are no longer subject to a substantial risk of forfeiture, even if such amounts have not been actually received. In addition, such violation will result in an additional tax to the participant of 20% of the amount included in income, plus interest penalties for the underpayment of taxes in prior years.

Million Dollar Deduction Limit. Section 162(m) of the Code may preclude CDI from claiming a federal income tax deduction if CDI pays total remuneration in excess of $1 million to the chief executive officer and the three other most highly compensated executive officers, other than the chief financial officer, in any one year. An exception does exist, however, for performance-based compensation, which includes amounts received pursuant to a plan approved by shareholders that meets certain requirements and can include cash incentive compensation awards. Awards under the SPP relating to the company match and accrued dividends do not qualify for this exception. CDI generally seeks to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market for executive talent.

The Board of Directors unanimously recommends a vote FOR Proposal Five, approving this amendment to the SPP. Shares represented by the accompanying proxy will be voted FOR this proposal unless a contrary choice is specified.

PROPOSAL SIX

RATIFICATION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm for 2011

The independent registered public accounting firm of KPMG LLP has been appointed by the Audit Committee to continue to serve as CDI’s independent registered public accounting firm for the fiscal year ending December 31, 2011, subject to ratification by the shareholders of the company. KPMG has served the company in this capacity for many years and has gained valuable knowledge of CDI’s business. The Audit Committee considers KPMG to be well qualified for this engagement. A representative of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR Proposal Six. Shares represented by the enclosed Proxy will be voted FOR this proposal unless a contrary choice is specified.

Services and Fees of the Independent Registered Public Accounting Firm for 2010 and 2009

KPMG LLP served as CDI’s independent registered public accounting firm for the fiscal years ended December 31, 2010 and December 31, 2009. KPMG’s fees for services rendered to CDI for the past two fiscal years are set forth in the table below. The Audit Committee pre-approved all of these services.

Type of Fees	2010	2009
Audit Fees (1)	$1,667,250	$1,507,500
Audit-Related Fees (2)	22,000	22,000
Tax Fees (3)	8,000	0
All Other Fees (4)	35,877	1,333

TOTAL FEES	1,733,127	1,530,833

(1)	Audit Fees consist of the aggregate fees billed in connection with the audit of CDI’s annual financial statements (including activities relating to the evaluation of CDI’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act) and the review of the financial statements included in CDI’s quarterly reports on Form 10-Q.

(2)	Audit-Related Fees consist of the fees billed for audits of the financial statements of CDI’s 401(k) plan.

(3)	Tax Fees in 2010 related to assistance in obtaining certain state tax credits.

(4)	All Other Fees in 2010 consisted of $34,489 for assistance with cost accounting regulations under certain federal government contracts and $1,388 as a license fee for certain payroll tax compliance software used by CDI in the United Kingdom. All Other Fees in 2009 consisted solely of the license fee for payroll tax compliance software in the UK.

Pre-Approval Policy for Auditor Services

The Audit Committee (sometimes referred to simply as the “Committee” in this section) has adopted a policy which requires it to pre-approve the audit and non-audit services performed by CDI’s independent registered public accounting firm in order to assure that providing such services will not impair the firm’s independence.

For audit services, KPMG provides the Committee each fiscal year with an engagement letter outlining the scope of the audit services proposed to be performed in connection with that fiscal year, along with a fee proposal for those services. If agreed to by the Committee, the Committee formally accepts this engagement letter and fee proposal. In connection with its approval of the fee proposal, the Committee may also pre-approve the expenditure by management of an amount up to an additional 10% of such fee proposal in order to cover such additional costs as may be incurred for audit services that are performed for that fiscal year. However, our practice has been for KPMG to submit any proposed additional fees to the Committee for approval.

KPMG was not retained to provide any non-audit or non-audit-related services to CDI in 2010 other than assistance with cost accounting regulations under certain federal government contracts ($34,489 fee), assistance in obtaining certain state tax credits ($8,000 fee) and a license ($1,388 fee) for certain payroll tax compliance software used by CDI in the United Kingdom. Under CDI’s pre-approval policy, management may submit to the Committee for approval a detailed list of non-audit and non-audit-related services that it recommends the Committee engage the independent registered public accounting firm to provide for the year. Management and the independent registered public accounting firm must each confirm to the Committee that each non-audit and non-audit-related service on the list is permissible under all applicable legal requirements. In addition to the list of anticipated non-audit and non-audit-related services, a budget estimating non-audit and non-audit-related service spending for the fiscal year would be provided. The Committee must approve both the list of permissible non-audit and non-audit-related services and the budget for such services. The Committee must be informed routinely as to the non-audit and non-audit-related services actually provided by the independent registered public accounting firm pursuant to this pre-approval process.

To ensure prompt handling of unexpected matters, the Committee delegates to the Chair of the Committee the authority to amend or modify the list of approved and permissible non-audit and non-audit-related services and fees. The Chair reports any action taken to the Committee at the next Committee meeting. The Committee expressly does not delegate to management the Committee’s responsibility to pre-approve services performed by the independent registered public accounting firm.

The independent registered public accounting firm must ensure that the Committee has approved all services provided to CDI. The independent registered public accounting firm’s fees, as compared to the budget for such services, are tracked and reported to the Committee on a regular basis.

Report of the Audit Committee

The Audit Committee of CDI’s Board is comprised of three directors, all of whom meet the standards of independence adopted by the NYSE and the SEC. The Board has determined that Mr. Kozich is an audit committee financial expert, as defined in the rules of the SEC.

The Audit Committee assists the Board in fulfilling its oversight responsibilities by (a) reviewing the financial reports and other financial information provided by CDI to shareholders, the SEC and others, (b) monitoring the company’s financial reporting processes and internal control systems, (c) retaining the company’s independent registered public accounting firm (subject to shareholder ratification), (d) overseeing the company’s independent registered public accounting firm and internal auditors, and (e) monitoring CDI’s compliance with ethics policies and with applicable legal and regulatory requirements. A more complete description of the duties and responsibilities of the Committee is set forth in the Audit Committee’s charter, which has been adopted by the Board. A copy of the Audit Committee Charter can be found on CDI’s website at www.cdicorp.com.

Management is responsible for the financial reporting process (including establishing and maintaining CDI’s system of internal controls), for the preparation of consolidated financial statements in accordance with generally accepted accounting principles, and for the report on the company’s internal control over financial reporting. KPMG, the company’s independent registered public accounting firm, is responsible for auditing those financial statements and expressing an opinion as to their conformity with generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting.

The Audit Committee held ten meetings during 2010. Committee meetings were designed, among other things, to facilitate and encourage communication among members of the Committee, CDI’s management, KPMG and the internal auditors. The Committee has reviewed and discussed the audited financial statements of CDI for the year ended December 31, 2010 with management of the company and with representatives of KPMG.

Management completed the documentation, testing and evaluation of CDI’s system of internal control over financial reporting as of December 31, 2010. The Audit Committee was kept apprised of the progress of the evaluation over the course of the year and provided oversight during that process. In connection with this oversight, the Committee received periodic updates provided by management, KPMG and the internal auditors, and the Committee discussed issues raised by those updates as they arose. At the conclusion of the process, management provided the Committee with a report which concluded that the company’s internal control over financial reporting was effective as of December 31, 2010, and the Committee reviewed and discussed that report.

The Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee has received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence. The Audit Committee has satisfied itself as to the independence of KPMG.

Based on the reviews and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in CDI’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

AUDIT COMMITTEE

Lawrence C. Karlson, Chair

Ronald J. Kozich

Anna M. Seal

ANNUAL REPORT

CDI’s Annual Report to Shareholders for the year ended December 31, 2010 is being mailed to all shareholders together with this Proxy Statement. That report should not be regarded as proxy solicitation material or as a part of this Proxy Statement.

SHAREHOLDER PROPOSALS FOR NEXT YEAR’S MEETING

Shareholders of CDI are entitled to submit proposals for inclusion in the company’s 2012 proxy statement, to be considered for action at the 2012 Annual Meeting of Shareholders. Proposals so submitted must be received by CDI at its principal executive offices no later than December 22, 2011 and must comply in all other respects with applicable rules and regulations of the SEC relating to such inclusion. With respect to a shareholder proposal that is not included in CDI’s 2012 proxy statement but which properly comes before the 2012 Annual Meeting of Shareholders, if the company does not receive notice of such proposal at its principal executive offices by March 6, 2012, then the proxy solicited by the Board for the 2012 Annual Meeting of Shareholders may confer discretionary voting authority on the proxy holders with respect to such proposal.

By Order of the Board of Directors

Joseph R. Seiders, Secretary

Dated: April 20, 2011

Philadelphia, Pennsylvania

          APPENDIX A

CDI Corp.

2011 CEO Cash Bonus Plan

I. Statement and Purpose of Plan

The CDI Corp. 2011 CEO Cash Bonus Plan provides additional compensation opportunities for the Company’s Chief Executive Officer based on the achievement of pre-determined objective performance goals. Bonuses are intended to (i) provide a competitive compensation opportunity to the Company’s Chief Executive Officer, (ii) establish a strong pay-for-performance approach to the compensation of the Company’s Chief Executive Officer and (iii) satisfy the “qualified performance-based compensation” exception under section 162(m) of the Code and Treasury regulation 1.162-27(e).

II. Definitions

A. “Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the specified Person.

B. “Board” means the Board of Directors of the Company.

C. “Bonus” means a bonus that is payable hereunder based on the achievement of pre-established and specified objective Performance Goals (Bonuses may not be subjective). All Bonuses are intended to be “qualified performance-based compensation” under section 162(m) of the Code and Treasury regulation 1.162-27(e), including any successor provision.

D. “Code” means the Internal Revenue Code of 1986, as amended.

E. “Committee” means a committee of the Board comprised exclusively of two or more members of the Board who are non-employee “outside directors” within the meaning of section 162(m)(4)(C) of the Code and Treasury regulation 1.162-27(e)(3).

F. “Company” means CDI Corp., a Pennsylvania corporation.

G. “Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

H. “Determination Date” means the date upon which the Committee determines Performance Goals and Bonus opportunities for the Participant. The Determination Date with respect to any Bonus must be no later than the earlier of (1) 90 days after the commencement of the relevant Performance Period and (2) the date upon which 25% of the relevant Performance Period has elapsed.

I. “Participant” means the Chief Executive Officer of the Company.

J. “Performance Goal” means an objective measure of performance, the achievement of which is substantially uncertain at the time such goal is established, which is used to determine the Participant’s Bonus and is established by the Committee not later than the applicable Determination Date. Performance Goals may be measured on an absolute or relative basis. Relative performance may be measured against an external index, such as, by way of example and not limitation, a group of peer companies, industry groups or a financial market index. Performance Goals must be based upon one of the following measures: (i) the price or value of Stock, (ii) the market share of the Company, its Subsidiaries or Affiliates (or any business unit thereof), (iii) sales by the Company, its Subsidiaries or Affiliates (or any business unit thereof), (iv) earnings per share of Stock, (v) net income per share (diluted or otherwise), (vi) return on stockholder equity of the Company, (vii) costs of the Company, its Subsidiaries or Affiliates (or any business unit thereof), (viii) cash flow of the Company, its Subsidiaries or Affiliates (or any business unit thereof), (ix) return on total assets of the Company, its Subsidiaries or Affiliates (or any business unit thereof), (x) return on invested capital of the Company, its Subsidiaries or Affiliates (or any business unit thereof), (xi) return on net assets of the Company, its Subsidiaries or Affiliates (or any business unit thereof), (xii) operating income of the Company, its Subsidiaries or Affiliates (or any business unit thereof), (xiii) net income of the Company, its Subsidiaries or Affiliates (or any business unit thereof), (xiv) earnings (or net income) before interest, taxes, depreciation and amortization of the Company, its Subsidiaries or Affiliates (or any business unit thereof), (xv) direct margin of the Company, its Subsidiaries or Affiliates (or any business unit thereof), (xvi) profits (pre- or post-tax) of the Company, its Subsidiaries or Affiliates (or any business unit thereof), (xvii) direct margin dollars of the Company, its Subsidiaries or Affiliates (or any business unit thereof) or (xviii) any other financial or other measurement deemed appropriate by the Committee, as it relates to the results of operations or other measurable progress of the Company, its Subsidiaries or Affiliates (or any business unit thereof).

K. “Performance Period” means a period of one or more consecutive fiscal years, or portions thereof, of the Company as established by the Committee during which performance is measured for the purpose of determining the extent to which a Performance Goal is achieved. Nothing in this Plan shall prevent the Committee from establishing a Performance Period that commences prior to the termination of one or more other Performance Periods.

L. “Person” means any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

M. “Plan” means the CDI Corp. 2011 CEO Cash Bonus Plan herein set forth, as amended from time to time.

N. “Stock” means the common stock of the Company, par value $0.10 per share.

O. “Subsidiary” means, at any relevant time, any corporation or other entity of which 50% or more of the total combined voting power of all classes of stock (or other equity interests in the case of an entity other than a corporation) entitled to vote is owned, directly or indirectly, by the Company.

III. Eligibility

The Chief Executive Officer of the Company shall be the sole Person eligible to participate in the Plan.

IV. Administration

A. General. The Committee shall have the authority, subject to the provisions herein, (A) to establish and administer the Performance Goals and the Bonus opportunities applicable to the Participant and certify whether the Performance Goals have been attained; (B) to construe and interpret the Plan and any agreement or instrument entered into under or in connection with the Plan; (C) to establish, amend, and waive rules and regulations for the Plan’s administration; and (D) to make all other determinations that may be necessary or advisable for the administration of the Plan. Any determination by the Committee pursuant to the Plan shall be final, binding and conclusive on the Participant and anyone claiming under or through the Participant. Neither the Committee, nor any member of the Committee, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Committee shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law.

B. Adjustments. To the extent that a Performance Goal is based on, or calculated with respect to, the Company’s Stock (such as earnings per share, net income per share, book value per share or other similar measures), then in the event of any corporate transaction involving the Company (including, without limitation, any subdivision or combination or exchange of the outstanding shares of common stock, stock dividend, stock split, spin-off, split-off, recapitalization, capital reorganization, liquidation, reclassification of shares of common stock, merger, consolidation, extraordinary cash distribution, or sale, lease or transfer of substantially all of the assets of the Company), the Committee shall make or provide for such adjustments in such Performance Goal as the Committee may in good faith determine to be equitably required in order to prevent dilution or enlargement of the benefits of the Participant hereunder (provided that any such adjustment shall be made in accordance with Code section 162(m) and the regulations thereunder).

V. Bonuses

A. No later than the Determination Date for each Performance Period, the Committee shall establish in writing (i) the Performance Goals applicable to the Participant (including, as the Committee deems advisable, threshold, target, maximum and other levels of performance) and how such Performance Goals shall be calculated, (ii) the Participant’s target and, if applicable, threshold, maximum and other Bonus opportunities for such Performance Period and (iii) the method for computing the amount of Bonuses that may be payable under the Plan for such Performance Period if the Performance Goals are attained in whole or in part.

B. The maximum aggregate Bonuses that may be payable to the Participant under the Plan with respect to any fiscal year shall not exceed $3,000,000.

C. Bonuses shall be paid as provided under this Plan for any Performance Period only upon the attainment of the Performance Goals established by the Committee with respect to such Performance Period. The Committee shall have no discretion to increase the amount of Bonuses that would otherwise be due upon attainment of the relevant Performance Goals; provided, however, that the Committee may exercise negative discretion within the meaning of Treasury regulation 1.162-27(e)(2)(iii)(A) with respect to any Bonus hereunder to reduce any amount that would otherwise be payable hereunder.

D. Payment of any Bonus pursuant to this Plan shall be contingent upon an affirmative vote of the stockholders of the Company approving the Plan in a manner sufficient to satisfy the applicable requirements of Code section 162(m) and the regulations promulgated thereunder. Unless and until such stockholder approval is obtained, no Bonus shall be paid pursuant to this Plan.

E. Payment of any Bonuses pursuant to this Plan shall be contingent upon the Committee’s certifying in writing that the Performance Goals and any other material terms applicable to such Bonuses were in fact satisfied, in accordance with applicable regulations under Code section 162(m). Unless and until the Committee so certifies, such Bonuses shall not be paid.

VI. Payment of Bonuses; Tax Withholdings

A. Any Bonus earned during a fiscal year shall be paid to the Participant within two weeks after the delivery of audited financial statements to the Company for such fiscal year, but in no event later than March 15th of the fiscal year following the fiscal year in which the Bonus was earned; provided, however, that unless otherwise provided in the Participant’s employment agreement with the Company, if the Participant’s employment terminates prior to the Bonus payment date for any reason, the Participant shall not be entitled to any Bonuses under the Plan that have not been paid as of such termination. Notwithstanding the foregoing, earned Bonuses shall be subject to mandatory deferral as provided in the Participant’s employment agreement with the Company, if any, and may be deferred at the election of the Participant under the Company’s other incentive plans in accordance with the terms thereof (in no event shall any deferral election be made later than December 31st of the calendar year immediately preceding the calendar year in which the Performance Period to which such Bonus relates begins).

B. The Company shall have the right to deduct from all Bonuses payable hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such payments.

VII. Amendment, Termination and Term of Plan

The Committee, without the consent of the Participant, may at any time terminate or from time to time amend the Plan in whole or in part, whether prospectively or retroactively, including in any manner that adversely affects the rights of the Participant; provided, however, that no amendment that would require the consent of the stockholders of the Company pursuant to section 162(m) of the Code shall be effective without such consent. Unless terminated earlier by the Committee, the Plan shall terminate on December 31, 2015 (provided that any earned Bonus that is unpaid as of such date shall continue to be payable in accordance with the terms of the Plan).

VIII. Interpretation and Construction

A. No provision of the Plan shall constitute an employment agreement or affect the duration of the Participant’s employment with the Company or a Subsidiary. Both the Participant and the Company shall remain free to terminate employment at any time to the same extent as if the Plan had not been adopted.

B. Any provision of the Plan that could be construed to prevent Bonuses from qualifying for deductibility under section 162(m) of the Code or Treasury regulation 1.162-27(e) shall, to such extent, be disregarded.

IX. Governing Law

The terms of this Plan shall be governed by the laws of the State of Pennsylvania, without reference to the conflicts of laws principles thereof.

*        *        *        *        *

          APPENDIX B

CDI Corp.

Stock Purchase Plan for Management Employees and Non-Employee Directors

Article 1. General Description

The CDI Corp. Stock Purchase Plan for Management Employees and Non-Employee Directors (the “Plan”) provides designated management employees and non-employee members of the Company’s Board of Directors with the opportunity to purchase the Common Stock of CDI Corp. on a pre-tax basis. In addition, many Participants will be eligible to receive an additional contribution of Common Stock from the Company.

Under the Plan, management employees use a portion of their Annual Bonus Awards and non-employee directors use a portion of their Directors’ Fees to purchase “units”, each of which represents one share of Common Stock. After a Vesting Period elapses, a number of shares of Common Stock equal to the number of “units” which have vested will be delivered to the Participant.

Article 2. Purpose

The purpose of this Plan is to provide an effective method of compensating selected management employees and non-employee directors of the Company, to align the interests of such individuals with the interests of the Company’s shareholders and, accordingly, provide financial rewards which will allow the Company to (i) attract and retain management personnel and non-employee directors of outstanding ability, (ii) strengthen the Company’s capability to develop and maintain a highly-skilled and motivated management team and Board of Directors, (iii) provide an effective means for selected management employees and non-employee directors to acquire and maintain ownership of Common Stock, (iv) motivate selected management employees to achieve long-range performance goals and objectives and (v) provide incentive compensation opportunities competitive with those of other major corporations.

Article 3. Definitions

The following terms, as used herein, shall have the meanings set forth below, unless a different meaning is clearly required by the context:

3.1 “Annual Bonus Award” means an incentive payment made pursuant to the management bonus program applicable to an Eligible Employee of the Company.

3.2 “Board” means the Board of Directors of CDI Corp.

3.3 “Cause” shall be deemed to exist, with respect to a Director Participant, only if the Board determines, in accordance with the Company’s by-laws, that grounds exist for the removal of the Director. With respect to an Employee Participant, Cause shall have the same meaning as is set forth in his or her employment agreement with the Company. If there is no such agreement, then Cause shall mean any of the following:

(i) rendering services while under the influence of alcohol or illegal drugs;

(ii) performing any act of dishonesty, other than an act with immaterial consequences, in rendering services to the Company, including, without regard to materiality, falsification of records, expense accounts or other reports;

(iii) conviction, whether by judgment or plea, of any crime which constitutes a felony or which constitutes a misdemeanor involving violence, fraud, embezzlement, or theft;

(iv) violation of any law or agreement which results in the entry of a judgment or order enjoining or preventing the Employee Participant from such activities as are essential for the Employee Participant to perform services for the Company;

(v) violation of any of the Company’s policies which provide for termination of employment as a possible consequence of such violation;

(vi) engaging in conduct which is injurious (other than to an immaterial extent) to the Company;

(vii) the Company’s receipt of reliable information from any source of the Employee Participant entering into or intending to enter into competition with the Company; or

(viii) refusal to perform such duties as may be delegated or assigned to the Employee Participant, consistent with the Employee Participant’s position, by his or her supervisor.

3.4 “Code” means the Internal Revenue Code of 1986, as amended.

3.5 “Committee” means the Compensation Committee of the Board of Directors of CDI Corp. or its successor.

3.6 “Common Stock” means the common stock, par value of $0.10, of CDI Corp.

3.7 “Company”, as the context requires, means CDI Corp., CDI Corp. and its Subsidiaries or the individual Subsidiary of CDI Corp. that employs an Eligible Employee. As applied to Director Participants, Company shall mean only CDI Corp.

3.8 “Director’s Fees” means retainer fees paid by the Company in any Director Year to a non-employee member of the Board.

3.9 “Director Participant” means an Eligible Director who has purchased SPP Units pursuant to Article 5 of the Plan.

3.10 “Director Year” means the one year period between consecutive annual meetings of the shareholders of the Company.

3.11 “Disability” means a physical, mental or other impairment within the meaning of section 22(e)(3) of the Code.

3.12 “Effective Date” means, originally January 1, 1998.

3.13 “Eligible Director” means any Independent Director, who has been designated as eligible to participate in the Plan by the Committee.

3.14 “Eligible Employee” means an employee of the Company, including a member of a group of employees identified by job classification, who has been designated as eligible to participate in the Plan by the Committee.

3.15 “Employee Participant” means an Eligible Employee who has purchased SPP Units pursuant to Article 4 of the Plan.

3.16 “Fair Market Value” means the closing price of actual sales of Common Stock on the New York Stock Exchange composite tape on a given date or, if there are no such sales on such date, the closing price of Common Stock on such Exchange on the last preceding date on which there was a sale.

3.17 “Fiscal Year” means the fiscal year of the Company, which ends each December 31.

3.18 “Independent Director” means any member of the Board of Directors of CDI Corp., who is not an employee of the Company.

3.19 “Outside Director” means an Independent Director who meets the definition of an “outside director” under Treasury Regulation § 1.162-27(e)(3) and who is independent of the Company within the meaning of applicable New York Stock Exchange rules.

3.20 “Participant” means an Employee Participant or Director Participant.

3.21 “Personal Representative” means the person or persons who, upon the death or Disability of a Participant, shall have acquired, by will or by the laws of descent and distribution or by other legal proceedings, the right to any SPP Unit or underlying share of Common Stock.

3.22 “Plan” means the Stock Purchase Plan for Management Employees and Non-Employee Directors.

3.23 “Retirement” means an Employee Participant’s leaving the employ of the Company:

(i) on or after the date on which the Participant attains 60 years of age and 20 years of service, or 62 years of age and 15 years of service, or 65 years of age and 5 years of service; or

(ii) on such earlier date as may be approved by the Committee in its sole discretion.

3.24 “SPP Account” means the account maintained for a Participant on the books of the Company in which is recorded, as necessary under the Plan, all information related to purchases of SPP Units under the Plan.

3.25 “SPP Unit” means a book entry unit that is entered in a Participant’s SPP Account representing a right to one share of Common Stock upon the satisfaction of the Vesting Period applicable to such SPP Unit and upon the satisfaction of any other conditions which the Committee may deem advisable.

3.26 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company (or any subsequent parent of the Company) if each of the corporations other than the last corporation in the unbroken chain owns 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.27 “Vesting Period” means that period of time which must elapse following a Participant’s purchase of an SPP Unit, or the Company’s matching contribution of an SPP Unit, before Common Stock is issued in exchange for such SPP Units.

Article 4. Employee Participation

An Eligible Employee participates in the Plan by using a portion of his or her Annual Bonus Award to purchase SPP Units. Participation is either mandatory or voluntary.

4.1 Mandatory Participation.

(i) In General. Certain Eligible Employees designated by the Committee, in accordance with procedures established by the Committee, no later than December 31 of the calendar year preceding the calendar year during which services are to be performed with respect to such Eligible Employees’ Annual Bonus Awards, are required to purchase SPP Units and shall automatically have 25%, or such other percentage as the Committee shall determine at the time of such designation, of the pre-tax amount of their Annual Bonus Awards withheld and used to purchase SPP Units.

(ii) First Year of Eligibility. Notwithstanding the foregoing, with respect to an Eligible Employee’s first year of eligibility only, the Committee may designate an Eligible Employee for mandatory participation (as described in subsection (i) above), on any date during the calendar year in which services are to be performed with respect to such Eligible Employee’s Annual Bonus Award, but no later than 30 days after the date such Eligible Employee first becomes eligible to participate in the Plan. Such mandatory participation shall only apply with respect to compensation paid for services performed after the Committee designates such Eligible Employee for mandatory participation pursuant to this Section.

(iii) For purposes of this Section 4.1, effective December 31, 2008 and thereafter, any designation made by the Committee regarding an Eligible Employee’s mandatory participation pursuant to this Section 4.1 shall renew and be effective without any action required by the Committee for each succeeding year, unless modified by the Committee no later than December 31 of the calendar year preceding the year in which such modified, or eliminated, mandatory participation is to be effective. The Committee’s designation or renewed designation, if applicable, of an Eligible Employee’s mandatory participation for a calendar year shall be irrevocable.

4.2 Voluntary Participation. Any Eligible Employee (including any Eligible Employee designated to participate on a mandatory basis pursuant to Section 4.1) may participate on a voluntary basis by electing pursuant to Section 4.5 to have up to 25%, or such other maximum percentage as the Committee may determine, of the pre-tax amount of his or her Annual Bonus Award withheld and used to purchase SPP Units. For those Eligible Employees described in Section 4.1, this amount is in addition to the automatic, required withholding described in Section 4.1.

4.3 Company Matching Contributions. Unless otherwise determined by the Committee, the Company shall make a matching contribution to an Employee Participant’s SPP Account of one SPP Unit for every three SPP Units purchased by the Employee Participant through voluntary participation pursuant to Section 4.2, but shall not match SPP Units purchased through mandatory participation pursuant to Section 4.1.

4.4 Calculation of SPP Units and Crediting of SPP Accounts. The number of SPP Units which shall be credited to an Employee Participant’s SPP Account shall be calculated by dividing the total amount withheld pursuant to Sections 4.1 and 4.2 above, by the Fair Market Value of a share of Common Stock on the date the Employee Participant’s SPP Account is credited. Employee Participants’ SPP Accounts shall be so credited as soon as is practicable following the public release of the Company’s audited financial results for the Fiscal Year for which the applicable Annual Bonus Award is being calculated.

4.5 Employee Participant Elections.

(i) In General. An Eligible Employee must notify the Committee by such time as the Committee determines, which shall be no later than December 31 of the year preceding the year during which services are performed with respect to such Eligible Employee’s Annual Bonus Award, of the percentage of such Annual Bonus Award that such Eligible Employee voluntarily elects to use to purchase SPP Units pursuant to Section 4.2, if any, and the number of years that such Eligible Employee elects to have in the Vesting Period for SPP Units to be purchased pursuant to Sections 4.1 and/or 4.2.

(ii) First Year of Eligibility. Notwithstanding the foregoing, with respect to an Eligible Employee’s first year of eligibility only, such Eligible Employee may make an election described in subsection (i) above during the calendar year in which services are to be performed with respect to such Eligible Employee’s Annual Bonus Award, but no later than 30 days after the date such Eligible Employee first becomes eligible to participate in the Plan. Such election shall only apply with respect to compensation paid for services performed after the election date.

(iii) If an Eligible Employee fails to make such an election, the Eligible Employee shall be deemed to have elected not to make any voluntary purchases of SPP Units for that year and to have elected a three year Vesting Period for any SPP Units involuntarily purchased pursuant to Section 4.1. An Eligible Employee’s election to voluntarily purchase SPP Units pursuant to Section 4.2 and election of a Vesting Period pursuant to Section 6.1 for a calendar year shall be irrevocable.

Article 5. Director Participation

An Eligible Director participates in the Plan by using a portion of his or her Director’s Fees to purchase SPP Units. Participation is either mandatory or voluntary.

5.1 Mandatory Participation.

(i) In General. Certain Eligible Directors designated by the Board, in accordance with procedures established by the Board, no later than December 31 of the calendar year preceding the Director Year during which services are to be performed with respect to such Eligible Director’s Director’s Fees, are required to purchase SPP Units and shall automatically have a percentage, determined by the Board at the time of such designation, of the pre-tax amount of their Director’s Fees withheld and used to purchase SPP Units.

(ii) First Year of Eligibility. Notwithstanding the foregoing, with respect to an Eligible Director’s first year of eligibility only, the Board may designate an Eligible Director for mandatory participation (as described in subsection (i) above), on any date during the calendar year in which services are to be performed with respect to such Eligible Director’s Director’s Fees, but no later than 30 days after the date such Eligible Director first becomes eligible to participate in the Plan. Such mandatory participation shall only apply with respect to compensation paid for services performed after the Board designates such Eligible Director for mandatory participation pursuant to this Section.

(iii) For purposes of this Section 5.1, effective December 31, 2008 and thereafter, any designation made by the Board regarding an Eligible Director’s mandatory participation pursuant to this Section 5.1 shall renew and be effective without any action required by the Board for each succeeding year, unless modified by the Board no later than December 31 of the calendar year preceding the year in which such modified, or eliminated, mandatory participation is to become effective. The Board’s designation or renewed designation, if applicable, of an Eligible Director’s mandatory participation for a calendar year shall be irrevocable.

5.2 Voluntary Participation. Any Eligible Director (including any Eligible Director designated to participate on an involuntary basis pursuant to Section 5.1) may participate on a voluntary basis by electing pursuant to Section 5.5 to have up to 100% (or such lesser amount of Director’s Fees remaining available as a result of such Eligible Director’s having been designated to participate pursuant to Section 5.1) of the pre-tax amount of their Director’s Fees withheld and used to purchase SPP Units.

5.3 Company Matching Contributions. Unless otherwise determined by the Board, the Company shall make a matching contribution to a Director Participant’s SPP Account of one SPP Unit for every three SPP Units purchased by the Director Participant through voluntary participation pursuant to Section 5.2, but shall not match SPP Units purchased through mandatory participation pursuant to Section 5.1.

5.4 Calculation of SPP Units and Crediting of SPP Accounts. The number of SPP Units that shall be credited to a Director Participant’s SPP Account shall be calculated by dividing the total amount withheld pursuant to Sections 5.1 and 5.2 above, by the Fair Market Value of a share of Common Stock on the date the Director Participant’s SPP Account is credited.

5.5 Eligible Director Elections.

(i) An Eligible Director must notify the Board by such time as the Board determines, which shall be no later than December 31 of the calendar year preceding the Director Year during which services will commence with respect to such Eligible Director’s Director’s Fees, of the percentage of such Director’s Fees that the Eligible Director voluntarily elects to use to purchase SPP Units pursuant to Section 5.2, if any, and the number of years that the Eligible Director elects to have in the Vesting Period for SPP Units to be purchased pursuant to Sections 5.1 and/or 5.2.

(ii) First Year of Eligibility. Notwithstanding the foregoing, with respect to an Eligible Director’s first year of eligibility only, such Eligible Director may make an election described in subsection (i) above during the calendar year in which services are to be performed with respect to such Eligible Director’s Director’s Fees, but no later than 30 days after the date such Eligible Director first becomes eligible to participate in the Plan. Such election shall only apply with respect to compensation paid for services performed after the election date.

(iii) If the Eligible Director fails to make such an election, the Eligible Director shall be deemed to have elected not to make any voluntary purchases of SPP Units for the following Director Year and to have elected a three year Vesting Period for any SPP Units involuntarily purchased pursuant to Section 5.1. An Eligible Director’s election to voluntarily purchase SPP Units pursuant to Section 5.2 and election of a Vesting Period pursuant to Section 6.1 for the following Director Year shall be irrevocable.

Article 6. Vesting

6.1 All SPP Units purchased or contributed to a Participant’s SPP Account for a particular year shall be subject to a Vesting Period of from three to ten years, as chosen by the Participant. A Vesting Period chosen for a particular year’s SPP Units shall be applicable to all SPP Units acquired for that year and shall run from the date the SPP Units are credited to the Participant’s SPP Account.

6.2 When a Vesting Period elapses, a certificate for a number of shares of Common Stock equal to the number of SPP Units which were subject to the elapsed Vesting Period shall be delivered to the Participant, and the SPP Units shall be cancelled.

6.3 If a Participant’s employment or service with the Company terminates before the Vesting Period applicable to any SPP Unit has elapsed, the following shall apply:

(i) If the termination occurs less than three years after the SPP Units are credited to the Participant’s SPP Account and is by the Company for Cause or as a result of the Participant’s resignation (except for Retirement), the Participant shall receive, in cash and not Common Stock, the lesser of the total amounts withheld pursuant to Sections 4.1 and 4.2, or Sections 5.1 and 5.2, as applicable, or the then Fair Market Value of the Common Stock. Any SPP Units credited pursuant to Sections 4.3 and 5.3 shall be forfeited.

(ii) If the termination occurs for any reason more than three years after the SPP Units are credited to the Participant’s SPP Account, then the unvested SPP Units shall immediately vest and a number of shares of Common Stock equal to the number of such SPP Units shall be delivered to the Participant or his or her Personal Representative.

(iii) If the termination occurs at any time after the SPP Units are credited to the Participant’s SPP Account due to the Participant’s Retirement or Disability or for any other reason other than Cause or the Participant’s resignation, then the unvested SPP Units shall immediately vest and a number of shares of Common Stock equal to the number of such SPP Units shall be delivered to the Participant or his or her Personal Representative. (For this purpose, a Director’s choice not to stand for re-election as a Director shall be treated as a Retirement.)

Article 7. Dividends

No dividends shall be payable hereunder with respect to any SPP Unit. In lieu thereof, at such time as SPP Units become vested hereunder, the Participant’s SPP Account will be credited with that number of additional whole shares of Common Stock that can be purchased (based on the Fair Market Value of Common Stock when the SPP Units vest) with the sum of the dividends that would have been paid with respect to an equal number of shares of Common Stock between the grant date of such SPP Units and the date on which those SPP Units vest.

Article 8. Stock Ownership Requirements

Certain Participants in the Plan shall be required to adhere to the common stock ownership requirements specified from time to time by CDI Corp., a copy of which shall be delivered to each such Participant.

Article 9. Administration

9.1 General. The Committee shall administer the Plan. The Committee shall be composed entirely of persons who are Outside Directors.

9.2 Powers of Committee. The Committee shall have all necessary powers to administer the Plan including, without limitation, the power to:

(i) interpret the Plan, adopt regulations for carrying out the Plan, and make changes in such regulations as it shall, from time to time, deem advisable; and

(ii) designate, in its sole discretion, Eligible Employees as Participants in the Plan.

9.3 Plan Interpretation. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned.

9.4 Responsibilities and Reports. The Committee may, pursuant to a written instruction, delegate specific duties and responsibilities to other named persons; provided, however, that any such delegation may not violate or otherwise contravene any requirement of applicable law. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports that are furnished by any accountant, controller, counsel, or other person who is employed or engaged for such purposes.

Article 10. Effective Date, Termination and Amendment of Plan

The Plan originally became effective January 1, 1998. The Board shall have the power to amend, suspend or terminate the Plan at any time, provided that no such amendment shall be made without stockholder approval which shall (i) increase (except as provided in Section 11.3) the total number of shares available for issuance pursuant to the Plan; (ii) change the individuals eligible to be Participants; or (iii) change the provisions of this Article 10. Termination of the Plan pursuant to this Article 10 shall not affect SPP Units outstanding under the Plan at the time of termination.

Article 11. General Provisions

11.1 Limits as to Transferability. SPP Units may not be pledged, assigned, transferred or otherwise hypothecated, except by will or by the laws of descent and distribution, and any attempt to do so shall be void and the relevant SPP Units shall be forfeited.

11.2 Shares Available Under the Plan. A total of 375,000* shares of Common Stock, subject to adjustment in accordance with Section 11.3, shall be available for issuance under the Plan with respect to all SPP Units granted hereunder, including those granted before the date of this amendment and restatement. The Common Stock to be offered under the Plan shall be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. When SPP Units are granted, the number of shares of Common Stock subject to such Units shall be reserved for issuance out of the shares of Common Stock remaining available for issuance under the Plan.

*	proposed to be increased to 575,000, subject to shareholder approval

11.3 Adjustments Upon Changes in Capitalization. In the event of a reorganization, recapitalization, stock split, spin-off, split-off, split-up, stock dividend, issuance of stock rights, combination of shares, merger, consolidation or any other change in the corporate structure of the Company affecting Common Stock, or any distribution to stockholders other than a cash dividend, the Board shall make appropriate adjustment in the number and kind of shares authorized by the Plan and any other adjustments to outstanding SPP Units as it determines appropriate. No fractional shares of Common Stock shall be issued pursuant to such an adjustment. The Fair Market Value of any fractional shares resulting from adjustments pursuant to this Section shall, where appropriate, be paid in cash to the Participant.

11.4 Nonuniform Determinations. The Committee’s determinations under the Plan, including without limitation, the determination of Eligible Employees, need not be uniform and may be made by it selectively among Participants whether or not such Participants are similarly situated.

11.5 No Right to Employment or Continued Service. Nothing contained in the Plan, or any SPP Unit granted pursuant to the Plan, shall confer upon any Employee any right with respect to continuance of employment by the Company, nor interfere in any way with the right of the Company to terminate the employment of any Employee at any time.

11.6 Employment Transfers. For purposes of this Plan, a transfer of employment between the Company and a Subsidiary of the Company shall not be deemed a termination of employment.

11.7 Tax Withholding. Participants shall be responsible for making appropriate provisions for all taxes, including, without limitation, federal, state, local or foreign income or payroll taxes, required by law to be withheld in connection with the delivery of shares of Common Stock or other payment pursuant to this Plan.

(i) Delivery of Payment. No delivery of Common Stock or other payment under this Plan shall be made unless the Participant entitled to such delivery or payment has made appropriate provisions in accordance with this Section 11.7, within 60 days of first becoming entitled to such delivery or payment. Failure by a Participant to make such provision within that 60 day period shall constitute agreement by the Participant to have the Company withhold from the delivery or payment otherwise to be made hereunder, that number of shares of Common Stock that has a Fair Market Value, on the date of delivery or payment, equal to the Participant’s tax obligation. Any dividend payable with respect to shares of Common Stock withheld by the Company pursuant to the provisions of this Section 11.7 (for example a dividend paid with respect to shares having a record date for such dividend within the 60 day period described herein) shall be withheld and applied to the Participant’s withholding obligation either directly or by way of reimbursement to the Company for any such payment.

(ii) Dividends. All dividends or other cash payments to be made to any Participant under this Plan shall be paid net of any required withholdings as described in this Section 11.7.

11.8 Governing Law. To the extent that Federal laws (such as the Securities Exchange Act of 1934, the Code or the Employee Retirement Income Security Act of 1974) do not control, the Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the Commonwealth of Pennsylvania, without reference to the principles of conflict of laws thereof, and construed accordingly.

11.9 Funding; Unsecured Status. The Company shall not be required to segregate or hold separately from its general assets any amounts credited to a Participant’s SPP Account, and shall be under no obligation whatsoever to fund in advance any amounts under the Plan. The right of a Participant to receive any amounts or shares of Common Stock under the Plan shall be an unsecured claim against the general assets of the Company.

11.10 Shareholder Rights and Privileges. Except as specifically provided herein, with respect to the right to vote or to receive dividends, a Participant shall have no rights as a shareholder with respect to any shares of

Common Stock until the issuance of a stock certificate, or equivalent entry on the books of the Company’s transfer agent, to the Participant representing such shares.

11.11 Compliance with Code Section 409A. Notwithstanding any provision of the Plan to the contrary, if (i) a Participant is entitled to receive any payment under the Plan by reason of his ‘separation from service’ (as such term is defined in Code Section 409A) other than as a result of his death, (ii) the Participant is a ‘specified employee’ within the meaning of Code Section 409A for the period in which the payment would otherwise be made, and (iii) such payment would otherwise subject the Participant to any tax, interest or penalty imposed under Code Section 409A (or any regulation promulgated thereunder) if such payment would be made within six months of a termination of the Participant’s employment, then such payment shall not be made until the first day which is at least six months after the termination of the Participant’s employment.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the annual meeting date.

INTERNET http://www.proxyvoting.com/cdi Use the Internet to vote your proxy. Have your proxy card with you when you access the website.

OR

TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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The Board of Directors recommends a vote FOR each of the nominated directors in Proposal 1, FOR Proposals 2, 4, 5 and 6, and in favor of ONE YEAR for Proposal 3.	Please mark your votes as indicated in this example	☒

		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
1.	ELECTION OF DIRECTORS	☐	☐	☐

The eight nominees are:

01	Paulett Eberhart	05 Ronald J. Kozich
02	Michael J. Emmi	06 Anna M. Seal
03	Walter R. Garrison	07 Albert E. Smith
04	Lawrence C. Karlson	08 Barton J. Winokur

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name or number in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN

2.	Advisory vote on executive compensation	☐	☐	☐

	1 YEAR	2 YEARS	3 YEARS	ABSTAIN

3.	Advisory vote on the frequency of future advisory votes on executive compensation ☐	☐	☐	☐

		FOR	AGAINST	ABSTAIN

4.	Proposal to approve the 2011 CEO Cash Bonus Plan	☐	☐	☐

		FOR	AGAINST	ABSTAIN

5.	Proposal to approve an amendment to the Stock Purchase Plan for Management Employees and Non-Employee Directors	☐	☐	☐

		FOR	AGAINST	ABSTAIN

6.	Proposal to ratify the appointment of KPMG LLP as CDI’s independent registered public accounting firm for 2011	☐	☐	☐

		Mark Here for Address Change or Comments		☐
SEE REVERSE

NOTE:	Please sign exactly as name appears on this proxy card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, corporate officer or partner, please give full title as such.

Signature	Signature	Date

Your vote is important to us. Please promptly mail back this proxy card or vote online or by phone. See the other side for instructions on how to vote by Internet or telephone.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

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PROXY	CDI CORP.

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

This Proxy is Solicited on Behalf of the Board of Directors

Each shareholder signing this Proxy hereby appoints Joseph R. Seiders and Craig H. Lewis, and each of them acting individually, each with the power to appoint his substitute, as proxies and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of CDI Corp. held of record by the signer on March 15, 2011, at CDI Corp.’s annual meeting of shareholders to be held on May 17, 2011, or any adjournments or postponements thereof. In the event that any other matter may properly come before the meeting or any adjournment or postponement thereof, the named proxies are each authorized to vote upon such matter at their discretion. Each shareholder signing this Proxy acknowledges receipt of the Proxy Statement dated April 20, 2011 and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Secretary of CDI Corp. gives notice of such revocation.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION TO THE BOARD OF DIRECTORS OF ALL EIGHT NOMINEES LISTED IN PROPOSAL ONE ON THE REVERSE SIDE HEREOF, FOR PROPOSALS TWO, FOUR, FIVE AND SIX, AND, ON PROPOSAL THREE, TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY ONE YEAR. WITH RESPECT TO ANY OTHER MATTERS OF BUSINESS PROPERLY BEFORE THE MEETING, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS THE NAMED PROXIES SHALL DECIDE.

Address Change/Comments
(Mark the corresponding box on the reverse side)
BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be signed on the other side)

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